As filed with the Securities and Exchange Commission on December 11, 1996
=========================================================================
Registration No. 333-14665
==========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           _________________________

                               SUNBASE ASIA, INC.
             (Exact Name of Registrant as specified in its charter)


      Nevada                         3562                        94-1612110
(State or Jurisdiction   (Primary Standard Industrial      (IRS Employer
of incorporation          Classification Code Number)       Identification No.)
or organization)
                              ____________________

19/F, First Pacific Bank Centre                            William McKay
     51-57 Gloucester Road                                2240 Buena Vista
      Wanchai, Hong Kong                             Irwindale, California 91706
       (852) 2877-3830                                     (818) 358-0181
(Address and telephone number,                    (Name, address and telephone
including area code of Registrant's                number of agent for service)
principal executive offices)



                                  COPIES TO:

                            David L. Ficksman, Esq.
                                Loeb & Loeb LLP
                            1000 Wilshire Boulevard
                         Los Angeles, California 90017
                                (213) 688-3698
                           Facsimile (213) 688-3460
                             ____________________

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

          If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                SUBJECT TO COMPLETION, Dated, December 11, 1996

                            PRELIMINARY PROSPECTUS
                            ----------------------

                              SUNBASE ASIA, INC.
                       1,000,000 SHARES OF COMMON STOCK
                               ($.001 PAR VALUE)



          This Prospectus relates to the sale of up to 1,000,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Sunbase Asia, Inc. (the "Company") which may be offered by certain Selling Shareholders. The Shares were acquired by the Selling Shareholders in a private placement as described under the caption "Selling Shareholders" herein. The Selling Shareholders may offer the Shares for sale as described under the caption "Plan of Distribution." The expenses of the offering, estimated at $102,672, will be paid by the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

          The Common Stock currently trades on the Nasdaq National Market ("Nasdaq") under the symbol "ASIA." On December 6, 1996, the closing sale price of the Common Stock as reported by Nasdaq was $6-5/16, per share. See "Price Range of Common Stock." Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" on page 9.



   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

 ===================================================================================
                                               Underwriting
                                              Discounts and     Proceeds to Selling
Common Stock            Price to Public(1)    Commissions(2)       Shareholders
===================================================================================


 Per Share                   $   6-5/16            N/A             $   6-5/16

 Maximum Total               $6,312,500            N/A             $6,312,500
 ===================================================================================


     (1) Based on the average of the high and low price of the Company's Common Stock as reported on the Nasdaq National Market as of December 6, 1996.

     (2) No underwriter will participate in any sales on behalf of the Selling Shareholders. See "PLAN OF DISTRIBUTION." All expenses of the offering, which are estimated to be $102,672, will be paid by the Company.

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1996

                             AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

          The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise with the Commission, each such statement being qualified in all respects by such reference, schedules and exhibits. The Registration Statement, including all exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of the fees prescribed by the Commission.


                           CURRENCY OF PRESENTATION


          The Company publishes its financial statements in Renminbi yuan, the lawful currency of the People's Republic of China ("Renminbi or "Rmb"). In this Prospectus, references to "US$" or "US dollars" are to United States dollars. Translations of amounts from Renminbi to US dollars are for the convenience of the reader and for reference only. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at any certain rate.


                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES


               Most of the Company's officers and directors and certain of the Selling Shareholders reside outside the United States and all of the assets of these persons and a substantial portion of the assets of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company's assets or such persons judgments obtained in United States courts predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against a substantial portion of the Company's assets or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated solely on the civil liability provisions of the Federal securities laws.

               The Company has been advised that no treaty exists between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of Hong Kong are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in Hong

     Kong for recovery of this debt. A Hong Kong court will only accept a foreign judgment as evidence of a debt due if: (i) the judgment is for a liquidated amount in a civil matter; (ii) the judgment is final and conclusive and has not been stayed or satisfied in full; (iii) the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Hong Kong court is unlikely to accept a judgment for an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the person in whose favor the judgment was given); (iv) the judgment was not obtained by actual or constructive fraud or duress;
     (v) the foreign court has taken jurisdiction on grounds that are recognized by the common law rules as to conflict of laws in Hong Kong (vi) the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication); (vii) the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of Hong Kong; (viii) the person against whom the judgment is given is subject to the jurisdiction of the Hong Kong court; and (ix) the judgment is not on a claim for contribution in respect of damages awarded by a judgment which does not satisfy the foregoing. Enforcement of a foreign judgment in Hong Kong may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

                              PROSPECTUS SUMMARY


               This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus.


                                 THE OFFERING





Securities........   1,000,000 shares of Common
                     Stock, $.001 par value per share,
                     offered by the Selling Shareholders.


Use of Proceeds...   The Company will not receive any
                     proceeds from this offering.


Risk Factors......   Investment in the Company
                     involves certain risks.  See "Risk
                     Factors."

NASDAQ symbol        Common Stock ........ ASIA
                     The Company's Common Stock is
                     quoted on the NASDAQ National
                     Market.



                                  THE COMPANY


         Sunbase Asia, Inc., a Nevada corporation (the "Company," which term shall include, unless the context so requires, its subsidiaries and affiliates), is engaged in the design, manufacture and distribution of a broad range of bearing products in the People's Republic of China ("China" or the "PRC"), and the United States ("US"). The Company also distributes its bearing products in Europe, Asia, South America and Africa. The Company's subsidiary in China, Harbin Bearing Company, Ltd. ("Harbin Bearing"), employs approximately 13,000 employees. Harbin Bearing is the largest precision bearing manufacturer and the third largest bearing manufacturer overall in China. Harbin Bearing produces a wide variety of precision and commercial-grade rolling-element bearings in sizes ranging from 10mm to 1000mm (internal diameter). Rolling-element bearings use small metal balls or cylinders to facilitate rotation with minimal friction and are typically used in vehicles, aircraft, appliances, machine tools, general machinery and virtually any other product that contains rotating or revolving parts. Precision bearings are bearings that are produced to more exacting dimensional tolerances and to higher performance characteristics than standard commercial bearings. The manufacturing process for precision bearings generally requires the labor of highly-skilled machinists and the use of sophisticated machine tools.

         On January 16, 1996 (effective December 29, 1995), the Company acquired Smith Acquisition Company, Inc., d/b/a Southwest Products Company ("Southwest Products"), an engineering-intensive company located in Southern California, that produces precision spherical bearings for US, European and Asian aerospace and high tech commercial applications and the US military.

         Over 90% of Harbin Bearing's sales are made to the OEM and replacement markets in China. Based on low production costs in China and the on-going world-wide demand for bearings, management intends to create a substantial export business to complement the Company's strong domestic position in the Chinese markets. Historically, Harbin Bearing export sales have been made through trade intermediaries and by receiving customer orders that are placed directly to its offices in China. Southwest Products has commenced providing and will provide engineering and technical support, and has commenced to and will market and distribute Harbin Bearing products internationally, focusing on exports of the products to the US. In addition, Southwest Products has begun to and will assist Harbin Bearing in implementing US manufacturing methods, improving quality control procedures and in developing new products at Harbin Bearing's facilities in China.

         The Company's principal executive offices are located at 19/F First Pacific Bank Centre, 51-57 Gloucester Road, Wanchai, Hong Kong, telephone
     (852) 2865-1511.

   The following is a chart of the Company's organizational structure.

                             [Chart Appears Here]

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following summary financial data (expressed in thousands) have been derived from the audited financial statements of Harbin Bearing General Factory (the predecessor operating company to Harbin Bearing) for the year ended December 31, 1993 and the audited financial statements of the Company for the years ended December 31, 1994 and 1995, and the unaudited financial statements of the Company for the nine month periods ended September 30, 1995 and 1996. All U.S. dollar amounts have been converted from Renminbi based on the exchange rate on September 30, 1996 of $1.00 US to each Rmb
     8.3 as quoted at the People's Bank of China. Due to the reorganization of the Harbin Bearing General Factory on January 1, 1994, the 1993 financial information was prepared on a pro-forma basis as if the acquisition of China Bearing and Harbin Bearing had occurred on January 1, 1993. (See the discussion after the table under the caption "Selected Consolidated Financial Information").


OPERATIONS DATA
                                           Twelve Months Ended December 31              Nine Months Ended September 30
                                 ---------------------------------------------------   ---------------------------------
                                                                                                 (UNAUDITED)
                                       1993           1994        1995        1995        1995        1996        1996
                                       RMB             RMB         RMB         US$         RMB         RMB        US$
                                     PROFORMA

Net sales                                687,064     719,842     672,359     80,812      651,070     724,960     87,345
Cost of sales                           (439,417)   (441,854)   (381,377)   (45,838)    (397,584)   (444,750)   (53,584)
Gross profit                             247,647     277,988     290,982     34,974      253,486     280,210     33,761
Selling, general and
 administrative expense.                 (91,197)    (95,218)   (113,002)   (13,582)     (77,804)    (91,731)   (11,052)
Interest expense, net                    (40,638)    (43,446)    (48,446)    (5,822)     (36,060)    (46,047)    (5,548)
Foreign exchange gain/loss-                    -         725           -                       -           -
Reorganization expenses                   (7,307)     (7,307)          -          -            -           -
Income before income taxes               108,505     132,742     129,534     15,570      139,622     142,432     17,161
Provision for income taxes               (16,700)    (22,687)    (20,472)    (2,461)     (21,497)    (23,590)    (2,842)
Income before minority
 interests                                91,805     110,055     109,062     13,109      118,125     118,842     14,319
Minority interests                       (50,495)    (58,447)    (54,967)    (6,607)     (59,168)    (64,926)    (7,823)
Net income                                41,310      51,608      54,095      6,502       58,957      53,916      6,496


BALANCE SHEET DATA

                                        AT SEPTEMBER 30, 1996
                                   ------------------------------

                                          RMB          US$

Current Assets                         1,224,827     147,571
Working Capital                          488,671      58,876
Long-Term Debt                           262,002      31,567
Minority Interests                       408,068      49,165
Shareholders' Equity                     419,880      50,587
Total Assets                           1,826,106     220,014


                                  RISK FACTORS

               The following risk factors should be carefully considered in addition to the other information contained in this prospectus:

     RISKS RELATING TO OPERATING IN CHINA.

               Because the production operations of the Company are based to a substantial extent in China, the Company (through Harbin Bearing) is subject to rules and restrictions governing China's legal and economic system as well as general economic and political conditions in that country. These include the following:

     POLITICAL AND ECONOMIC MATTERS. Under its current leadership, the Chinese government has been pursuing economic reform policies, which include the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, or that such policies will be successful if pursued. Changes in policies made by the Chinese government may result in new laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports, currency devaluations or the expropriation of private enterprise which may, in turn, adversely affect the Company. Furthermore, business operations in China can become subject to the risk of nationalization, which could result in the total loss of investments in China. Also, economic development may be limited by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure, and the potential unavailability of adequate power and water, transportation, communication networks, raw materials and parts.

     LEGAL SYSTEM. The PRC's legal system is a civil law system based on written statutes. Unlike the common law system in the United States, decided legal cases in the PRC have little value as precedents. Furthermore, the PRC does not have a well-developed body of laws governing foreign investment enterprises. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published, statements regarding these evolving policies have been conflicting, and any such policies, as administered, are likely to be subject to broad interpretation and modification, perhaps on a case-by-case basis. As the legal system in the PRC develops with respect to such new forms of enterprise, foreign investors may be adversely affected by new laws, changes in existing laws (or interpretation thereof) and the preemption of provincial or local laws by national laws. Some of the Company's operations in China are subject to administrative review and approval by various national and local agencies of the PRC government. Although management believes that the Company's operations are currently in compliance with applicable administrative requirements, there is no assurance that administrative approvals, when necessary or advisable, will be forthcoming. In addition, although China has promulgated an administrative law permitting appeal to the courts with respect to certain administrative actions, this law appears largely untested in the context of administrative approvals.

     INFLATION/ECONOMIC POLICIES. In recent years, the Chinese economy has experienced periods of rapid growth and high rates of inflation, which have, from time to time, led to the adoption by the PRC government of various corrective measures designed to regulate growth and contain inflation. In 1995, China's overall inflation rate was estimated to be 14.8%, compared to 21.4% in 1994 and 13.2% in 1993. High inflation has in the past and may in the future cause the PRC government to impose controls on prices, or to take other action which could inhibit economic activity in China, which in turn could affect demand for the Company's products. The Company carefully monitors the effects of inflation on its performance in China, and Harbin Bearing is usually able to increase its selling prices to shift a portion of its inflated costs to its customers. The price of bearing steel, the major raw material used by Harbin Bearing, remained fairly stable during 1994 and 1995 and the only major impact of inflation on Harbin Bearing's costs was on the cost of labor (due to the rising level of compensation of Harbin Bearing's employees). Due to economies of scale and improved control of Harbin Bearing's production costs, management believes that an increased inflation rate would have a favorable impact on its market position, as smaller bearing manufacturers in China would have greater difficulties in dealing with the effects of increasing inflation.

     FOREIGN CURRENCY EXCHANGE. The Renminbi, the currency of China, is not a freely convertible currency. Both conversion of Rmb into foreign currencies and the remittance of Rmb abroad are subject to PRC government approval. The Company earns the majority of its revenues, and incurs the majority of its costs, in Rmb. Prior to January 1, 1994, Rmb that were earned within the PRC were not freely convertible into foreign currencies except with government permission, at rates determined in place at swap centers, where the exchange rates often differed substantially from the official rates quoted by the People's Bank of China. On January 1, 1994, the People's Bank of China introduced a managed floating exchange rate system based on the market supply and demand and proposed to establish a unified foreign exchange inter-bank market among designated banks. In place of the official rate and the swap center rate, the People's Bank of China publishes a daily exchange rate for Rmb based on the previous day's dealings in the inter-bank market. It is expected that swap centers will be phased out in due course. However, the unification of exchange rates does not imply full convertibility of Rmb into US Dollars or other foreign currencies. Payment for imported materials and remittance of earnings outside of China are subject to the availability of foreign currency which is dependent on the foreign currency denominated earnings of the entity or allocated to the Company by the government at official exchange rates or otherwise arranged through a swap center with government approval.
     Approval for exchange at the exchange center is granted to enterprises in China for valid reasons such as purchases of imported goods and remittance of earnings. While conversion of Rmb into US Dollars or other foreign currencies can generally be effected at the exchange center, there is no guarantee that it can be effected at all times. There is still uncertainty as to how foreign investment enterprises will be treated under this new system or whether the system will be changed again in the future. In the event of shortages of foreign currency, Harbin Bearing may be unable to convert sufficient Renminbi into foreign currency to enable it to comply with foreign currency payment obligations it may have, including distributions to the Company. In the event of a depressed market in Renminbi, the cost of foreign currency could be sufficiently great to preclude Harbin Bearing from meeting foreign financial obligations it might incur in the future or from paying distributions to the Company.

     RECENT TURBULENT RELATIONS WITH THE U.S.; ENTRY INTO THE WORLD TRADE ORGANIZATION. The United States has from time to time considered revocation of China's most favored nation ("MFN") trade status, which provides China with the trading privileges available generally to trading partners of the United States, and the United States and China have recently been involved in several controversies, including over the protection in China of intellectual property rights. While the United States and China have recently reached an agreement on the protection of intellectual property rights that averted a trade war, there can be no assurance that future controversies will not arise that again threaten the status quo involving trade between the United States and China, or that the United States will not revoke or refuse to extend China's MFN status. In either of such eventualities, the business of the Company could be adversely affected. In this regard, under MFN status, US bearing tariffs are between 3.5% - 10.2%. If MFN status is lost, US tariffs would increase to 35% - 67%. In addition, the United States has announced a change in policy that may make it easier for China to join the World Trade Organization (the "WTO"), the successor to the General Agreement on Tariffs and Trade. However, if China does not joint the WTO, the Company and its customers located in China may not benefit from the lower tariffs and other privileges enjoyed by competitors located in countries which are members of the world trade system and, as a result, the Company's business could be adversely affected. However, the admission of China as a member of the WTO could lead to increased foreign competition for Harbin Bearing. If China becomes a member of the WTO, the Chinese government will likely be required to reduce import restrictions and tariffs on bearing products.

     POLITICAL AND ECONOMIC DEVELOPMENTS AFFECTING HONG KONG. The Company's executive offices are located in Hong Kong. Accordingly the Company may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or in its international political and economic relations. Hong Kong is currently a British Crown Colony, but sovereignty over Hong Kong will be transferred effective July 1, 1997 to China. As a result, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong.

     COMPETITION RISKS RELATING TO THE COMPANY.

               Harbin Bearing's main competitors can be separated into three principal groups: (i) two nationwide domestic bearing manufacturers with wide product lines; (ii) small bearing production facilities which compete on a local basis by manufacturing small-sized, commodity-type bearings; and
     (iii) foreign bearing manufacturers. Competition is principally based on pricing and quality considerations.

     Chinese Competition

               Harbin Bearing, Wafangdian Bearing Factory and Luoyang Bearing Factory are the three largest bearing manufacturers in China, based on 1994 sales. The combined sales revenues of these three manufacturers accounted for 30% of the US $1.09 billion in the total sales revenue of China's bearing industry (figures are approximate). By comparison, the aggregate sales revenue of the fourth, fifth and sixth largest Chinese bearing manufacturers only account for approximately 9.5% of the total sales revenue of China's bearing industry. Wafangdian Bearing Factory does not produce high-precision aerospace-quality rolling-element bearings, a market in which Harbin Bearing has a 70% domestic share (the remaining 30% market share is split among Luoyang Bearing Factory and Hongshan Bearing Factory). In addition to the manufacturers described above, there are approximately 270 other manufacturers of rolling element bearings in China, including a number of small bearing factories, located mainly in the coastal and southeastern provinces, that were established after 1988 when demand for small-sized bearings greatly exceeded the available supply. The bearings manufactured by these small factories are generally of lower quality commercial grade and are used mostly as replacement bearings in the electrical appliance and agricultural equipment industry. Harbin Bearing's other significant domestic competitors are mostly manufacturers that specialize in limited and specific types of bearings.

     Competition from Imports into China

               Bearing manufacturers outside of China are able to supply types and grades of bearings which are not available from Chinese domestic suppliers, particularly precision bearings of the highest durability and quality. Imported foreign bearings are generally higher in quality than Chinese-manufactured bearings, but are also priced higher due to China's low production costs and the assessment on imported bearings of a 15% or 20% import tariff. The 15% import tariff applies to bearings imported from countries that have established a tax treaty with China and the 20% import tariff applies to imports from other countries. Some foreign bearing manufacturers have established bearing manufacturing facilities in China, typically through joint ventures with local bearing manufacturers. Such ventures, if successful, would likely increase competition for Harbin Bearing in the higher-quality and precision-bearing market segments.

     Competition in International Markets

               In the international bearing markets, Harbin Bearing's main competitors are Eastern European manufacturers and manufacturers located in China. To a lesser extent, Harbin Bearing also competes with large international bearing manufacturers such as Svenska Kugellager Fabriken
     (SKF), Fisher Aktien Gesellschast (FAG), and New Technology Network (NTN). Management believes that with the assistance of Southwest Products in implementing US manufacturing methods and quality control procedures and in developing new products, Harbin Bearing's general competitive position will be substantially improved. In addition, Harbin Bearing will be able to compete in market segments that demand products with higher precision levels and will more effectively penetrate those market segments that utilize commodity-type bearings.

               Leading industrial countries such as the US, Japan and countries in Europe impose import tariffs on bearings. For example, the US import tariff for bearings is 9% for ball bearings (a type of rolling element bearing) and 5% for cylindrical bearings.

     DEPENDENCE ON KEY EXECUTIVES

               The Company's success depends to a significant extent upon the contributions of its key management and technical personnel. The Company believes that its future success will depend on large part upon its ability to attract, retain and motivate highly skilled employees, who are in great demand, particularly as to its operations in China.

     CONTROL BY PRINCIPAL SHAREHOLDER

               Asean Capital Limited ("Asean Capital") beneficially owns 10,111,000 shares of the Company's Common Stock (representing approximately 80.75% of the outstanding Common Stock assuming conversion of all of the Company's Preferred Stock but before conversion of the Company's Convertible Debentures and exercise of outstanding warrants and options) and 36 shares of the Company's Series A Preferred Stock which in turn is convertible into 3,600,000 shares of Common Stock and has 18,000,000 voting rights (collectively, the "Asean Securities"). In turn, Sunbase International (Holdings) Limited owns 90% of the capital stock of Asean Capital. As a result, Sunbase International is in effective control of the Company and has the ability to elect all the members of the Board of Directors of the Company and influence significantly the approval of important corporate transactions in other matters requiring shareholder approval without the approval of the minority shareholders. See "Principal Shareholders."

     RELATED PARTY TRANSACTIONS

               In the past, the Company has entered into business transactions with certain affiliates and may continue to enter into such transactions in the future. The Company has no current plans to do so and its policy is not to enter into transactions with related persons unless the terms thereof are at least as favorable to the Company as those that could be obtained from unaffiliated third parties. See "Certain Relationships and Related Transactions."

     CERTAIN TAX CONSIDERATIONS

               The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subjected to taxes imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax.

               Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary will be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries.

               All of the Company's direct and indirect foreign subsidiaries constitute "controlled foreign corporations" ("CFCs") for purposes of the Subpart F rules of the federal Internal Revenue Code. Among other consequences of CFC status, "Subpart F income," as defined, of the profitable foreign subsidiaries will be directly taxable to the Company, whether or not distributed to the Company. In general, Subpart F income is defined as the income and gains of the foreign subsidiary from its more passive investment-type activities. Subpart F income extends, in general, however, to include intercompany payments (e.g., payments of dividends, interest, royalties, etc.) between related foreign group members. Thus, for example, dividend distributions from the Company's indirect PRC and Hong Kong subsidiaries to the Company's Bermuda subsidiary (China Bearing Holdings Limited) would cause that dividend income of the Bermuda subsidiary to be directly taxable to the Company, notwithstanding that Bermuda does not tax such dividend income, and the Bermuda subsidiary does not distribute that dividend income to the Company, but retains it.

               Income earned in foreign countries often is subject to foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income. Further, separate income baskets exist for purposes of the foreign tax credit limitation, which makes it nearly impossible to reduce the effective foreign tax rate on higher-taxed foreign operating income by diluting income in the overall basket with relatively low-taxed foreign investment income.

               These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate.

     SHARES ELIGIBLE FOR FUTURE SALE; OPTIONS AND WARRANTS

               The Asean Securities were issued effective December 22, 1994 and are deemed "restricted securities" under the Securities Act of 1933 (the "Securities Act") and, as such, are subject to restrictions on the timing, manner and volume of sales of such shares. On June 10, 1996, the Company issued 1,000,000 shares of the Company's Common Stock (the "Private Placement Shares") pursuant to a private placement. Under Registration Rights Agreements between the Company and each of the investors in such Private Placement, the Company has agreed to file a Registration Statement covering the Private Placement Shares. This Prospectus is a part of such Registration Statement. Upon and during the effectiveness of such Registration Statement, the Private Placement Shares would be freely tradable. In addition to the 3,600,000 shares of the Common Stock issuable upon conversion of the Series A Preferred Stock which are included within the Asean Securities, the Company has issued an aggregate of 6,800 shares of Series B Preferred Stock which are convertible under certain circumstances into an aggregate of 680,000 shares of Common Stock. The shares of the Common Stock issuable upon conversion of the Series B Preferred Stock will be deemed to be restricted shares, but, pursuant to Rule 144, as presently in effect, will become eligible for sale in the public market on or before January 16, 1998, subject to the volume and limitations imposed by Rule 144 with respect to shares owned by William McKay, the Company's President. Additionally, as of the date of this Prospectus, there are 10,392,167 warrants outstanding to purchase an aggregate of 148,459 shares of Common Stock at an exercise price of $175 per share, and an aggregate of 2,050,000 options to purchase Common Stock granted pursuant to the Company's 1995 Stock Option Plan at exercise prices ranging from $6.375 to $12.75 per share. On August 23, 1996, the Company issued an aggregate of $11,500,000 principal amount of Convertible Debentures (the "Convertible Debentures") to four institutional investors. The Convertible Debentures are convertible at any time at an initial exercise price of $5.00, which conversion price is subject to adjustment as set forth in the Debenture documents. See "Description of Securities."
     The holders of the Convertible Debentures have certain demand registration rights with respect to the shares issuable pursuant to the conversion of the Convertible Debentures. The Company also agreed to issue to an investment banking firm in connection with the placement of the Convertible Debentures warrants to purchase an aggregate of 240,000 shares at an exercise price of $6.375 per share, one third of which is to be exercisable on January 16, 1997, one third on January 16, 1998 and one third on January 16, 1999, with each such tranche to be available for exercise for a period of six years commencing with the date of the earliest exercise thereof.

     No prediction can be made as to the effect, if any, that sales of shares of Common Stock will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital for the sale of its equity securities. To the extent that outstanding options and warrants are exercised or shares of Preferred Stock or the Convertible Debentures are converted, dilution of the percentage ownership of the Company's shareholders will occur, and any sales in the public market of the Common Stock underlying such options, warrants, Convertible

     Debentures and Preferred Stock may adversely effect prevailing market prices for the Common Stock.


                          PRICE RANGE OF COMMON STOCK

               Commencing on February 9, 1996, the Company's Common Stock began trading on the National Market of Nasdaq under the symbol ASIA. Prior thereto, the Common Stock was listed for trading on the Nasdaq's Electronic Bulletin Board (the "Bulletin Board") and on the Pink Sheets.

               The following tables set forth the high and low closing prices of the Company's Common Stock on Nasdaq or the Bulletin Board. Such prices reflect prices between dealers in securities and do not include any retail markup, markdown or commission and may not necessarily represent actual transactions. There was no established trading market for the Company's Common Stock during fiscal 1994.

                                                               High     Low
                                                               -----   ------
Fiscal 1995
-----------

Quarter Ended March 31, 1995                                   3        2
Quarter Ended June 30, 1995                                    5 1/2    2
Quarter Ended September 30, 1995                               5 1/4    2
Quarter Ended December 31, 1995                                6        4 1/2

Fiscal 1996
-----------

Quarter Ended March 31, 1996                                   7-7/8    6-1/32
Quarter Ended June 30, 1996                                    8        6-1/2

               The approximate number of record security holders of the Common Stock at October 5, 1996 was 1,700.

                                DIVIDEND POLICY

               The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend upon, among other things, future cash flow, requirements for capital improvements and the ability to obtain distributions from the Company's Chinese operations.

               Applicable Chinese laws and regulations provide that a joint stock company (such as Harbin Bearing) cannot distribute its after-tax earnings and profits made in a fiscal year unless the losses of the previous years have been made up and certain funds retained. A joint stock company is required by applicable Chinese Company Law to reserve 10% of its after-tax earnings and profits as the mandatory retained fund and 5 - 10% of its after-tax earnings and profits as the collective welfare fund. The collective welfare fund must be used to finance buildings and other capital expenditures for the collective staff benefits. The joint stock company does not have to reserve for the mandatory retained fund if the amount of such fund has reached 50% of a company's registered capital. For 1994 and 1995, Harbin Bearing contributed 10% and 5%, respectively, of after-tax profits as determined under Chinese accounting principles for such purposes. Distributions of dividends by Harbin Bearing to its shareholders are required to be in proportion to each shareholder's percentage interest in Harbin Bearing.

               All distributions by Harbin Bearing will be paid to its shareholders of record, which include the joint venture partners controlled by the Company (See, Chart of the organizational structure on page 7. Applicable Chinese laws and regulations require that, before a Sino-foreign equity joint venture (such as the joint venture partners) distributes dividends, it must: (1) satisfy all tax liabilities; (2) provide for losses in previous years; and (3) make allocations of capital to its official surplus accumulation fund and public welfare fund. The Company indirectly owns 99% and 99.9% of the two joint venture partners and, therefore, approximately 1.1% of distributions received by such partners will be paid to the Chinese parties of these joint ventures.

               Remittance of earnings outside of China is subject to certain factors outside of the control of the Company. See "Risk Factors - Risks Relating to Operating in China."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

               The following selected consolidated financial data (expressed in thousands) have been derived from the audited financial statements of Harbin Bearing General Factory (the predecessor operating company to Harbin Bearing) for the year ended December 31, 1991, 1992 and 1993 and the audited financial statements of the Company for the years ended December 31, 1994 and 1995, and the unaudited financial statements of the Company for the nine month periods ended September 30, 1995 and 1996. All U.S. dollar amounts have been converted from Renminbi based on the exchange rate on September 30, 1996 of $1.00 US to each Rmb 8.3 as quoted at the People's Bank of China. Due to the reorganization of the Harbin Bearing General Factory on January 1, 1994, the 1993 financial information was prepared on a pro-forma basis as if the acquisition of Harbin Bearing had occurred on January 1, 1993. See "Organization of the Company" and "Certain Relationship and Related Transactions." The pro forma adjustments are described after the table. Due to the reorganization of the Harbin Bearing General Factory on January 1, 1994 and the ownership by the Company of only 51.4% of Harbin Bearing, period to period comparisons of the selected financial data are not meaningful.

OPERATIONS DATA

                                       TWELVE MONTHS ENDED DECEMBER 31


                                    1991        1992         1993        1993         1994         1995       1995
                                     RMB         RMB          RMB         RMB          RMB          RMB        US$
                                  ACTUAL      ACTUAL       ACTUAL    PROFORMA

Net sales                        424,845     643,678      687,064     687,064      719,842      672,359     80,812

Cost of sales                   (335,882)   (452,594)    (441,467)   (439,417)    (441,854)    (381,377)   (45,838)
Gross profit                      88,963     191,084      245,597     247,647      277,988      290,982     34,974
Selling, general and
 administrative expense          (80,136)   (100,142)     (94,685)    (91,197)     (95,218)    (113,002)   (13,582)
Interest expense, net            (24,404)    (27,986)     (40,723)    (40,638)     (43,446)     (48,446)    (5,822)
Foreign exchange gain/loss            -         (566)      (3,446)         -           725           -
Reorganization expenses               -           -            -       (7,307)      (7,307)          -          -
Income before income taxes       (15,577)     62,390      106,743     108,505      132,742      129,534     15,570
Provision for income taxes       (13,020)    (11,123)     (11,080)    (16,700)     (22,687)     (20,472)    (2,461)
Income before minority
 interests                          N/A         N/A          N/A       91,805      110,055      109,062     13,109
Minority interests                  N/A         N/A          N/A      (50,495)     (58,447)     (54,967)    (6,607)
Net income                       (28,579)    (51,267)      95,663      41,310       51,608       54,095      6,502

                                   NINE MONTHS ENDED SEPTEMBER 30
                                 ----------------------------------
                                    (UNAUDITED)
                                      1995         1996
                                       RMB          RMB        US$


Net sales                          651,070      724,960     87,345

Cost of sales                     (397,584)    (444,750)   (53,584)
Gross profit                       253,486      280,210     33,761
Selling, general and
 administrative expense            (77,804)     (91,731)   (11,052)
Interest expense, net              (36,060)     (46,047)    (5,548)
Foreign exchange gain/loss              -            -
Reorganization expenses                 -            -
Income before income taxes         139,622      142,432     17,161
Provision for income taxes         (21,497)     (23,590)    (2,842)
Income before minority
 interests                         118,125      118,842     14,319
Minority interests                 (59,168)     (64,926)    (7,823)
Net income                          58,957       53,916      6,496


BALANCE SHEET DATA

                                                                       DECEMBER 31

                                      1991        1992         1993        1993         1994         1995       1995
                                       RMB         RMB          RMB         RMB          RMB          RMB        US$

Current Assets                     411,380     494,177      933,639     576,812      893,994    1,032,600    124,110
Working Capital                     17,932      64,143      398,994     252,404      247,990      306,288     36,812
Long-Term Debt                      83,390     145,442      440,366     216,915      235,656      218,383     26,248
Minority Interests                      -           -            -      229,728      288,175      343,142     41,243
Shareholders'
 Equity                            196,221     266,989      304,731     189,267      248,182      330,565     39,731
Total Assets                       673,059     842,465    1,279,742     960,318    1,418,017    1,618,402    194,520

                                     SEPTEMBER 30, 1996


                                         RMB        US$

Current Assets                     1,224,827    147,571
Working Capital                      488,671     58,876
Long-Term Debt                       262,002     31,567
Minority Interests                   408,068     49,165
Shareholders'
 Equity                              419,880     50,587
Total Assets                       1,826,106    220,014

          A description of the pro forma adjustments reflecting the effects of the acquisition of Harbin Bearing (See "Organization of the Company" and "Certain Relationships and Related Transactions") as follows:

          (a) To adjust cost of sales for land use fees for the year ended December 31, 1993;

          (b)  (i)    To adjust cost of sales for depreciation in respect of the assets owned by Harbin Bearing for the year ended December
                      31, 1993;

               (ii) To adjust cost of sales for depreciation in respect of the capital leases of fixed assets for the year ended December 31, 1993;

               (iii) To adjust cost of sales for the lease rental charges in respect of the lease of buildings for the year ended December 31, 1993;

               The actual depreciation charges expensed on the above assets previously owned by the Harbin Bearing General Factory have been reversed in the Pro Forma Consolidation Statement of Income;

          (c) To adjust cost of sales for the reduction in depreciation expenses as a result of the allocation of negative goodwill to non-current assets;

          (d) To adjust selling, general and administrative costs for the management fees payable to Harbin Holdings and Sunbase International (Holdings) Limited for the year ended December 31, 1993. The actual costs of the social support services previously paid by Harbin Bearing General Factory reflected in cost of sales, selling, general and administrative expenses, and other expenses have been reversed in the Pro Forma Consolidated Statement of Income;

          (e) To adjust selling, general and administrative costs in respect of trademark and administrative expenses incurred by China Bearing in relation to Harbin Bearing for the year ended December 31, 1993;

          (f) To adjust foreign exchange losses in respect of foreign currency loans retained by the Predecessor;

          (g) To adjust for interest expense in respect of the leases of fixed assets for the year ended December 31, 1993;

          (h) To adjust for interest expense in respect of the short term bank loans retained by Harbin Holdings for the year ended December 31, 1993;

          (i) To adjust interest expense for the fair value effect of current assets and liabilities as a result of using the purchase method of accounting;

          (j) To adjust interest expense for the 8% US$5 million promissory note for the year ended December 31, 1993;

          (k) To adjust for reorganization expenses for the year ended December 31, 1993 as a result of the reverse acquisition;

          (l) To adjust the provision for income taxes to reflect the Chinese income taxes applicable to joint stock enterprises from January 1, 1993 for Harbin Bearing; and

          (m)  To account for the effect of the minority interests.


               The following table sets certain information concerning exchange rates between Renminbi and US dollars for the periods indicated.

                                         Noon Buying Rate
                                    (expressed in RMB per US$)

Period                   Period End          Average            High   Low
------                   ----------          -------            ----   ----
1991...........             5.45               5.34             5.45   5.24
1992...........             5.77               5.53             5.90   5.41
1993...........             5.81               5.78             5.82   5.71
1994...........             8.47               8.63             8.74   8.47
1995...........             8.34               8.37             8.50   8.29
January 1996...             8.33               8.34             8.34   8.33
February 1996..             8.34               8.33             8.34   8.33
March 1996.....             8.35               8.34             8.35   8.33
April 1996.....             8.35               8.34             8.35   8.33
May 1996.......             8.36               8.35             8.50   8.32
June 1996......             8.32               8.32             8.33   8.31
July 1996......             8.27               8.32             8.33   8.27
August 1996....             8.27               8.28             8.30   8.26
September 1996.             8.28               8.31             8.33   8.26


                      SUPPLEMENTARY FINANCIAL INFORMATION

          Certain unaudited quarterly financial information is set forth in the following table:

                                                          Net
                       Net        Gross       Net        Income
                      Sales      Profit      Income    Per Share
                      (Thousands of Rmb, except per share data)
                     (Exchange Rate at 6/30/96:  8.32 Rmb to $1)


                      Rmb         Rmb        Rmb            Rmb
1996
First Quarter         216,080      83,191    16,065         1.00
Second Quarter        249,609      96,581    16,817         1.04
Third Quarter         259,271     100,438    21,034         1.23


1995
First Quarter         198,854      76,758    15,238         1.00
Second Quarter        235,979      92,392    24,872         1.62
Third Quarter         216,237      84,336    18,846         1.23
Fourth Quarter         21,289      37,496    (4,861)       (0.31)

1994
First Quarter         182,677      66,312    12,360         0.81
Second Quarter        208,362      80,259    21,715         1.42
Third Quarter         198,321      81,158    15,925         1.04
Fourth Quarter        130,482      50,259     1,608          0.1

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


          The following discussion of financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


     Overview of Principal Activities
     --------------------------------


          The Company owns, through various subsidiaries and joint venture interests, a 51.4% indirect ownership in Harbin Bearing, which designs, develops and manufactures a wide range of rolling element bearings in China and sells such bearings in China as well as western countries, including the United States.

          Effective December 29, 1995, the Company acquired Southwest Products which manufactures precision spherical bearings that are sold primarily to the aerospace and commercial aviation industries. See "Business - Southwest Products Company". The acquisition of Southwest Products has been treated as a business combination and is accounted for under the purchase method of accounting. However, since the acquisition was deemed to have been consummated on December 29, 1995, the results of Southwest Products were not consolidated into the Company for years prior to 1996 but are included in the Company's consolidated results of operations from January 1, 1996. The assets and liabilities of Southwest Products have been incorporated into the consolidated balance sheet of the Company at December 31, 1995.

          The Company has begun to utilize the resources of Southwest Products with the following objectives:

               1. To increase export sales of Harbin Bearing's products in the US by selling its products through Southwest Products' distribution network, and by changing its export product mix to meet the demands of the international marketplace.

               2. To transfer US manufacturing and product development expertise and technology from Southwest Products to Harbin Bearing to increase production, efficiency and product quality.

          Unless specifically stated otherwise, all amounts in this Management's Discussion and Analysis are in thousands (Rmb000 or US$000).


     Results of Operations
     ---------------------

     NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996:

          The following table sets forth certain unaudited operating data (in Rmb and as a percentage of the Company's sales) for the nine months ended September 30, 1995 and 1996.

                                                  Nine Months Ended September 30,
                                              ---------------------------------------
                                                           1995                 1996
                                                          ------               ------
                                                 Rmb        %         Rmb        %
                                              ---------   ------   ---------   ------
     Sales                                     651,070    100.0     724,960    100.0
     Cost of sales                            (397,584)   (61.1)   (444,750)   (61.3)
                                              --------    -----    --------    -----

     Gross profit                              253,486     38.9     280,210     38.7

     Selling expenses                          (14,476)    (2.2)    (20,064)    (2.8)
     General and administrative expenses       (63,328)    (9.7)    (71,667)    (9.9)
     Interest expense                          (36,060)    (5.6)    (46,047)    (6.4)
                                              --------    -----    --------    -----

     Income before income taxes                139,622     21.4     142,432     19.6
     Provision for income taxes                (21,497)    (3.3)    (23,590)    (3.2)
                                              --------    -----    --------    -----

     Income before minority interests          118,125     18.1     118,842     16.4
     Minority interests                        (59,168)    (9.1)    (64,926)    (9.0)
                                              --------    -----    --------    -----

     Net income                                 58,957      9.0      53,916      7.4
                                              ========    =====    ========    =====

     Sales
     -----

       Sales (including Rmb 25,560 from Southwest) for the nine months ended September 30, 1996 increased by Rmb 73,890 or 11.3% as compared to the nine months ended September 30, 1995. Excluding Southwest's operations, sales increased by Rmb 48,330 or 7.4% for the nine months ended September 30, 1996 as compared to 10.5% for the nine months ended September 30, 1995. The rate of sales growth has slowed in 1996 as compared to 1995 as a result of the Company's efforts beginning in the latter part of 1995 to consolidate the distribution of its products in China by shifting smaller OEM accounts to certain larger distributors (see - "Liquidity and Capital Resources - Operating Activities").

     Cost of Sales/Gross Profit
     --------------------------

       Cost of sales (including Rmb 19,515 from Southwest) for the nine months ended September 30, 1996 increased to Rmb 444,750 as compared to Rmb 397,584 for the nine months ended September 30, 1995. The cost of sales for Harbin Bearing for the nine months ended September 30, 1996 and 1995 was calculated using the gross profit method by reference to average annual gross profit ratios. The cost of sales for Southwest for the nine months ended September 30, 1996 was calculated on actual cost basis.

       Gross profit increased by Rmb 26,724 or 10.5% for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995. The increase in gross profit was attributable to the increase in sales. Gross profit as a percentage of sales decreased to 38.7% in 1996 from 38.9% in 1995 due to Southwest's lower gross margin of 23.7%.

     Selling Expenses
     ----------------

       Selling expenses (including Rmb 3,780 from Southwest) for the nine months ended September 30,1996 increased by Rmb 5,588 or 38.6% to Rmb 20,064 as compared to Rmb 14,476 for the nine months ended September 30, 1995. The increase in selling expenses was primarily attributable to the consolidation of Southwest's selling expenses in 1996 and the increase in royalty costs and government taxes in China as a result of the increase in sales. Selling expenses as a percentage of sales increased from 2.2% in 1995 to 2.8% in 1996.

     General and Administrative Expenses
     -----------------------------------

          General and administrative expenses (including Rmb 6,720 from Southwest) for the nine months ended September 30, 1996 increased by Rmb 8,339 or 13.2% to Rmb 71,667 as compared to Rmb 63,328 for the nine months ended September 30, 1995. General and administrative expenses as a percentage of sales increased to 9.9% in

     1996 from 9.7% in 1995. Significant factors affecting the change in general and administrative expenses between 1995 and 1996 are as follows:

          a. The consolidation of Southwest's general and administrative expenses of Rmb 6,720 in 1996.

          b. An aggregate cash discount of Rmb 6,986 which was granted during 1996 as incentives to customers for early settlement of debt in order to accelerate cash collection. No such cash discount was granted during 1995.

          c. A decrease in compensation expense in 1996 of Rmb 3,954 related to the voluntary early retirement program at Harbin Bearing.

          d. There was a gain on disposal of fixed assets of Rmb 1,111 during 1996 while there was a loss on disposal of fixed assets of Rmb 969 during 1995.

     Interest Expense
     ----------------

          Interest expense (including Rmb 1,805 from Southwest) for the nine months ended September 30, 1996 increased by Rmb 9,987 or 27.7% to Rmb 46,047 as compared to Rmb 36,060 for the nine months ended September 30, 1995. The increase in interest expense was attributable to the consolidation of Southwest's interest expense in 1996, the increase in principal amount of bank loans during the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995, the 1.3% increase in the interest rate on new short-term bank loans effective July 1, 1995 and the inclusion of Rmb 1,224 of Convertible Debenture interest calculated at the rate of 12% per annum since August 23, 1996.

     Net Income
     ----------

          As a result of the aforementioned factors, including the consolidation of Southwest's operations effective January 1, 1996, net income decreased by Rmb 5,041 or 8.6% to Rmb 53,916 for the nine months ended September 30, 1996 as compared to Rmb 58,957 for the nine months ended September 30, 1995.

RESULTS FOR 1995 COMPARED TO 1994

                                           Year ended         Year ended
                                          December 31,       December 31,
                                                 1995               1994
                                                 Rmb                Rmb

     Net sales                               672,359            719,842
     Cost of sales                          (381,377)          (441,854)
                                            --------           --------

     Gross Profit                            290,982            277,988

     Gross Profit percentage                    43.3%              38.6%

     Selling expenses                        (18,942)           (20,471)
     General and Administrative
       expenses                              (94,060)           (74,747)
     Interest Expense                        (48,446)           (42,721)
     Reorganization Expenses                       -             (7,307)
                                            --------           --------

     Income Before Income Taxes              129,534            132,742
     Provision for Income Taxes              (20,472)           (22,687)
                                            --------           --------

     Income Before Minority
       Interests                             109,062            110,055
     Minority Interests                      (54,967)           (58,447)
                                            --------           --------

     Net Income                               54,095             51,608
                                            ========           ========

     Net Sales
     ---------

     Net sales decreased by Rmb 47,483 or 6.6% in 1995 as compared to 1994. The decrease was mainly due to the change in the Company's marketing strategy in order to further enhance its credit control on sales in the last quarter of 1995 whereby a contracted sales order was entered into with a major distributor, which is a related party beneficially owned by the Harbin Municipal Government. Delivery was not made in respect of this transaction at December 31, 1995 and thus this sale was not recognized in the Financial Statements. However, in anticipation of this transaction, the Company reduced the delivery of its products to other customers. As a result of the aforementioned contracted sales order in the last quarter of 1995, the net reported sales in the last quarter of 1995 was Rmb 21,289.

          Throughout 1995, the Company continued to adjust its product mix by shifting from small and medium sized bearings to higher margin medium and large sized bearings in order to improve profitability and to cope with the growth in market demand on these new products. The Company raised the selling price of all bearing products effective July 1, 1995 by an average of 3-5% in order to cover increasing costs, as compared to July 1, 1994 when there was a sales price increase of 5-8%. In the last quarter of 1995, the Company changed its marketing strategy by shifting smaller OEM accounts to designated distributors in order to reduce marketing costs and credit risks.

     Gross Profit
     ------------

               Gross profit increased by Rmb 12,994 or 4.7% in 1995 as compared to 1994. Gross profit as a percentage of revenue increased from 38.6% in 1994 to 43.3% in 1995. The increase in gross profit was mainly attributable to the effect of the sales mix change to higher-margin products, the improved operational efficiency and a reduction in purchase price of major raw materials.

               In previous quarters in 1995, cost of sales was calculated with reference to the average gross profit ratio for 1994, being 38.6% on revenue. The average gross profit ratio for 1995 of 43.3% on revenue was computed from actual results throughout the year after taking into account various year-end closing inventory adjustments such as a write-back of obsolete inventories sold during the year which amounted to Rmb 15,805 and an adjustment to reflect under absorption of labor and overhead of approximately Rmb 4,700. The gross profit margin for 1995 would have been only 39.2% on revenue if no account was taken of the year end adjustments on closing inventories.


     Selling Expenses
     ----------------

               Selling expenses decreased by Rmb 1,529 or 7.5% in 1995 as compared to 1994. The decrease was in line with the decrease in sales this year. Selling expenses as a percentage of revenue has remained constant at a rate of 2.8%.


     General and Administrative Expenses
     -----------------------------------

               General and Administrative expenses increased by Rmb 19,313 or 25.8% in 1995 as compared to 1994. General and Administrative expenses as a percentage of revenues increased from 10.4% to 14.0%. The increase in General and Administrative expenses was mainly attributable to:

               a. An increase in staff wages and welfare costs at Harbin Bearing of Rmb 7,550 as a result of increments given to the staff this year.

               b. There was a loss of Rmb 4,829 on disposal of fixed assets as compared to a gain on disposal of fixed assets of Rmb 1,087 in 1994.

               c. A cash discount of Rmb 6,490 was granted in 1995 for incentives to customers for early settlement of debt in order to accelerate the cash collection. In 1995, an additional bad debt provision of Rmb 2,627 was provided (1994: Rmb 11,300) on certain aged debt.

               d. An increase in management fee of Rmb 1,716 payable to Harbin Bearing Holdings Company as a result of a 10% inflation adjustment.

               e. An increase in insurance premium paid of Rmb 1,979 on the increase in assets.

     Interest Expense
     ----------------

          Interest Expense increased by Rmb 5,725 or 13.4% in 1995 as compared to 1994. The increase was attributable to interest expense of 8% related to a US$ 5,000 promissory note issued on December 30, 1994 and to a 1.3% increase in interest rate on increased amounts of short-term bank loans effective July 1, 1995.


     Reorganization Expenses
     -----------------------

          There was no similar charges in 1995 of the one time reorganization expenses in 1994 which were incurred in connection with the acquisition of China Bearing Holdings Limited See "Organization of the Company" and "Certain Relationships and Related Transactions."

     Results for Actual 1994 Compared to Proforma 1993

                                          Actual         Proforma
                                      Year ended       Year ended
                                    December 31,     December 31,
                                            1994             1993
                                             Rmb              Rmb

     Sales                                719,842         711,420
     Sales Tax                                  -         (24,356)
                                         --------        --------
     Net sales                            719,842         687,064
     Cost of sales                       (441,854)       (439,417)
                                         --------        --------

     Gross Profit                         277,988         247,647

     Gross Profit percentage                 38.6%           36.0%

     Selling Expenses                     (20,471)        (14,765)
     General and Administrative
       expenses                           (74,747)        (76,432)
     Interest Expense                     (42,721)        (40,638)
     Reorganization Expenses               (7,307)         (7,307)
                                         --------        --------
     Income Before Income Taxes
       and Minority Interests             132,742         108,505
                                         ========        ========


          The above pro forma results for the year ended December 31, 1993 were prepared on the basis as if the reorganization of Harbin Bearing General Factory and the acquisition of Harbin Bearing had occurred on January 1, 1993 and are extracted from the Unaudited Proforma Consolidated Statement of Income for the year ended December 31, 1993 after giving effect to the proforma adjustments described in further detail at the end of the table under the caption "Selected Consolidated Financial Information."

          The proforma results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operation which would actually have incurred had the acquisition been in effect on January 1, 1993 or which may occur in the future.

     Sales
     -----

               Sales increased by Rmb 8,422 or 1.2% in 1994 compared to 1993. The increase in sales was mainly due to general sales price increases.


     Gross Profit
     ------------

               Gross profit increased by 12.3% or Rmb 30,341 in 1994 compared to 1993. Gross profit as a percentage of revenue increased to 38.6% in 1994 from 36% in 1993, primarily due to the slight increase in general sales price, the effect of the sales mix change to higher margin products and the change in the VAT system in China effective January 1, 1994.


     Selling Expenses
     ----------------

               Selling expenses increased by 38.6% or Rmb 5,706 in 1994 compared to 1993 which was mainly due to an increase in government taxes of Rmb 7,651. This was offset by a decrease in transportation expenses of Rmb 1,500 in 1994 compared to 1993 as a result of the passing of its transportation costs directly to certain customers arising from the introduction of the new VAT system in China.


     General and Administration Expenses
     -----------------------------------

               General and Administrative expenses decreased by 2.2% or Rmb 1,685 in 1994 compared to 1993. General and Administrative expenses as a percentage of revenues decreased from 10.7% to 10.4%. Although there was a large decrease in the bad debt provision of Rmb 17,000, this decrease was however largely offset by a one-time formation expense of Rmb 2,637 and special compensation payments to workers for early retirement totalling Rmb 7,243 in 1994. This was offset by having no gain on disposal of fixed assets, whereas a gain was recorded in 1993 for Rmb 4,700.

     Interest Expense
     ----------------

               Interest expense increased 5.1% or Rmb 2,083 in 1994 compared to 1993 which was mainly due to an increase in interest rates during 1994.

     Reorganization Expenses
     -----------------------

          On a proforma basis, the one time reorganization expenses in connection with the acquisition of China Bearing Holdings Limited were assumed to be incurred on January 1, 1993.


     Liquidity and Capital Resources
     -------------------------------


     Operating activities

          For the nine months ended September 30, 1996, the Company's operations utilized cash resources of RMB 3,697, as compared to RMB 8,078 generated for the nine months ended September 30, 1995. The Company's net working capital increased by RMB 182,383 at September 30,1996, to RMB 488,671, as compared to RMB 306,288 at December 31, 1995, and the Company's current ratio at September 30, 1996 was 1.66:1 as compared to 1.42:1 at December 31, 1995 and 1.53:1 at September 30, 1995.

          During the latter part of 1995, the Company began to consolidate the distribution of its products in China by shifting smaller OEM accounts to designated large distributors. The Company has granted extended credit terms to such distributors to facilitate this transition, which the Company expects to continue at least through the remainder of 1996. This new marketing strategy is expected to reduce marketing costs and credit risk.

          Accounts receivable increased by RMB 243,397 or 92.1% to RMB 507,583 at September 30, 1996, as compared to RMB 264,186 at December 31, 1995. The increase in accounts receivable for the nine months ended September 30, 1996 is consistent with the increase in accounts receivable of RMB 253,394 or 85.0% for the nine months ended September 30, 1995. Also contributing to the increase in accounts receivable during the nine months ended September 30, 1996 was the granting of extended credit terms to designated large distributors and the resulting slowdown in accounts receivable collections from the Company's previous smaller OEM accounts.

          Due to related companies decreased by RMB 109,646 during the nine months ended September 30, 1996 as a result of sales to a related company during 1996.

     Investing activities

          Capital expenditures for the nine months ended September 30, 1996 of RMB 66,319 consisted of costs relating to the construction of new plant and buildings, and the renovation of existing facilities and equipment, and were financed by bank loans and the sale of common stock.


     Financing activities

          The Company has historically relied on both long and short term bank loans from Chinese banks to support its operating and capital requirements. Short term bank loans have terms ranging from three months to six months, are utilized to finance both operating and capital requirements, and are renewed on a revolving basis. Long term bank loans are utilized to fund capital expansion projects. During the nine months ended September 30, 1996, the net increase in bank loans (after deducting repayments) was RMB 60,758, which was utilized to fund the repayment of other loans of RMB 33,810, operations and a portion of capital expenditures. The Company believes that it will be able to continue to maintain and expand its bank borrowings under existing terms and conditions.

          In order to finance the Company's continuing operating and capital requirements, the Company has been evaluating both debt and equity financing opportunities. During June 1996, the Company sold 1,000,000 shares of common stock at US $5.00 per share generating net proceeds of US$ 4,265 (RMB 35,399).

          Pursuant to a Subscription Agreement dated August 2, 1996 (the "Subscription Agreement"), among China Bearing, Asean Capital Limited, China International Bearing Holdings Limited, the Company and Southwest Products (collectively, the "Sunbase Group"); Glory Mansion Limited, Wardley China Investment Trust, MC Private Equity Partners Asia Limited, and Chine Investissement 2000 (collectively, the "Investors"), on August 23, 1996, China Bearing issued an aggregate of US$11,500 principal amount of Convertible Debentures (the "Convertible Debentures") to the Investors. Unless the Convertible Debentures have been converted, the Convertible Debentures are due and payable in August 1999 (the "Maturity Date"). The Convertible Debentures bear interest at the rate of the higher of (i) 5% per annum (net of withholding tax, if applicable) and (ii) such percentage of the dividend yield calculated by reference to dividing the annual dividend declared per share of Common Stock of the Company by the Conversion Price (as hereinafter defined). Interest is payable quarterly.


          The Investors have the right to convert at any time, in whole or in part, the principal amount of the Convertible Debentures into shares of the Common Stock of the Company. The Conversion Price (the "Conversion Price") is initially US$5.00 per share, subject to adjustment for (a) change in par value of the Common Stock, (b) issuance of shares by way of capitalization of profits or reserves, (c) capital distributions, (d) rights offering at a price which is less than the lower of the then market price or Conversion Price, (e) issuance of derivative securities where the total consideration per share initially received is less than the lower of the then market price or Conversion Price, (f) issuance of shares at a price per share which is less than the lower of the then market price or Conversion Price, and (g) if the cumulative audited earnings per common share for any two consecutive fiscal years commencing with the fiscal year ending December 31, 1996 and ending with the fiscal year ending December 31, 1998 are less than the specified projection of cumulative earnings per common share for such periods.

          The Convertible Debentures are required to be redeemed on the Maturity Date at its principal amount outstanding together with any accrued but unpaid interest together with an amount that would enable the Investors to yield an aggregate internal rate of return of 12% per annum on the cost of their investment. In addition, if any of the events of default specified in the Convertible Debentures occur, the Convertible Debentures are automatically due and payable at the principal amount outstanding together with accrued interest and an amount that would enable the Investors to yield an aggregate internal rate of return on their investment of 19.75% per annum. Events of default include the delisting of the shares from NASDAQ or its suspension thereof; default in performance after failure to cure after notice; failure to pay principal or interest; failure to pay indebtedness for borrowed money; bankruptcy, insolvency or unsatisfied judgments; failure to achieve earnings per common share of at least US$.55 for fiscal years commencing January 1, 1996; and accounts receivable reaching a certain level in relationship to net sales.

          As a result of the foregoing, although the Convertible Debentures bear interest at the rate of 5% per annum, interest is accrued at the rate of 12% per annum.

          The obligations of China Bearing under the Convertible Debentures are guaranteed by the other members of the Sunbase Group.

          A promissory note for US$5,102 (RMB 41,600) (the "Note") was issued to Asean Capital Limited ("Asean") in connection with the Share Exchange Agreement and is secured by a continuing security interest in all of the Company's title and interest in the outstanding capital stock of its wholly-owned subsidiary China Bearing. The Note is denominated in and is repayable in full in United States dollars, and bears interest at 8% per annum.

          In connection with the issuance of the Convertible Debentures described above, Asean has undertaken that for so long as any of the debentures are outstanding, no amounts are to be repaid on the Note unless there is a sufficient working capital and the repayment is made in accordance with the following schedule:

     Payment Period                             Amount
     --------------                             ------
     August 1, 1996 to July 31, 1997       up to US$2,000 plus accrued interest
     August 1, 1997 to July 31, 1998       up to US$1,500 plus accrued interest
     August 1, 1998 to July 31, 1999       up to US$1,500 plus accrued interest

          Pursuant to the above described repayment schedule, a principal payment of US$2,000 (RMB 16,700) plus accrued interest was made on the Note on September 10, 1996.

          The Company anticipates that its cash flows from operations, combined with cash and cash equivalents, bank lines of credit and other external sources of debt and equity financing, and the proceeds from the June 1996 sale of the 1,000,000 shares of common stock and the August 1996 issuance of the Convertible Debentures, are adequate to finance the Company's operating and debt service requirements for the foreseeable future.


     Inflation and Currency Matters
     ------------------------------

          In recent years, the Chinese economy has experienced periods of rapid economic growth as well as high rates of inflation, which in turn has resulted in the periodic adoption by the Chinese government of various corrective measures designed to regulate growth and contain inflation. During the nine months ended September 30, 1996, the general inflation rate in China was in excess of 10% on an annualized basis. Since 1993, the Chinese government has implemented and maintained an economic program designed to control inflation, which has resulted in the tightening of working capital available to Chinese business enterprises. The success of the Company depends in substantial part on the continued growth and development of the Chinese economy.

          The Company continually monitors the effects of inflation. The Company is generally able to raise its prices to shift a portion of the inflated costs to the customers. The price of bearing steel, the major raw material used by the Company, remained fairly stable during 1995 and 1996. The major impact of inflation was on labor costs due to increases in employees wages. However, the Company has generally managed to offset the effects of inflation through improved operational efficiency.

          Foreign operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, and fluctuations in the relative value of currencies. Changes in the relative value of currencies occur periodically and may, in certain instances, materially affect the Company's results of operations.

          The Company conducts most of its business in China and, accordingly, the sale of its products is settled primarily in RMB. As a result, devaluation of the RMB against the

     USD, could have a material adverse effect upon the results of operations and financial position of the Company. Although prior to 1994 the RMB experienced significant devaluation against the USD, the RMB has remained fairly stable from 1994 to present. The unified exchange rate was US$ 1.00 to RMB 8.65 at December 31, 1993, RMB 8.45 at December 31, 1994, RMB 8.32 at December 31, 1995, and RMB 8.3 at September 30, 1996.



                                   BUSINESS

     Business Development
     --------------------

          The Company is engaged in the design, manufacture and distribution of a broad range of bearing products in the PRC and the US. The Company also distributes its bearing products in Europe, Asia, South America and Africa. The Company's subsidiary in China, Harbin Bearing, employs approximately 13,000 employees. Harbin Bearing is the largest precision bearing manufacturer and the third largest bearing manufacturer overall in China. Harbin Bearing produces a wide variety of precision and commercial-grade, rolling-element bearings in sizes ranging from 10mm to 1000mm (internal diameter). Rolling-element bearings use small metal balls or cylinders to facilitate rotation with minimal friction and are typically used in vehicles, aircraft, appliances, machine tools, general machinery and virtually any product that contains rotating or revolving parts. Precision bearings are bearings that are produced to more exacting dimensional tolerances and to higher performance characteristics than standard commercial bearings. The manufacturing process for precision bearings generally requires the labor of highly-skilled machinists and the use of sophisticated machine tools.

          On January 16, 1996 (effective December 29, 1995), the Company acquired Southwest Products, which produces precision spherical bearings for US, European and Asian aerospace and high tech commercial applications and the US military.

          Over 90% of Harbin Bearing's sales are made to the OEM and replacement markets in China. Based on low production costs in China and the on-going world-wide demand for bearings, management has been increasing Harbin Bearing's efficiency and production output with the intent of creating a substantial export business to complement the Company's strong domestic position in the Chinese markets. Historically, Harbin Bearing export sales have been made through trade intermediaries and by receiving customer orders that are placed directly to its offices in China. Southwest Products has commenced providing and will provide engineering and technical support, and has commenced to and will market and distribute Harbin Bearing products internationally, focusing on exports of the products to the US. In addition, Southwest Products has begun to assist Harbin Bearing in implementing US manufacturing methods, improving quality control procedures and in developing new products at Harbin Bearing's facilities in China.

               The Company's overall plan is to combine the management style, technology, quality control and production methods found in the West with low-cost Chinese manufacturing capacity so as to become a major international designer, manufacturer and distributor of bearing products.

               The following diagram shows the corporate structure of the Company and its affiliated entities.

                             [Chart Appears Here]

     Harbin Bearing
     --------------

               Harbin Bearing presently produces a wide range of rolling element bearings, ranging from 10mm to 1000mm (internal diameter) including: deep-groove ball bearings, cylindrical rolling bearings, angular-contact ball bearings, and tapered rolling bearings. Each of such bearings are manufactured in micro, small, medium and large sizes. Harbin Bearing specializes in the manufacture of precision bearings.

               Based on increasing demand and profit opportunities, Harbin Bearing increased its production of all sizes and grades of cylindrical rolling bearings and angular-contact ball bearings. In order to enhance the profitability for deep-groove ball bearings, Harbin Bearing has shifted its production mix of such bearings by increasing its production of medium-sized deep-groove ball bearings (especially in precision grades). The shift in production to medium-sized and precision grade bearings has enabled Harbin Bearing to expand its customer base, improve its profit margins, and meet the demand of many of its existing PRC customers for a full line of bearings.

               Harbin Bearing has also recently expanded its product line to include railway freight car bearings (Harbin Bearing is currently the leading supplier of railway passenger car bearings in China). Management believes that demand for railway freight car bearings is growing rapidly and that demand for such bearings will remain strong. Harbin Bearing has installed certain equipment which has enabled Harbin Bearing to commence the production of railway freight car bearings and increase its production of railway passenger car bearings.

     Marketing
     ---------

               The major end-users of Harbin Bearing's products are manufacturers of electrical machinery, machine tools, mining and extraction machinery, automobiles, motorcycles, household appliances and aircraft and aerospace equipment. In 1995, approximately 32% of Harbin Bearing's sales were made to OEMs in the machinery, transportation and electrical equipment industries representing, respectively, approximately 28%, 30% and 35% of its total sales to OEMs. Approximately 68% of Harbin Bearing's sales in 1995 were made to distributors.

               Harbin Bearing has 18 sales offices in major cities in China, including Beijing, Shanghai and Guangzhou. All sales are coordinated through Harbin Bearing's headquarters in Harbin, including sales to local distributors and transportation industries, overseas agents, and domestic import and export companies. Harbin Bearing's sales force consists of 152 sales personnel and 288 support personnel who are responsible for product promotion, marketing, aftermarket services and technical support. Harbin Bearing sells its bearings in China and abroad under the "HRB" trademark.

               Harbin Bearing's products are considered to be among the highest grades inside of China and medium-grade in world-wide markets. In 1994, the US was Harbin Bearing's largest export market, accounting for approximately 60% of total export sales. It is the Company's intention to increase Harbin Bearing's export sales to the US, Europe and certain developing countries in South America and Southeast Asia.

               Harbin Bearing delivers its bearings by rail (approximately 80% of Harbin Bearing's domestic deliveries are made by rail), truck, ocean freight and air freight. Harbin Bearing leases trucks from Harbin Precision Machinery Manufacturing Company which are used mostly for short-haul deliveries. See "Certain Relationships and Transactions." Bearings which are exported are generally shipped by ocean freight.

     Chinese Bearing Industry
     ------------------------

               Based on the Ministry of Machinery & Industry's 1993 Annual Report, China's aggregate domestic demand for bearings in 1995 was expected to be approximately 900 million units, representing an average annual increase of approximately 17% based on China's aggregate demand of 560 million units in 1992. Prior to 1989, under China's planned economy, the production, pricing and sales of bearings were fixed by the Chinese government. Beginning in 1988, demand for bearings exceeded the available supply, particularly for small and medium-sized bearings. Beginning in 1989, in connection with the implementation of economic reform measures undertaken by the Chinese government, production quotas and raw material subsidies were abolished. By 1991, competition among manufacturers of low-quality, small and medium-sized bearings had increased. This competition created an excess supply of such bearings and resulted in a decrease of profit margins. In July 1992, all price controls on bearing prices were removed. Even though supply still generally exceeds demand for small and medium-sized bearings in the low end market, demand continues to be strong for higher-quality small and medium-sized bearings used in the automobile, motorcycle, agricultural, electrical appliance and machinery industries. Overall, demand for bearings used in large agricultural machinery, mineral and extraction machinery and electric generating equipment, and demand for precision, special-purpose, large and extra-large-sized bearings continued to grow through 1995.

     Competition
     -----------

               Harbin Bearing's main competitors can be separated into three principal groups: (i) two nationwide domestic bearing manufacturers with wide product lines; (ii) small bearing production facilities which compete on a local basis by manufacturing small-sized, commodity-type bearings; and
     (iii) foreign bearing manufacturers. Competition is principally based on pricing and quality considerations.

     Chinese Competition

               Harbin Bearing, Wafangdian Bearing Factory and Luoyang Bearing Factory are the three largest bearing manufacturers in China, based on 1994 sales. The combined sales revenues of these three manufacturers accounted for 30% of the US $1.09 billion in total sales revenue of

     China's bearing industry (figures are approximate). By comparison, the aggregate sales revenue of the fourth, fifth and sixth largest Chinese bearing manufacturers only account for approximately 9.5% of the total sales revenue of China's bearing industry. Wafangdian Bearing Factory does not produce high-precision aerospace-quality rolling-element bearings, a market in which Harbin Bearing has a 70% domestic share (the remaining 30% market share is split among Luoyang Bearing Factory and Hongshan Bearing Factory). In addition to the manufacturers described above, there are approximately 270 other manufacturers of rolling element ball bearings in China, including a number of small bearing factories that were established after 1988 when demand for small-sized bearings greatly exceeded the available supply. The bearings manufactured by these small factories are generally of lower quality and are used mostly as replacement bearings in the electrical appliance and agricultural equipment industry.

     Competition from Imports into China

               Bearing manufacturers outside of China are able to supply types and grades of bearings which are not available from Chinese domestic suppliers, particularly precision bearings of the highest durability and quality. Imported foreign bearings are generally higher in quality than Chinese-manufactured bearings, but are also priced higher due to China's low production costs and the assessment on imported bearings of a 15% or 20% import tariff. The 15% import tariff applies to bearings imported from countries that have established a tax treaty with China and the 20% import tariff applies to imports from other countries. Some foreign bearing manufacturers have established bearing manufacturing facilities in China, typically through joint ventures with local bearing manufacturers. Such ventures, if successful, would likely increase competition for Harbin Bearing in the higher-quality and precision-bearing market segments.

     Competition in International Markets

               In the international bearing markets, Harbin Bearing's main competitors are Eastern European manufacturers and manufacturers located in China. To a lesser extent, Harbin Bearing also competes with large international bearing manufacturers such as Svenska Kugellager Fabriken
     (SKF), Fisher Aktien Gesellschast (FAG) and New Technology Network (NTN). Management believes that with the assistance of Southwest Products in implementing US manufacturing methods and quality control procedures and in developing new products, Harbin Bearing's general competitive position will be substantially improved. In addition, management believes that Harbin Bearing will be able to compete in market segments that demand products with higher precision levels and will more effectively penetrate those market segments that utilize commodity-type bearings.

               Leading industrial countries such as the US, Japan and countries in Europe impose import tariffs on bearings. For example, the US import tariff for bearings is 9% for ball bearings and 5% for cylindrical bearings.

     Raw Materials
     -------------

               The principal raw materials used by Harbin Bearing to manufacture bearings are carbon steel and stainless steel rod, wire and tubing. These types of steel are specialized alloys designed for hardness, durability and resistance to rust. A small amount of copper and aluminum tubing and rods are also used to produce seals, cages and other ancillary bearing components. Harbin Bearing sources most of its bearing steel directly from four domestic mills located in Heilongjiang Province, Liaoning Province and Shanghai. Harbin Bearing imported less than 1% of its raw materials in 1995.

               In January 1993, the Chinese government lifted price controls on steel products and, as a result, the price of bearing steel in 1993 increased by more than 35.2% based on 1992 prices. The price of bearing steel in China is now approximately the same as the international price of bearing steel and has remained at approximately US $660.00 per ton since the end of 1993. Harbin Bearing believes that its sources of bearing steel are stable and, consistent with industry practice in China, has not entered into any long-term supply contracts for bearing steel. Harbin Bearing generally maintains a raw material inventory sufficient for approximately one-and-a-half months of production. Railroad tracks leading directly to two of Harbin Bearing's raw material warehouses are used exclusively to transport raw materials, such as bearing steel, to Harbin Bearing.

               In the future, Harbin Bearing intends to purchase bearing steel from South Korea and other countries. South Korean steel is price-competitive and is of a much higher quality than most Chinese steel. Accordingly, the use of South Korean steel will improve the quality of Harbin Bearing's products while reducing the amount of products that are scrapped due to the use of lower-quality steel.

     Workforce
     ---------

               As of January 16, 1996, Harbin Bearing employed approximately 13,000 full-time personnel in the following areas: executive and administrative (658), sales and service (507), manufacturing and production (11,492), and research and development (319). Management believes that in general, its employee relations are good.

               Harbin Bearing has begun to revise its compensation system to provide incentives to employees by linking productivity with compensation. Part of the revised compensation system was instituted in May 1994, and governs the wages of production employees. Depending on actual productivity, which is determined according to unit output and standard labor hours, a production employee may be paid more or less than the average wage. Harbin Bearing has also revised its compensation system with respect to its sales personnel. Harbin Bearing sets a monthly sales target for each sales office and each salesman. If the target is reached, the sales personnel will receive a bonus in addition to basic wages and allowances. In 1995, the total labor cost of Harbin Bearing comprised approximately 15% of total production costs.

               The Harbin Municipal Government promulgated regulations that were effective January 1994, which provide for the establishment of a pension fund program to which both employer and employee must contribute. Harbin Bearing is required to contribute a monthly amount equivalent to 20% of its employees' aggregate monthly income, and each employee is required to contribute a monthly amount that is equivalent to 2% of such employees' monthly income.

               All of the employees of Harbin Bearing are members of a trade union. To date, Harbin Bearing has not been subject to any strikes or other significant labor disputes and is not a party to any collective bargaining agreements.

               Harbin Bearing presently recruits graduates of the Harbin Bearing Technical Institute and universities all over China and provides ongoing training for its management and production employees in the form of a series of training seminars.

     Southwest Products Company
     --------------------------

               Southwest Products, located at a 55,000 square foot facility in Irwindale, California, designs, engineers and manufactures custom, spherical bearing products, such as high-precision spherical bearings, rod-end bearings, bushings and push-pull controls, for aerospace and high tech commercial applications. Southwest Products employs 58 full-time personnel in the following areas: executive and administrative (5); sales and service (5); manufacturing (35) and engineering, research and development
     (13). The average length of employee tenure at Southwest Products is in excess of eight years.

               Southwest Products specializes in the design and manufacture of spherical bearings for use in extremely demanding and flight-critical applications. Such bearings meet unique load and tolerance requirements and are known as "Specials." Southwest Products produces small orders of custom bearings, the sales price of which typically includes the cost of product design, engineering and development. Southwest Products is respected worldwide for its ability to engineer and produce precision bearings, which are used in the Space Shuttle, commercial jet aircraft (Boeing and McDonnell Douglas), military aircraft (including the B-2 Stealth Bomber, F-117 Stealthfighter, F-15, F-16, C-17 and F-18), submarines, (Los Angeles Class, Ohio Class, Seawolf and Centurion), and nuclear power plants. Southwest Products' bearings are used by Northrop Grumman, Lockheed Martin, NASA, all US military services, Mitsubishi Heavy Industries, Korea Heavy Industries (Hanjun), Fluor Daniel, General Electric, Westinghouse, General Dynamics, Textron Marine, Ingalls Shipbuilding and Newport News Shipbuilding. Southwest Products' bearings have been used by NASA in all manned space programs since the launch of Mercury and are used in most NASA orbiters, including Viking, Magellan and Galileo.

     Southwest Products' Proprietary Technology
     ------------------------------------------

               Southwest Products manufactures both metal-on-metal bearings and self-lubricating bearings, based on Southwest Products' design and on OEM specifications. Self-lubricating bearings are lined with either Dyflon or Kentlon, which are both proprietary liner systems of Southwest Products. Kentlon is qualified by the United States Navy to Mil-B-81820, Mil-B-81934 and Mil-B-81935. It is used in military aircraft, tanks, ground support equipment, commercial aircraft, space vehicles, launch and payload systems and in the oil refinery, automotive and heavy manufacturing industries. Dyflon is one of only two liner systems in existence that is moldable and machineable that also performs successfully when fully submersed in water. Accordingly, in addition to the uses described above for Kentlon, Dyflon-lined parts are used in submarines, surface ships and nuclear power plants.

               Although Southwest Products has federally registered its trademarks "Dyflon" and "Kentlon," Southwest Products has chosen not to patent its various technologies because the specific formulae and methods for manufacturing Dyflon and Kentlon would then become a matter of public record.

     Properties
     ----------

     Harbin Bearing

               Harbin Bearing operates twelve finished product plants and seventeen auxiliary plants. With the exception of a finished product plant in Wucangzian, all of the Company's plants are located in four plant compounds in Harbin. Harbin Bearing plans to relocate the Wucangzian finished product plant, now located approximately 260 kilometers from the main site, to a new facility currently under construction approximately 17 kilometers from the main site. The Company believes the costs associated with the relocation to be approximately Rmb 27 million.

               The Harbin branch office of the State Asset Administration Bureau has granted Harbin Holdings the right to use the properties where Harbin Bearing's production and other facilities are located, which include the Wucangzian finished product plant and the four plant compounds. The site is approximately 540,000 square meters of which production facilities occupy approximately 290,000 square meters. Harbin Holdings has entered into a lease agreement with the Company for use of its buildings for five years. See "Certain Relationships and Related Transactions."


     Southwest Products

            Southwest Products leases a 55,000 square foot facility in Irwindale, California on a month to month basis at a monthly rent of $14,000.

     Legal Proceedings
     -----------------

            The Company is not a party to, nor is any of its property subject to, any pending legal proceedings.



                          ORGANIZATION OF THE COMPANY

       Harbin Bearing was the successor to the manufacturing operations of Harbin Bearing General Factory (the "Bearing Factory"), a Chinese state-owned enterprise established in 1950. Harbin Bearing was established in 1993 as a joint stock limited company in China. Pursuant to an agreement between the Bearing Factory and Harbin Bearing, the bearing manufacturing and sales business together with certain assets and liabilities of the Bearing Factory were transferred to Harbin Bearing (the "Restructuring"). Certain other assets and liabilities were transferred to Harbin Precision Machinery Manufacturing Company ("Harbin Precision") and certain ancillary operations were transferred to Harbin Bearing Holdings Company ("Harbin Holdings"). Harbin Holdings and Harbin Precision were and are affiliates of the Harbin Municipal Government.

       As part of the Restructuring, Sunbase International (Holdings) Ltd. ("Sunbase International"), a Hong Kong corporation, through a series of affiliated entities, including China Bearing Holdings Limited, a Bermuda Corporation ("China Bearing"), acquired an effective ownership interest in Harbin Bearing of 51.4%. Substantially all of the remaining interests in Harbin Bearing were and continue to be owned by the employees of Harbin Bearing (approximately 15%) and Harbin Holdings. After the acquisition of the controlling interest in Harbin Bearing, Sunbase International implemented various programs to strengthen the business and operations of Harbin Bearing. These programs resulted in a shift in product mix to larger, higher margin bearings which, in turn, increased profitability. The work force was reduced approximately 25% with minimal negative effects on production. Incentive-based pay programs and western-style accounting and reporting systems were implemented to further strengthen and improve Harbin Bearing's business and operations.

       In December 1994, the Company (which was then called Pan American Industries, Inc.) acquired the 51.4% effective interest in Harbin Bearing by issuing to Asean Capital newly issued shares representing a controlling interest in the Company. Asean Capital was, and is, owned 90% by Sunbase International and 10% by an unrelated company, New China Hong Kong Capital Ltd. ("New China Hong Kong"). See "Certain Relationships and Related Transactions."

                                      MANAGEMENT

Directors
---------

     The Board of Directors of the Company is comprised of only one class. The Company's current directors are listed below. The Directors are elected to serve until the following annual shareholders' meeting.

Name                           Age   First Elected
----------------------------   ---   -------------

     Gunter Gao                 40            1994
     Billy Kan                  44            1996
     William McKay              42            1996
     (Roger) Li Yuen Fai        35            1994
     (Franco) Ho Cho Hing       43            1994
     Philip P.Y. Yuen           60            1996
     George Raffini             40            1996

Executive Officers
------------------

     The Company's current executive officers are listed below. Executive officers are elected to serve until the following annual meeting of the Company's Board of Directors:

Name                           Age         Office          First Elected
----------------------------   ---                         -------------

Gunter Gao                      40   Chairman                       1994
Billy Kan                       44   Vice Chairman                  1996
William McKay                   42   Chief Executive                1996
                                     Officer and
                                     President
(Roger) Li Yuen Fai             35   Vice President and             1994
                                     Chief Financial Officer
(Dickens) Chang
     Shing Yam                  29   Chief Accounting               1995
                                     Officer
(Davis) Lai Kwun Fai            33   Corporate Secretary            1996


     GUNTER GAO, CHAIRMAN AND DIRECTOR. Mr. Gao, a Hong Kong businessman who has extensive business experience in China, is the Chairman of the Board and a principal of Sunbase International, which indirectly owns a controlling position in Sunbase Asia. Sunbase International has various industrial holdings in China, in industries such as aviation, transportation, cement, steel and retail. Mr. Gao is responsible for the general strategy of the Company and maintains overall control of the Company's operations. Mr. Gao is actively and directly involved in all operational and strategic issues that require his experience and expertise in handling a wide variety of Chinese business transactions. During the 1980s, Mr. Gao engaged in trading and investment activities in industries such as food, timber, real estate, coal and textiles. Based on his success in these activities and with the support of several banks in China, Mr. Gao has turned Sunbase International into a leading China industrial company. Mr. Gao is currently a member of China's Congress, known as the People's Political Consultative Conference. Mr. Gao is the youngest member of the Congress and is widely respected for his contributions to the country's development. Mr. Gao's strong reputation in China has enabled Sunbase International to engage in and complete many difficult transactions, including acquiring a majority interest in Harbin Bearing and obtaining a license to create an airline in China. Now known as Northern Swan Airlines, this airline enjoys international prominence and the financial support of the Bank of China and the People's Construction Bank of China. Mr. Gao serves as a Senior Economic Advisor to several Chinese municipal and provincial governments, including the governments of Tianjin, Hebei, Xinjiang and Harbin. In addition, Mr. Gao is the deputy director of the Sino-Foreign Entrepreneurs Cooperative Committee.

     BILLY KAN, VICE CHAIRMAN AND DIRECTOR. Mr. Kan has been a director of Sunbase Asia since the beginning of 1996 and was elected Vice Chairman on June 1, 1996. In his capacity at Sunbase International, Mr. Kan reports directly to its Board of Directors and serves as the communications and support link in various parts of the world. Mr. Kan holds a Bachelor of Science Degree from the University of East Anglia, a United Kingdom university, and is a member of The Institute of Chartered Accountants in England & Wales as well as the Hong Kong Society of Accountants. Prior to joining Sunbase International, Mr. Kan held many directorships and senior management positions in a wide range of professions and industries including banking, retailing, manufacturing, property, investment and corporate consulting.

     WILLIAM MCKAY, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR. Mr. McKay has recently been elected as the Chief Executive Officer, President and a Director of Sunbase Asia, and has been a Director and President of Southwest Products since 1991. Prior to becoming President of Southwest Products, he was Southwest Products' General Manager since 1986. Mr. McKay has substantial experience in conducting business with China, and is very familiar with Sino-American joint venture law and policies. Mr. McKay is responsible for the day-to-day operations of, and the long-term planning for, the Company in the areas of product development, marketing, financing and general operations. Prior to jointing Southwest Products, Mr. McKay practiced law, specializing in the areas of business and real estate. Mr. McKay holds a Juris Doctorate Degree, Masters in Business Administration and Bachelor of Arts degree with a major in History and minor in International Relations from the University of Southern California.

     (ROGER) LI YUEN FAI, GROUP FINANCIAL CONTROLLER, CHIEF FINANCIAL OFFICER, VICE-PRESIDENT AND DIRECTOR. Mr. Li has been the Group Financial Controller of Sunbase International since 1994. He has been the Chief Financial Officer and a Director of Sunbase Asia since 1995 and has recently been elected as the Vice-President of Sunbase Asia. From 1990 to 1991 he was compliance manager of Hong Kong Securities Clearing Company Limited. Mr. Li was employed by Coopers & Lybrand in Hong Kong from 1980 to 1990 (his most recent position was audit manager) and was a partner in a Hong Kong accounting firm from 1992 to 1993.

     (FRANCO) HO CHO HING, DIRECTOR. Mr. Ho has been a Director of the New China Hong Kong Group since 1993, and a Director of Sunbase Asia since 1995. Mr. Ho is also a registered investment advisor with the Securities and Futures Commission in Hong Kong. Mr. Ho held executive positions with Trenomics Securities Limited (1981 to 1983), Shun Loong Bear Stearns Asia Limited (1985 to 1988) and Best Securities Company (1991 to 1993).

     PHILIP YUEN, DIRECTOR. Mr. Yuen is a solicitor of the Supreme Court of Hong Kong. He became a practicing solicitor in 1962 and founded the solicitors' firm Yung, Yu, Yuen & co. in 1965. He is currently the managing partner of his firm. He has over 30 years' experience in legal practice. Mr. Yuen has been a member of The National Committee of the Chinese People's Political Consultative Conference since 1983 and has been a member of the China International Economic and Trade Arbitration Commission for the past 15 years. Mr. Yuen has established extensive relationships with businesses in the PRC and is also a non-executive director of Tsingtao Brewery Company Limited, Henderson Development Company Limited, Henderson (China) Investment Company Limited and Melbourne Enterprises Limited, all of which are listed on the stock exchange of Hong Kong Limited.

     GEORGE RAFFINI, DIRECTOR. Mr. Raffini is currently the Deputy Managing Director of HSBC Private Equity Management Limited with responsibility for managing the investment process for projects and regional private equity investment funds with total capital under management of approximately $500,000,000. Mr. Raffini received his Bachelor of Science degree from The American University, a diploma in Political and Economic Affairs from the Institut D'etudes Politiques, Paris, France, a Master's degree in International Affairs from Columbia University and a MBA from Harvard University. Mr. Raffini is the nominee of certain of the investors of the Convertible Debentures. See "Description of Securities".


     Key Management
     --------------

     MA JI BO, GENERAL MANAGER - HARBIN BEARING. Mr. Ma is the General Manager of Harbin Bearing and is responsible for the day-to-day operations of Harbin Bearing as well as strategic planning in the areas of marketing, product development and general operations. Mr. Ma has made significant contributions relating to the design and manufacture of a broad range of Harbin Bearing's products. Mr. Ma has been awarded various provincial and national Chinese awards for scientific and technological progress in the Chinese bearing industry and holds a degree in rocket science from Northwest China Engineering University.

     MEI HAI YOU, DEPUTY GENERAL MANAGER - HARBIN BEARING. Mr. Mei is the Deputy General Manager of Harbin Bearing where he has been employed for 35 years. Mr. Mei is the head of Harbin Bearing's manufacturing operations and has extensive experience in the fields of research and development, product development and manufacturing engineering. Mr. Mei is the author of a number of works on mechanical engineering and bearings and holds a degree in mechanical engineering from Harbin Polytechnic University.

     MR. ZHANG ZHENG BIN, DEPUTY GENERAL MANAGER - HARBIN BEARING. Mr. Zhang has been employed by Harbin Bearing as Deputy General Manager of Sales and Marketing for 10 years. Mr. Zhang has extensive contacts in the Chinese engineering community and has the responsibility of penetrating existing markets and developing new markets for Harbin Bearing. Mr. Zhang holds a degree in engineering from Harbin Polytechnic University.

     (DICKENS) CHANG SHING YAM, ASSISTANT FINANCIAL CONTROLLER AND CHIEF ACCOUNTING OFFICER. Mr. Chang is presently the Assistant Financial Controller of Sunbase International and has been the Chief Accounting Officer of Sunbase Asia since 1995. Mr. Chang was employed by the international accounting firm of Ernst & Young in Hong Kong from 1989 to 1994, most recently as audit manager.

     TODD STOCKBAUER, CHIEF FINANCIAL OFFICER - SOUTHWEST PRODUCTS. Mr. Stockbauer is the Chief Financial Officer of Southwest Products and has been employed by Southwest Products since 1991. He currently directs its financial and administrative operations. Prior to 1991, he was employed in the public accounting sector, specializing in bankruptcy, litigation support and business turnarounds. Mr. Stockbauer holds a Bachelor of Arts degree in business and economics with an emphasis in accounting from the University of California at Santa Barbara, and is a Certified Public Accountant in the State of California.

     ERNST RENEZEDER, DIRECTOR OF MANUFACTURING - SOUTHWEST PRODUCTS. Mr. Renezeder has been the Director of Manufacturing at Southwest Products since 1992. Mr. Renezeder has over 24 years experience in manufacturing, engineering, management, and product research and development. Mr. Renezeder holds a Bachelor of Science degree in Molding and Foundry, which is equivalent to a Bachelor of Science in manufacturing engineering with an emphasis in mechanical engineering.

     JOHN LEONIAK, CHIEF ENGINEER - SOUTHWEST PRODUCTS. Mr. Leoniak has been the Chief Engineer at Southwest Products since 1991. As Chief Engineer, Mr. Leoniak supervises Southwest Products' engineering and research and development. Prior to joining Southwest Products, Mr. Leoniak was employed by Grumman Aircraft Systems as the head of its Landing Gear, Armament, Carrier Suitability and Survivability Group. Mr. Leoniak has contributed to the writing of various US Navy manufacturing specifications, including MIL-B-8942, MIL-B-81820,

     MIL-B-81819 and MIL-STD-1599. Mr. Leoniak holds a Bachelor of Science in mechanical engineering from the Polytechnic Institute of Brooklyn.

     PETER WANG, QUALITY CONTROL MANAGER - SOUTHWEST PRODUCTS. Mr. Wang has been the Quality Control Manager of Southwest Products since 1993 where he supervises the Quality Control and Inspection Departments. Prior to joining Southwest Products, Mr. Wang held positions as a mechanical engineer and a senior quality engineer. Mr. Wang has extensive experience in quality and statistical process control, is fluent in Mandarin and holds a Master of Science degree in mechanical engineering from North Carolina A&T State University and a Bachelor of Science degree in physics from Lenoir Rhyne College.

     (DAVIS) LAI KWUN FAI, SENIOR ASSISTANT MANAGER AND CORPORATE SECRETARY. Mr. Lai has been the Senior Assistant Manager of Sunbase International and the Corporate Secretary of Sunbase Asia since 1996. Mr. Lai holds a Masters of Arts degree in economics and finance from the University of Leeds in United Kingdom.

     Management Compensation
     -----------------------

               No compensation was earned by or awarded to any of the Company's officers or directors in 1995. In 1995, in connection with a Management and Services Agreement between China Bearing and Sunbase International, Sunbase International provided to the Company and its affiliates office space and equipment, administrative services and the services of Mr. Gao and other employees of Sunbase International (such as Mr. Li and Mr. Chang). In consideration of the provision of such services, in 1995, China Bearing Holdings Limited paid Sunbase International a total of US $30,000 plus certain out-of-pocket expenses such as travel and entertainment. See "Certain Relationships and Transactions." Based on the foregoing, no executive officer of the Company received compensation of US $100,000 or more from the Company.

     Stock Option Plan
     -----------------

               On January 2, 1996, the Company's Board of Directors adopted the 1995 Sunbase Asia, Inc. Stock Option Plan (the "Plan"). The Plan permits the grant of options to purchase an aggregate of up to 2,500,000 Shares of the Common Stock of the Company. Under the Plan, incentive stock options and non-qualified stock options may be issued. Eligible participants under the Plan are those individuals and entities that the stock option committee of the Company (the "Committee") in its discretion determines should be awarded such incentives given the best interests of the Company; provided, however, that incentive stock options may only be granted to employees of the Company and its affiliates. The Committee has the power to determine the price, terms and vesting schedule of the options granted, subject to the express provisions of the Plan. All incentive stock options will have option exercise prices per option share not less than the fair market value of a share of the Common Stock on the date the option is granted, except that in the case of incentive stock options granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate of the Company, the price shall not be less than 110% of such fair market value. The Plan terminates on the earlier of that date on which no additional shares of Common Stock are available for issuance under the Plan or January 2, 2006.

     In connection with an employment agreement entered into by and between the Company and William R. McKay on January 16, 1996, and pursuant to the Plan, the Company granted Mr. McKay the option to purchase an aggregate of up to 800,000 shares of Common Stock of the Company. The option is intended by the Company and Mr. McKay to be, and will be treated as, an incentive stock option. The options granted to Mr. McKay vest at the rate of 160,000 shares per each full year of Mr. McKay's employment under the Agreement. Mr. McKay may exercise the options that have vested and purchase shares of the Common Stock of the Company at the following prices:

                                          Exercise Price of
                   Full Years of          Options that Vest
                   Employment             After Each Such Year
                   -------------          --------------------
                   One                          $ 6.65
                   Two                          $ 7.75
                   Three                        $ 9.25
                   Four                         $10.75
                   Five                         $12.75

     All unexercised options will expire on that date which is six years after the date on which such options have vested.

     On July 1, 1996, the Compensation Committee of the Company granted stock options to the following individuals on the following terms:

                                                        Number of
                                          Exercise      Shares per
Option Holder          Vesting Schedule   Price/share   Option Rights
--------------------   ----------------   -----------   -------------

Billy Kan              January 16, 1996   $6.375        200,000
                       January 16, 1997   $6.375        200,000
                       January 16, 1998   $6.375        200,000
                                                        -------
                                                        600,000
                                                        =======

Roger Li               January 16, 1996   $6.375        200,000
                       January 16, 1997   $6.375        200,000
                       January 16, 1998   $6.375        200,000
                                                        -------
                                                        600,000
                                                        =======

Dickens Chang          January 16, 1996   $6.375        15,000
                       January 16, 1997   $6.375        15,000
                       January 16, 1998   $6.375        20,000
                                                        ------
                                                        50,000
                                                        ======


Employment Agreements
---------------------

     On January 16, 1996, Sunbase Asia and Southwest Products entered into an employment agreement with William R. McKay (the "Agreement") pursuant to which Mr. McKay is employed to serve as President and Chief Executive Officer of Southwest Products and as President and Chief Executive Officer of Sunbase Asia. Under the terms of the Agreement, Mr. McKay will be paid an annual base salary of $285,000. The base salary may be increased or decreased (to a minimum of $225,000), based upon an annual review of Mr. McKay's performance. In addition to the base salary, the Board of Directors of Sunbase Asia may, at its sole discretion, pay Mr. McKay a bonus for any particular year of his employment. On January 16, 1996, in connection with the execution of the Agreement, Sunbase Asia, Southwest Products and Mr. McKay entered into a Confidentiality and Non-Competition Agreement pursuant to which Mr. McKay agrees to keep certain information of Sunbase Asia, Southwest Products and their affiliates confidential, and is prohibited from competing with Sunbase Asia, Southwest Products and their affiliates during the term of the Agreement.

     Pursuant to the terms of an Employment Agreement between the Company and Mr. Kan dated August 1, 1996, Mr. Kan is employed as the Vice Chairman of the Board of Directors or such other capacity of an equivalent status as the Company may reasonably require. The term of employment commenced on August 1, 1996 and continues until terminated by either party giving to the other not less than 12 months prior notice expiring on or at any time after the end of the specified period. Mr. Kan's duties include the development, marketing and promoting of the products of the Company as may be required by the Board of Directors. Mr. Kan is to exercise such powers and functions and perform such duties in relation to the business of the Company as may from time to time be assigned to him by the Board. Mr. Kan will be paid a salary of HK$1,625,000 per annum subject to review by the Board on an annual basis. Mr. Kan is also entitled to stock options. See "Management - Stock Options."


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     As discussed above (See "Organization of the Company"), an effective 51.4% in Harbin Bearing was acquired at the end of 1993 by then affiliates of Sunbase International. This was accomplished by the acquisition by China Bearing of China International Bearing (Holdings) Limited ("China International"). China International was incorporated to act as the holding company of two Sino-foreign joint venture companies which in turn were formed to acquire in the aggregate a 51.6% interest in Harbin Bearing. China International has a 99.9% equity interest in one of the joint venture companies and a 99% equity interest in the other, which in turn hold a 41.6% and 10% interest, respectively, in Harbin Bearing. Because of the minority interests held in the two joint venture companies, the Company has an effective 51.4% ownership interest in Harbin Bearing. (See the Organizational Chart on page 6). The aggregate cash consideration contributed by the joint venture companies was Rmb 232.1 million which was principally financed by an interest free loan from Sunbase International to China International (the "Sunbase Loan"). China International in turn made equity contributions and loans to the two joint venture companies.

          In April 1994, New China Hong Kong acquired from Sunbase International 10% of the outstanding stock of China Bearing and 10% of the Sunbase Loan. The Sunbase Loan was later assigned to China Bearing, and China Bearing assumed the Sunbase Loan for a consideration of the same amount payable to it by China International. The obligations under the Sunbase Loan were extinguished by Sunbase International and New China Hong Kong, and the amount thereof was treated as a contribution of cash to China Bearing and credited to its contributed surplus account. Thereafter, the shares of China Bearing owned by Sunbase International and New China Hong Kong were transferred to Asean Capital, in which Sunbase International and New China Hong Kong own 90% and 10%, respectively. As set forth above, in December 1994, Asean Capital transferred all of its interest in China Bearing to the Company.

          Pursuant to a Management Services Agreement between Sunbase International and China Bearing dated January 1, 1994, Sunbase International agreed to provide China Bearing and its affiliates, including the Company, advice and consultation, including strategic management, business planning and development services, accounting and financial service, human resource service, sales and marketing service and such additional services as may be agreed upon for an annual fee of US $30,000. China Bearing is also obligated to reimburse Sunbase International for its direct out-of-pocket costs incurred in providing the management services. The Agreement's term was two years and it expired on December 31, 1995. China Bearing and Sunbase International are presently discussing an extension of the Agreement.

          Harbin Bearing and Harbin Precision have entered into leases (the "Ancillary Transport Equipment Lease" and the "Manufacturing Machinery Lease"), covering all equipment and assets of the Bearing Factory relating to the bearing operations which were not contributed to the Company in the Restructuring. The Leases cover cars, trucks, machinery and equipment used in manufacturing, office administration and power generation and provide for total annual payments of US $3,267,000. At the expiration of the two Leases in December 31, 1998 and December 31, 2001, respectively, Harbin Bearing has the right to either renew the Leases or acquire the equipment.

          Harbin Bearing and Harbin Holdings have entered into a lease covering plants and buildings used in Harbin Bearing business which were not contributed to Harbin Bearing in the Restructuring (the "Plant Lease"). The Plant Lease provides for annual rent payments of US $451,000. At the expiration of the lease on December 31, 1998, Harbin Bearing has the right to extend the lease at market rent for another five years.

          As a result of the Restructuring, Harbin Holdings owns the rights to the trademark "HRB." Pursuant to an exclusive and perpetual trademark license agreement, Harbin Holdings has granted Harbin Bearing the exclusive and perpetual right to use the "HRB" trademark on its products and marketing materials. The royalty on the trademark license agreement is 0.5% of annual sales from 1994 to 2003 and 0.3% from 2004 to 2013.

          Pursuant to the Restructuring, Harbin Holdings assumed responsibilities of the pension payments of all employees of the Bearing Factory who retired or left the Bearing Factory prior to the Restructuring. Harbin Bearing and Harbin Holdings have entered into an agreement (the "Pension Agreement") relating to pension arrangements after the Restructuring. The Pension Agreement provides that Harbin Bearing may satisfy the statutory requirement to pay an amount equal to 20% of annual wages to the municipal government to fund future pension obligations of its existing employees, by making such payments to Harbin Holdings as representative of the municipal government of Harbin, and Harbin Holdings agrees to be responsible for all pension obligations to employees of Harbin Bearing who retire or leave after the Restructuring.

          Subsequent to December 31, 1993, Harbin Bearing and Harbin Holdings entered into a management and administrative services agreement. The agreement provides for the payment by Harbin Bearing of an annual fee of Rmb 17,160,000 (approximately US $2,049,000) in connection with services for medical, heating, education and other staff-related benefits provided by Harbin Holdings for a term of three years. The costs of these services were previously fully paid by the Bearing Factory and have now been superseded by the above agreement. The fees are subject to an annual 10% inflation adjustment.

          Agreements were also entered into by Harbin Bearing with the two joint venture holding companies of Harbin Bearing in respect of general management services to be provided by the joint venture companies from January 1, 1994 to December 31, 1995 at an annual fee of Rmb 150,000,000 (US $18,000) payable to each of the joint venture companies.

          Harbin Bearing made sales of Rmb 42,855,000 (1994: Rmb 46,578,000) and Rmb 40,257,000 (1994: Rmb 7,832,000) to Harbin Bearing Import & Export Company ("HBIE") and Xin Dadi Mechanical and Electrical Equipment Company ("Xin Dadi"), related companies owned by the Harbin Municipal Government, respectively, during the fiscal year ended December 31, 1995. As at December 31, 1995, the amounts of the trade receivables from HBIE and Xin Dadi included under due from related companies were Rmb 65,520,000 (1994:
     Rmb 54,496,000) and Rmb Nil (1994: Rmb 9,164,000), respectively. Amount due to Xin Dadi included in due to related companies as at December 31, 1995 was Rmb 105,171,000, representing advance payment received in respect of future sales.

               The municipal government of Harbin has allocated to Harbin Holdings the right to use the parcels of land on which Harbin Bearing's operations are conducted. Harbin Holdings has agreed to lease the land on which the main factory is situated to Harbin Bearing in return for an initial annual rental of Rmb 2,508,000 (US$301,000) effective from January 1, 1994 subject to future adjustments in accordance with changes in government fees.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of September 5, 1996, the stock ownership of all persons known to own beneficially five percent (5%) or more of the equity securities of the Company, and all directors and officers of the Company and its affiliates, individually and as a group. Each person has sole voting and investment power over the shares indicated, except as noted.

                                                      Equity Ownership                   Voting Rights
                                                      ----------------                   -------------

                                                Amount of           Percent         Amount of
Name and                                        Beneficial             of           Beneficial
Address                                      Ownership/(1)/       Class/(2)/      Ownership/(1)/     Percent
----------------------------------------   --------------------   ------------   ----------------    -------

Asean Capital                                  13,711,000/(3)/          80.75%   28,111,000/(4)/      80.36%

Gunter Gao                                 13,711,000/(3)(5)/           80.75%   28,111,000/(4)/      80.36%
Chairman and Director

Glory Mansion Limited ("GML")                    1,200,000/(6)/           6.6%     1,200,000/(6)/       3.3%

Wardley China Investment Trust                     400,000/(7)/           2.3%       400,000/(8)/       1.1%
("Wardley")

Private Equity                                   1,200,000/(8)/           6.6%          1,200,000       3.3%
Management BVI Limited ("PEM")

William McKay/(9)/                                       25,000             -              25,000         -
Chief Executive Officer,
President and Director

Li Yuen Fai (Roger)/(10)/                                     -             -                   -         -
Chief Financial Officer,
Vice President and Director

Dickens Chang/(11)/                                           -             -                   -         -
Chief Accounting Officer

Lai Kwan Fai (Davis)                                          -             -                   -         -
Corporate Secretary

Billy Kan/(12)/                                               -             -                   -         -
Vice Chairman and Director

Ho Cho Hing (Franco)                                          -             -                   -         -
Director

Philip Yuen                                                   -             -                   -         -
Director

George Raffini/(13)/                                          -             -                   -         -
Director

Sunbase International                                13,711,000         80.75%         28,111,000     80.36%
(Holdings) Limited/ (14)/

All directors and officers                           13,711,000         80.75%         28,111,000     80.36%
of the Company as a Group/ (15)/

_________________________
* less than 1 percent

     (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

     (2) Based on 16,980,104 shares of Common Stock outstanding calculated as follows: (a) 12,700,104 shares outstanding; (b) 3,600,000 shares issuable upon conversion of the Series A Preferred Stock and (c) 680,000 shares issuable upon conversion of the Series B Preferred Stock. This amount excludes shares of Common Stock issuable pursuant to conversion of the Convertible Debentures, warrants and options.

     (3) Includes 10,111,000 outstanding shares of Common Stock and 3,600,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

     (4) Includes 10,111,000 voting rights held by way of Asean Capital's ownership of 10,111,000 shares of Common Stock and 18,000,000 voting rights held by way of Asean Capital's ownership of 36 shares of the Series A Preferred Stock.

     (5) Includes shares of Sunbase Common Stock and Preferred Stock beneficially owned by Gunter Gao and Linda Yang, husband and wife, by way of the ownership by each of Mr. Gao and Ms. Yang of 50% of the capital stock of Sunbase International, which in turn owns 90% of the capital stock of Asean Capital. Each of Ms. Yang and Mr. Gao disclaims beneficial ownership of the shares held by the other, although their ownership has been aggregated for purposes of this table.

     (6) Consists of shares issuable upon conversion of the Convertible Debentures at an initial exercise price of $5.00 per share. GML is the record owner of $6,000,000 in principal amount of Convertible Debentures.

     (7) Consists of shares issuable upon conversion of the Convertible Debentures at an initial exercise price of $5.00 per share. Wardley is the record owner of $2,000,000 in principal amount of Convertible Debentures.

     (8) PEM, as the general partner of the HSBC Private Equity Fund, L.P., the parent of GML, shares voting power and has sole investment power over shares of Common Stock issuable to GML upon conversion of the Convertible Debentures.

     (9) Does not include 800,000 shares of Common Stock issuable upon exercise of the stock options granted to Mr. McKay (See "Management Stock Option Plan.") or any shares issuable upon conversion of 18 shares of Series B Preferred Stock owned by Mr. McKay.

     (10) Does not include 600,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Li. See "Management Stock Option Plan."

     (11) Does not include 50,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Chang. See "Management Stock Option Plan".

     (12) Does not include 600,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Kan. See "Management Stock Option Plan."

     (13) Does not include any shares issuable upon conversion of the Convertible Debentures owed by GML and Wardley. Mr. Raffini is an employee of HSBC and the nominee of GML and Wardley to the Board of Directors.

     (14) Consists of 10,111,000 outstanding shares of Common Stock and 3,600,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock owned by Asean Capital, of which Sunbase International owns 90%.

     (15) Consists of shares beneficially owned by Gunter Gao.  See also (9),
          (10), (11) and (12) above.

                           DESCRIPTION OF SECURITIES

     Common Stock
     ------------

         The Company is authorized to issue 50,000,000 shares, $.001 par value. All shares have equal voting rights and are fully paid and non-assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

         Holders of the Common Stock are entitled to share ratably in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Company. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares.

         Holders of Common Stock are entitled to share equally when, as and if declared by the Board of Directors of the Company, out of funds legally available thereafter. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future. See "Dividend Policy."


     Preferred Stock
     ---------------

         The Company is authorized to issue 25,000,000 shares of Preferred Stock, $.001 par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholders approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by shareholders. There are no present plans to issue any such shares.

         As of the date of this Prospectus, 36 shares of Series A Preferred Stock and 6,800 shares of Series B Preferred Stock are outstanding. The Series A Preferred Stock participates with the shares of Common Stock on an as converted basis with respect to any dividends declared by the Company. The holders of Series A Preferred Stock are entitled to share ratably with the holders of the Common Stock in all of the assets of the Company (on an as converted basis) upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock has no liquidation preference. The holders of the Series A Preferred Stock have the right to convert each share of the Series A Preferred Stock into 100,000 shares of Common Stock. The holders of the

     Series A Preferred Stock have a right to vote as a class with the holders of Common Stock on the basis of 500,000 votes per share of Series A Preferred Stock.

         The Series B Preferred Stock participates with the shares of Common Stock on an as converted basis with respect to any dividends paid by the Company. Upon any liquidation, dissolution or winding up, the holders of the Series B Preferred Stock are entitled, before any distribution to holders of Common Stock or any other shares of the Company ranking junior to the Series B Preferred Stock to receive an amount equal to $500 per share. Holders of the Series B Preferred Stock will be entitled to vote on matters submitted to the shareholders of the Company on an as converted basis (for such purposes, each share of Series B Preferred Stock being deemed convertible into 100 shares of Common Stock). At the individual option of a holder, the Company is required to redeem the number of shares of Series B Preferred Stock held by such holder that is specified in a request for redemption delivered to the Company by the holder on or prior to 15 days from the date the Company notifies such holder of its intent to file a Registration Statement with the Securities Exchange Commission for the public offering of the Common Stock of the Company with respect to which the applicable Registration Statement designates that a portion of the proceeds thereof will be used to redeem the Series B Preferred Stock. The Company is required to redeem such stock out of the proceeds of such public offering by paying $500 per share less the holder's pro rata share of the underwriter's commission for the sale in the public offering of that number of shares of Common Stock necessary to redeem the Series B Preferred Stock. The shares of the Series B Preferred Stock are convertible into Common Stock to the extent that a holder does not elect to redeem the shares of Series B Preferred Stock as provided above and on the basis of 100 shares of Common Stock for each share of Preferred Stock. If, by the date which is two years after the date on which the shares of Series B Preferred Stock are distributed to the holders, such holders have not been able to redeem their shares because the Company has not made a public offering as specified, the holder's shares are automatically converted into shares of Common Stock on the following basis: On the first business day following the expiration of the two year period, each share is to be automatically converted into that number of shares of Common Stock that equals $500 divided by the lesser of $5.00 or the average closing price of Common Stock computed by taking the then most recent 60 consecutive trading days when the Company's Common Stock is traded at a minimum volume of 2,000 shares per day for 45 of those 60 trading days.

     Series A Warrants
     -----------------

         The Company has outstanding an aggregate of 10,392,167 Series A Warrants (the "Warrants") to acquire the Common Stock of the Company. The Warrants expire on June 30, 1998. For each share of Common Stock to be purchased, the holder is required to deliver 70 Warrants together with an exercise price per share of Common Stock of $175.00.

     Convertible Debentures
     ----------------------

         Pursuant to a Subscription Agreement dated August 2, 1996 (the "Subscription Agreement"), among China Bearing, Asean Capital, China International Bearing Holdings Limited, the Company and Southwest Products (collectively, the "Sunbase Group"); Glory

     Mansion Limited ("GML") and Wardley China Investment Trust (collectively, the "Funds"); MC Private Equity Partners Asia Limited ("MC Partners"); and Chine Investissement 2000 ("Cl2000") (the Funds, MC Partners and CI2000 are hereinafter referred to as the "Investors"), on August 23, 1996, China Bearing issued an aggregate of $11,500,000 principal amount of Convertible Debentures (the "Convertible Debentures") to the Investors. Unless the Convertible Debentures have been converted, the Convertible Debentures are due and payable in August, 1999 (the "Maturity Date"). The Convertible Debentures bear interest at the rate of the higher of (i) 5% per annum (net of withholding tax, if applicable) and (ii) such percentage of the dividend yield calculated by reference to dividing the annual dividend declared per share of Common Stock of the Company by the Conversion Price (as hereinafter defined). Interest is payable quarterly.

         The Investors have the right to convert at any time the whole or any part of the principal amount of the Convertible Debentures into shares of the Common Stock of the Company. The Conversion Price (the "Conversion Price") is initially $5.00 per share, subject to adjustment for (a) change in par value of the Common Stock, (b) issuance of shares by way of capitalization of profits or reserves, (c) capital distributions, (d) rights offering at a price which is less than the lower of the then market price or Conversion Price, (e) issuance of derivative securities where the total consideration per share initially receivable is less than the lower of the then market price or Conversion Price, (f) issuance of shares at a price per share which is less than the lower of the then market price or the Conversion Price, and (g) if the cumulative audited earnings per share for any two consecutive fiscal years commencing with the fiscal year ending 1996 and ending with the fiscal year ending 1998 are less than the specified projection of cumulative earnings per share for such period.

         The Convertible Debentures are required to be redeemed on the Maturity Date at its principal amount outstanding together with any accrued but unpaid interest together with an amount that would enable the Investors to yield an aggregate internal rate of return of 12% per annum on the cost of their investment. In addition, if any of the events of default specified in the Convertible Debentures occurs, the Convertible Debentures are automatically due and payable at the principal amount outstanding together with accrued interest and an amount that would enable the Investors to yield an aggregate internal rate of return on their investment of 19.75% per annum. Events of default include the delisting of the shares on NASDAQ or its suspension thereof; default in performance after failure to cure after notice; failure to pay principal or interest; failure to pay indebtedness for borrowed money; bankruptcy, insolvency or unsatisfied judgments; failure to achieve earnings per share of at least $.55 for fiscal years commencing January 1, 1996; and accounts receivable reaching a certain level in relationship to net sales.

     The obligations of China Bearing under the Convertible Debentures are guaranteed by the other members of the Sunbase Group.

          Pursuant to the provisions of the Subscription Agreement, each member of the Sunbase Group undertakes to appoint a nominee of GML to each of its respective boards of directors and the Company is required to appoint a nominee of GML as a member of its audit committee. Additionally, the Subscription Agreement contains various affirmative and negative covenants pertaining to such matters as corporate governance, conduct of board meetings, provision of financial statements and other information, delivery of budgets and business plans, inspection of property and books and records, use of the proceeds from the issuance of the Convertible Debentures (limited to working capital to expand the business of the Sunbase Group and to repay existing debt), and consultation rights.

         The Subscription Agreement requires that each member of the Sunbase Group receive the approval from each of the Funds prior to attempting to make certain fundamental changes such as a change to its capital structure; issuance of securities; amendment to its charter documents; effecting any merger; consolidation or subdivision of its shares; change in rights with respect to shares; and the redemption, purchase or cancellation of shares. Additionally, for so long as the Funds hold in the aggregate more than 50% of the total principal amount of the Convertible Debentures outstanding, the Funds have certain first refusal rights with respect the future issuance of securities by any member of the Sunbase Group. Also, there are restrictions on the ability of any member of the Sunbase Group to grant or permit to exist any security interest upon its assets or the provision of any guaranty or indemnity in respect of its securities. The Subscription Agreement further provides that unless the approval of the Funds have been obtained, no member of the Sunbase Group may acquire assets in excess of $3,000,000; borrow, lend or give any guaranty of any amount greater than $3,000,000; sell assets having a fair market value in excess of $3,000,000; make dividend payments in excess of 20% of the Company's audited earnings per share; grant liens in excess of $3,000,000; or enter into certain related party transactions.

         The Subscription Agreement also provides for certain demand registration rights in favor of the Investors in the event that any such Investor is deemed an affiliate of the Company.


     Limitations on Directors' Liabilities and Indemnification
     ---------------------------------------------------------

         The Company's Articles of Incorporation and Bylaws currently provide that the liability of the directors of Company for monetary damages shall be eliminated to the fullest extent permitted under Nevada Law. The Company's Bylaws provide that a director who performs the duties as described in the Bylaws shall not be liable or obligated to the shareholders or other directors for any mistake of fact or judgment made in carrying out the duties of the director, absent fraud, deceit or any wrongful taking.

     Transfer and Warrant Agent
     --------------------------

         U.S. Stock Transfer Company, 1745 Gardena Avenue, 2nd Floor, Glendale, California 91204-2991, serves as transfer and warrant agent for the Company's Common Stock and Series A Warrants.

     Reports to Shareholders
     -----------------------

         The Company intends to furnish annual reports to shareholders which will include audited financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate.

     Shares Eligible for Future Sale
     -------------------------------

         As of the date of this Prospectus, Asean Capital owned 10,111,000 shares of Common Stock and 36 shares of the Company's Series A Preferred Stock which is convertible into 3,600,000 of the Company's Common Stock at any time (collectively the Asean Securities). The Asean Securities were issued on December 22, 1994 and are deemed "restrictive securities" under the Securities Act and, as such, will be subject to restrictions on the timing, manner and volume of sales of such shares pursuant to Rule 144 of the Securities Act. On June 10, 1996, the Company issued 1,000,000 shares of the Company's Common Stock (the "Private Placement Shares") in a private placement. Pursuant to Registration Rights Agreements between the Company and each of such investors, the Company has agreed to file a Registration Statement covering the Private Placement Shares. This Prospectus is a part of such Registration Statement. Upon the effectiveness of such Registration Statement, the Private Placement Shares would be freely tradable. In addition to the 3,600,000 shares of the Common Stock issuable upon conversion of the Series A Preferred Stock, the Company has issued an aggregate of 6,800 shares of Series B Preferred Stock which are convertible under certain circumstances into an aggregate of 680,000 shares of Common Stock. The shares of the Common Stock issuable upon conversion of the Series B Preferred Stock will be deemed to be restricted shares, but, pursuant to Rule 144 as presently in effect, will become eligible for sale in the public market on or before January 16, 1998, subject to the volume and limitations imposed by Rule 144 with respect to shares owned by William McKay.

         Additionally, as of the date of this Prospectus, there are 10,392,167 warrants outstanding to purchase an aggregate of 148,459 shares of Common Stock at an exercise price of $175 per share, and an aggregate of 2,050,000 options to purchase Common Stock granted pursuant to the Company's 1995 Stock Option Plan at exercise prices ranging from $6.375 to $12.75 per share. On August 23, 1996, the Company issued an aggregate of $11,500,000 principal amount of Convertible Debentures to four institution investors. The Convertible Debentures are convertible at any time at an initial exercise price of $5.00, which conversion price is subject to adjustment as set forth in the Debenture documents. See "Description of Securities."
     The holders of the Convertible Debentures have certain demand registration rights with respect to the shares issuable pursuant to the conversion of the Convertible Debentures. The Company also agreed to issue to an investment banking firm in connection with the placement of the Convertible Debentures warrants to purchase an aggregate of 240,000 shares at an exercise price of $6.375 per share, one third of which is to be exercisable on January 16, 1997, one third on January 16, 1998 and one third on January 16, 1999, with each such tranche to be available for exercise six years commencing with the date of the earliest exercise.

         In general, under Rule 144, as currently in effect, any holder of restricted shares, including an affiliate of the Company, as to which at least two years have elapsed since the later of the date of the acquisition of such restricted shares from the company or an affiliate, is entitled within any three-month period to sell a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144 (except for the two-year holding period requirement) in order to sell shares of Common Stock which are not "restricted securities."

     Further, under Rule 144(k) a person who holds restricted shares as to which at least three years have elapsed since the date of their acquisition from the Company or an affiliate, and who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, is entitled to sell such shares under Rule 144 without regard to volume limitations, manner of sale provisions, notice requirements or availability of current public information concerning the Company.


                             SELLING SHAREHOLDERS

          The following table will provide certain information with respect to the persons offering the shares of the Common Stock pursuant to this Prospectus (the "Selling Shareholders") including their name and the number of shares to be offered. All of the shares were acquired by the Selling Shareholders pursuant to a Private Placement which was consummated on or about June 10, 1996. Pursuant to Registration Rights Agreements between the Company and the Selling Shareholders, the Company was required to file a Registration Statement covering the resale of the shares of Common Stock acquired. None of the Selling Shareholders personally owns in excess of 5% of the outstanding shares of Common Stock on a fully diluted basis (after taking into account the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Convertible Debentures), except that affiliates of HSBC Asset Management Bahamas Ltd. beneficially own in excess of 5% as a result of their ownership of the Convertible Debentures.

                    NAME                               SHARES TO BE OFFERED

                    Arnhold & S.
                    Bleichroeder, Inc.                           30,000

                    Asian Managed
                    Volatility Fund LLC                          25,000

                    Asia Commercial
                    Bank (nominees) Ltd.                        100,000

                    Vickers Ballas Holdings
                    Ltd.                                        200,000

                    Clarex Ltd.                                 100,000

                    Clemente Global Growth
                    Fund                                        100,000

                    Cosco Investment
                    (Singapore) Ltd.                             50,000

                    Roberto Fabros                                3,000

                    Steven Gluckstein                             3,000

                    Hamac & Company                              68,000

                    Rick Howell                                  10,000

                    HSBC Asset Management
                    Bahamas Ltd.                                100,000

                    Plitt & Co.                                  32,000

                    Sterneck Aggressive
                    Growth, LP                                   40,000

                    Sterneck Partners LP                         60,000

                    William Storms                               10,000

                    Todd Stockbauer                               2,400

                    David Lutz                                    1,800

                    Cameron McKay                                 2,000

                    William McKay                                25,000

                    Ernst Renezeder                               3,000

                    Tim R. Wulfekuhle                             3,000

                    Frank Brothers                                1,800

                    AFAM Controlled Risk
                    Asian Equity Fund Ltd.                       25,000

                    TR Enterprises Defined
                    Benefit Plan                                  5,000


                              PLAN OF DISTRIBUTION

          The Shares are being offered by the Selling Shareholders from time to time on the NASDAQ system, in privately negotiated transactions or on other markets. Any Shares sold in brokerage transactions will involve customary broker's commissions. No underwriter will participate in any sales on behalf of the Selling Stockholders.

                                    EXPERTS

          The consolidated financial statements of the Company at December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 and the financial statements of the Harbin Bearing General Factory at December 31, 1993 and 1992 and for each of the three years ended December 31, 1993 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon and elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF
HARBIN GENERAL FACTORY FOR THE
YEARS ENDED DECEMBER 31, 1993, 1992
and 1991

Report of Independent Auditors                   F-3

Balance Sheets as of December 31,
1992 and 1993                                     F4

Statements of Income for the years
ended December 31, 1991, 1992 and
1993                                              F5

Statements of Cash Flows for the
years ended December 31, 1992 and 1993         F6-F7

Statements of Changes in Equity
for the years ended December 31,
1991, 1992 and 1993                               F8

Notes to Financial Statements                 F9-F16

FINANCIAL STATEMENTS OF THE COMPANY
FOR THE YEARS ENDED DECEMBER 31,
1995 AND 1994

Report of Independent Auditors                   F17

Consolidated Balance Sheets as of
December 31, 1994 and December 31, 1995      F18-F19

Consolidated Statements of Income for the
years ending December 31, 1994 and
December 31, 1995                                F20

Consolidated Statements of Cash Flows
for the years ending December 31, 1994
and December 31, 1995                        F21-F22

Consolidated Statements of Changes
in Shareholders' Equity for the years ended
December 31, 1994 and December 31, 1995           F23

Notes to Consolidated Financial Statements    F24-F43

UNAUDITED FINANCIAL STATEMENTS OF
THE COMPANY FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1996 AND 1995

Consolidated Condensed Balance Sheets as of
December 31 1995 and September 30, 1996       F44-F45

Consolidated Condensed Statements of
Income for the nine months ended
September 30, 1995 and 1996                       F46

Consolidated Condensed Statements
of Cash Flows for the nine months
ended September 30, 1995 and 1996                 F47

Notes to Consolidated Financial
Statements                                    F48-F54

                         REPORT OF INDEPENDENT AUDITORS



     To the Board of Directors and Shareholders
          Sunbase Asia, Inc.



          We have audited the accompanying balance sheets of Harbin Bearing General Factory as predecessor of Harbin Bearing Company Limited (incorporated in the People's Republic of China ("China")) as of December 31, 1992 and 1993, and the related statements of income, cash flows and changes in equity for the years ended December 31, 1991, 1992 and 1993. These financial statements are the responsibility of Harbin Bearing General Factory's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbin Bearing General Factory as predecessor of Harbin Bearing Company Limited at December 31, 1992 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1991, 1992 and 1993, in conformity with accounting principles generally accepted in the United States of America.



                                              ERNST & YOUNG



     Hong Kong
     February 20, 1995

                         HARBIN BEARING GENERAL FACTORY

                BALANCE SHEETS AS OF DECEMBER 31, 1992 AND 1993

                             (Amounts in thousands)

                                                                 December 31,
                                                         1992       1993
                                               Notes      Rmb        Rmb

ASSETS
Current assets
 Cash and bank balances                                  21,434     174,467
 Accounts receivable, net                           5   201,430     331,123
 Inventories, net                                   6   211,619     319,859
 other receivables                                       57,392      96,814
 Due from related companies                               2,302      11,376
                                                        -------   ---------
Total current assets                                    494,177     933,639
Fixed assets, net                                   7   341,120     338,841
Long term investments                               8     7,168       7,262
                                                        -------   ---------

Total assets                                            842,465   1,279,742
                                                        =======   =========

LIABILITIES AND EQUITY
Current liabilities
 Short term bank loans                              9   277,156     298,752
 Current portion of long term bank loans           11    25,390      36,700
 Accounts payable                                        53,123     116,906
 Other payables                                          40,135      58,482
 Due to related companies                                 5,961       1,604
 Debentures                                        10    10,000      10,000
 Taxes other than income                                 18,269      12,201
                                                        -------   ---------
Total current liabilities                               430,034     534,645
Long term bank loans                               11   112,830     106,556
Long term loans                                    12    32,612      33,810
Loans from prospective investors                   13         -     300,000
                                                        -------   ---------
                                                        575,476     975,011
Obligations and commitments                        14
Equity:
 Dedicated capital                                 16   261,297     203,376
 Retained earnings                                        5,692     101,355
                                                        -------   ---------
Total equity                                            266,989     304,731
                                                        -------   ---------

Total liabilities and equity                            842,465   1,279,742
                                                        =======   =========

                The accompanying notes form an integral part of
                           the financial statements.

                         HARBIN BEARING GENERAL FACTORY

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                             (Amounts in thousands)



                                            Year ended December 31,

                                           1991        1992        1993
                                 Notes      Rmb         Rmb         Rmb

Sales                                     457,857     680,724     711,420

Sales tax                                ( 33,012)   ( 37,046)   ( 24,356)
                                         --------    --------    --------

Net sales                                 424,845     643,678     687,064

Cost of sales                            (335,882)   (452,594)   (441,467)
                                         --------    --------    --------

Gross profit                               88,963     191,084     245,597

Selling, general and
 administrative expenses                 ( 80,136)   (100,142)   ( 94,685)

Interest expense, net               22   ( 24,404)   ( 27,986)   ( 40,723)

Foreign exchange losses                         -    (    566)   (  3,446)
                                         --------    --------    --------

Income/(loss) before income
  taxes                                  ( 15,577)     62,390     106,743

Provision for income taxes           4   ( 13,020)   ( 11,123)   ( 11,080)
                                         --------    --------    --------

Net income/(loss)                        ( 28,597)     51,267      95,663
                                         ========    ========    ========

                The accompanying notes form an integral part of
                           the financial statements.

                         HARBIN BEARING GENERAL FACTORY

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                             (Amounts in thousands)


                                                  Year ended December 31,
                                                1991       1992        1993
                                                 Rmb        Rmb         Rmb

Cash flows from operating
 activities:
Net income                                    (28,597)     51,267      95,663
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
Depreciation                                   18,584      21,025      27,128
(Gain) loss on disposals of
 property, machinery & equipment              ( 1,629)   (    540)      1,005
Foreign exchange losses                             -         566       3,446
(Increase) decrease in assets:
Accounts receivable                             3,967    ( 28,878)   (129,693)
Inventories                                   (18,208)   ( 13,225)   (108,240)
Other receivables                             (16,110)   ( 23,154)   ( 39,422)
Due from related companies                          -        (534)   (  9,074)
Increase (decrease) in liabilities:
Accounts payable                               20,086    ( 12,926)   ( 63,783)
Other payables                                  7,661       3,765      18,347
Due to related companies                        7,928    (  5,491)   (  4,357)
Taxes other than income                         3,484       8,134    (  6,068)
                                              -------    --------    --------
Net cash used in operating
 activities                                   ( 2,834)          9    ( 87,482)

Cash flows from investing
 activities:
Acquisition of fixed assets                   (88,596)   (107,868)   ( 25,854)

Purchase of long term investment              (   499)          -    (     94)
Proceeds from disposals of
 fixed assets                                   1,464         774           -
                                              -------    --------    --------
Net cash used in investing
 activities                                   (87,631)   (107,094)   ( 25,948)
                                              -------    --------    --------

                The accompanying notes form an integral part of
                           the financial statements.

                         HARBIN BEARING GENERAL FACTORY


                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993 (continued)

                             (Amounts in thousands)


                                                  Year ended December 31,

                                                 1991       1992       1993
                                                  Rmb        Rmb        Rmb

Cash flows from financing
 activities:
Proceeds from short term
 bank loans                                    51,950     30,696     23,666
Repayment of short term bank loans                  -          -   (  2,070)
Issue (redemption) of debentures              (12,082)    10,000          -
Proceeds from long term
 bank loans                                    69,112     31,282      7,864
Repayment of long term
 bank loans                                   (29,891)         -   (  6,274)
Proceeds from long term loans                       -     32,612      1,198
Proceeds of loan from
 prospective investors                              -          -    300,000
Contribution from (Distribution to)
 State                                          8,555     19,501   ( 57,921)
                                              -------    -------   --------
Net cash provided by financing
 activities                                    87,644    124,091    266,463
                                              -------    -------   --------

Net increase (decrease) in
 cash and cash equivalents                    ( 2,821)    17,006    153,033
Cash and cash equivalents,
 at beginning of period                         7,249      4,428     21,434
                                              -------    -------   --------
Cash and cash equivalents,
 at end of period                               4,428     21,434    174,467
                                              =======    =======   ========

                The accompanying notes form an integral part of
                           the financial statements.

                         HARBIN BEARING GENERAL FACTORY

                        STATEMENTS OF CHANGES IN EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                             (Amounts in thousands)


                                        Dedicated    Retained
                                         Capital     Earnings
                                           Rmb          Rmb

Balance at December 31, 1990              224,606    (  8,343)
Net loss                                        -    ( 28,597)
Transfer to dedicated capital               4,106    (  4,106)
Contribution from State                     8,555           -
                                         --------    --------

Balance at December 31, 1991              237,267    ( 41,046)
Net income                                      -      51,267
Transfer to dedicated capital               4,529    (  4,529)
Contribution from State                    19,501           -
                                         --------    --------

Balance at December 31, 1992              261,297       5,692
Net income                                      -      95,663
Transfer to dedicated capital                   -           -
Distribution to State                    ( 57,921)          -
                                         --------    --------

Balance at December 31, 1993              203,376     101,355
                                         ========    ========

                The accompanying notes form an integral part of
                           the financial statements.

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

        Harbin Bearing Company Limited ("Harbin Bearing") was incorporated in the People's Republic of China ("China") as an equity joint stock enterprise limited by shares on December 28, 1993, under The Trial Measures on Share Companies and the Opinion on the Standardization of Joint Stock Companies promulgated by the State Council of China.

        Harbin Bearing is the successor to the manufacturing operations of Harbin Bearing General Factory (the "Company", the "Predecessor" or "Bearing Factory"), a Chinese state-owned enterprise established in 1950 managed by the municipal government of the City of Harbin of the Heilongjiang Province. Harbin Bearing commenced operations on January 1, 1994 and continued the ball bearing manufacturing and sales business of Bearing Factory.

        Pursuant to an agreement between the Predecessor and Harbin Bearing, the ball bearing manufacturing and sales business together with certain assets and liabilities were transferred to Harbin Bearing. Certain other assets and liabilities relating to the bearing business were transferred to Harbin Precision Machinery Manufacturing Company ("Harbin Precision"), and certain ancillary operations, businesses, facilities used to provide community services to employees of the factory and their families in Harbin were transferred to Harbin Bearing Holdings Company ("Harbin Holdings"). Harbin Holdings is a separate newly established enterprise under the supervision and control of the Machine Bureau and Harbin Precision is wholly-owned by Harbin Holdings. Harbin Holdings, in return, received 33.3% of the new shares of Harbin Bearing in consideration for the net assets transferred thereto from the Predecessor.

        The above has been disclosed as a subsequent event in note 23 to the financial statements.


2.  BASIS OF PRESENTATION

        The accompanying financial statements of Bearing Factory present the financial position, results of operations and cash flows of Bearing Factory prior to January 1, 1994. The assets and liabilities of Bearing Factory have been stated at historical cost.

        The accompanying financial statements of Bearing Factory were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). This basis of accounting differs from that used in the statutory accounts of Bearing Factory, which were prepared in accordance with the accounting principles and the relevant financial regulations applicable to state-owned industrial enterprises, where applicable, as established by the Ministry of Finance of China ("PRC GAAP").

        The principal adjustments made to conform the statutory accounts of Bearing Factory to U.S. GAAP included the following:

    .   Provision for doubtful accounts receivable;

    .   Provision for inventory obsolescence;

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


2.   BASIS OF PRESENTATION (continued)

     .   Valuation of inventories;

     . Depreciation expense for property, machinery and equipment to more accurately reflect the economic useful life of these assets;

     . Reclassification of certain items, designated as "reserves appropriated from net income", as a charge to income; and

     .   Recognition of sales and cost of sales upon delivery to the customers.


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  Sales

             Sales represent the invoiced value of goods, net of sales tax, recognized upon delivery to customers.

    (b)  Cash and cash equivalents

             Cash and cash equivalents include cash on hand and demand deposits with banks with an original maturity of three months or less.

    (c)  Inventories

             Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Work-in-progress and finished goods include direct materials, direct labor and an attributable proportion of production overheads.

    (d)  Fixed assets and construction in progress

             Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight line method over the assets' estimated useful lives. The estimated useful lives of property, machinery and equipment are as follows:

         Buildings                  20 years
         Machinery and equipment    10 years
         Motor vehicles              5 years
         Furniture, fixtures and
           office equipment          5 years

             Construction-in-progress represents staff quarters, factories and other buildings under construction and plant and machinery pending installation. This includes the costs of construction, the costs of plant and machinery and interest charges to finance these assets during the period of construction or installation.

    (e)  Income taxes

             The income taxes reflect the accounting standards in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     (f) Foreign currency translation

              Bearing Factory's financial records are maintained and the statutory financial statements are stated in Renminbi (Rmb). All foreign currency transactions and monetary assets and liabilities denominated in foreign currency are translated into Renminbi at the rates of exchange set by the government from time to time ("official exchange rate"). In preparing these financial statements, all foreign currency transactions during the year have been translated into Rmb using applicable rates of exchange quoted by the applicable foreign exchange adjustment center ("swap center") for the respective years. Monetary assets and liabilities denominated in foreign currencies are translated into Rmb using the applicable swap center exchange rates prevailing at the balance sheet date. The resulting exchange differences have been credited or charged to the statements of income.

     (g) Dedicated capital

              Bearing Factory maintains discretionary dedicated capital, which includes a general reserve fund, an enterprise expansion fund and a staff welfare and an incentive bonus fund. Bearing Factory determined on an annual basis the amount of the annual appropriations to dedicated capital. Such appropriations are reflected in the year end balance sheets under equity as dedicated capital; however, the appropriation for the staff welfare and incentive bonus fund is charged to income.


4.  INCOME TAXES

         Deferred taxes have not been provided for in respect of Bearing Factory since the amount of income tax payable has been predetermined and agreed with the tax authority each year and accordingly income tax payable is not determined based on income.

         Bearing Factory, a state-owned enterprise, was subject to income taxes at the statutory tax rate of 55% on the taxable income as reported in the statutory accounts adjusted for taxation purposes in accordance with the relevant income tax laws in China. However, Bearing Factory had agreed with the Harbin Tax Bureau to pay a fixed amount of income tax each year, regardless of actual taxable income.

         A reconciliation of the effective income tax rate to the statutory income tax rate each year is summarized below:

                                          1991      1992      1993

    Statutory income tax rate             55.0%     55.0%     55.0%

    Effect of agreed tax rate           (138.6%)   (37.2%)   (44.6%)
                                        -------    ------    ------

    Effective income tax rate           (83.6%)      17.8%     10.4%
                                        =======    ======    ======

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


4.   INCOME TAXES (continued)

         Further to the reorganization summarized in Note 1, Harbin Bearing, the successor to Bearing Factory, will be subject to an income tax rate of 15%.

5.   ACCOUNTS RECEIVABLE

     Accounts receivable are comprised of:

                                                             December 31,
                                                           1992          1993
                                                            Rmb           Rmb

     Accounts receivable - trade                        328,238         473,055
     Less: Allowance for doubtful debts                (126,808)       (141,932)
                                                       --------        --------

     Accounts receivable, net                           201,430         331,123
                                                       ========        ========


6.   INVENTORIES

     Inventories are comprised of:

                                                             December 31,
                                                           1992        1993
                                                            Rmb         Rmb
     Raw materials                                      101,431     116,808
     Work-in-progress                                    59,460     105,234
     Finished goods                                      84,365     121,674
                                                       --------    --------
                                                        245,256     343,716

     Less: Allowance for obsolescence                  ( 33,637)   ( 23,857)
                                                       --------    --------

     Inventories, net                                   211,619     319,859
                                                       ========    ========


 7.  FIXED ASSETS

                                                               December 31,
                                                           1992        1993
                                                            Rmb         Rmb
     Buildings                                          197,847     201,616
     Machinery and equipment                            233,209     252,487
     Motor vehicles                                      20,232      20,682
     Furniture, fixtures and office equipment             3,897       6,451
     Construction in progress                           176,337     162,220
                                                       --------    --------
                                                        631,522     643,456

     Less: Accumulated depreciation                    (290,402)   (304,615)
                                                       --------    --------

     Fixed assets, net                                  341,120     338,841
                                                       ========    ========

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


     7.   FIXED ASSETS (continued)

               The Company's buildings are located in China and the land on which the Company's buildings is situated is State-owned.

     8.   LONG TERM INVESTMENTS

               Long term investments are stated at cost and represent investments in treasury bonds issued by the Chinese government. The investments bear interest ranging from 4% to 15% per annum and are redeemable on maturity or as advised by the government.

     9.   SHORT TERM BANK LOANS

               The short term bank loans bear interest at an average rate of 11% and are repayable within one year.

     10.  DEBENTURES

               Debentures are issued to the employees and bear interest at 12% per annum and are repayable within one year.

     11.  LONG TERM BANK LOANS

               Long term bank loans bear an average interest rate of approximately 8.64% per annum and are repayable as follows:

                                                      December 31,    December 31,
                                                          1992            1993
                                                           Rmb             Rmb
         1993                                            25,390               -
         1994                                            18,600          36,700
         1995                                            78,230          64,356
         1996                                                 -          22,200
         1997                                            16,000          20,000
         1998                                                 -               -
                                                       --------        --------

                                                        138,220         143,256
         Less: Portion repayable within one year        (25,390)        (36,700)
                                                       --------        --------

                                                        112,830         106,556
                                                       ========        ========

     12.  LONG TERM LOANS

               On December 10, 1992, the Company received Rmb33,810 from its employees to finance the operation's operating and capital commitments. The loans are unsecured and bear interest at 15% per annum. The funds are repayable together with the accumulated interest in December 1995.

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


     13.  LOANS FROM PROSPECTIVE INVESTORS

               During 1993, the Company received in advance Rmb 300 million from Harbin Xinhengli and Harbin Sunbase, the employees of the Company and other parties in consideration for 66.7% of the newly issued shares of Harbin Bearing. The funds represented the cash contribution to the equity of Harbin Bearing of Rmb 450 million, the balance being represented by the net assets contributed by Bearing Factory of Rmb 150 million (33.3%).

               The advances were unsecured and non-interest bearing.

     14.  OBLIGATIONS AND COMMITMENTS

               As of December 31, 1993, the Company had outstanding capital commitments for purchases of equipment of approximately Rmb 64,000 (US$7,503).

     15.  FOREIGN CURRENCY EXCHANGE

               The Chinese government imposes control over its foreign currency. Renminbi, the official currency of China, is not freely convertible. Prior to December 31, 1993, all foreign exchange transactions involving Renminbi had to be undertaken either through the Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center. The exchange rates used for transactions through the Bank of China and other authorized banks are set by the government from time to time whereas the exchange rates available at a swap center are determined largely by supply and demand. Payment for imported materials and remittance of earnings outside of China are subject to the availability of foreign currency which is dependent on the foreign currency denominated earnings of the entity or allocated to the Company by the government at official exchange rates or must be arranged through a swap center with government approval.

               On January 1, 1994, the People's Bank of China introduced a managed floating exchange rate system based on the market supply and, demand and established a unified foreign exchange inter-bank market amongst designated banks. In place of the official rate and the swap center rate, the People's Bank of China publishes a daily exchange rate for Renminbi based on the previous day's dealings in the inter-bank market.

               The official exchange rate and Shanghai swap center rate as of December 31, 1993 together with the floating exchange rates at January 1, 1994, September 30, 1994 and March 31, 1995 were as follows:

                                       December 31,   January 1,   December 31,   March 31,
                                           1993          1994          1994         1995
                                           Rmb           Rmb           Rmb           Rmb
         Rmb equivalent of U.S.$1
         Official exchange rate           5.8            -              -             -
         Beijing swap center rate         8.7            -              -             -
         Floating exchange rate             -          8.7           8.45          8.38

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


     16.  DISTRIBUTION OF PROFIT

               As stipulated by the relevant laws and regulations for state-owned enterprises, Bearing Factory was required to maintain discretionary dedicated capital, which included a general reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund. Bearing Factory determined on an annual basis the amount of the annual appropriations to dedicated capital. Dedicated capital is classified into contributory and discretionary dedicated capital.

               Contributory dedicated capital represents annual appropriations from net income after tax as presented in the statutory accounts, for which the levels of appropriation are governed by government regulations. Discretionary dedicated capital represents appropriations made at the sole discretion of the company's management. Both contributory and discretionary dedicated capital are not distributable in the form of dividends.

               In the accompanying statements of income, amounts designated for payments of staff welfare (to the extent that it is not related to capital expenditure) and incentive bonus to employees have been charged to income before arriving at net income and are reflected in the accompanying balance sheets in accordance with U.S. GAAP.

               The retained earnings balances in these financial statements reflect the effect of U.S. GAAP adjustments only and do not represent distributable reserves under Chinese regulations.

     17.  RETIREMENT PLAN

               As stipulated by the regulations of the Chinese government, Bearing Factory has a defined contribution plan for all staff. Staff are entitled to an annual pension from the State equal to their basic salary amount at their retirement date. Bearing Factory pays to the State 20% of the basic salary of its staff. The pension costs incurred by Harbin Bearing in 1991, 1992, and 1993 were Rmb 8,470, Rmb 10,108, and Rmb 22,773, respectively.


     18.  RELATED PARTY TRANSACTIONS

               A significant portion of the business undertaken by the Company during the relevant period has been effected with other State-owned enterprises in China and on such terms as determined by the relevant Chinese authorities.

                        HARBIN BEARING GENERAL FACTORY

                         NOTES TO FINANCIAL STATEMENTS

           (Amounts expressed in thousands unless otherwise stated)


     19.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                             Year ended December 31,
                                           1991        1992       1993
                                            Rmb         Rmb        Rmb
         Cash paid for:
         Interest                          30,193     44,460      47,481
         Less: Interest capitalised        (5,300)    (8,562)    (10,815)
                                          -------    -------    --------
                                           24,893     35,898      36,666

         Income taxes                      13,020     11,123      11,080

     20.  FINANCIAL INSTRUMENTS

               The carrying amounts of Harbin Bearing's cash and loans approximate their fair value because of the short maturity of those instruments. The carrying amounts of bank loans approximate their fair value based on the borrowing rates currently available for bank loans with similar terms and average maturities.

     21.  CONCENTRATION OF CREDIT RISK

               The Company manufactures and sells general and precision ball bearings in diversified industries in the PRC. The Company has long standing relationships with most of its customers and generally does not require collateral. There is no concentration of receivables in any specific industry.

     22.  OTHER SUPPLEMENTAL INFORMATION

               Interest expense, net of the amounts capitalised, is represented as follows:

                                      Year ended December 31,
                                     1991       1992       1993
                                      Rmb        Rmb        Rmb

         Interest incurred          29,704     36,548     51,538
         Interest capitalised       (5,300)   (8,562)    (10,815)
                                   -------    -------    -------

         Interest expense           24,404     27,986     40,723

     23.  SUBSEQUENT EVENT

               Subsequent to the year end date, on January 1, 1994, the Company transferred its ball bearing manufacturing and sales business together with certain assets and liabilities to Harbin Bearing pursuant to an agreement between the Company and Harbin Bearing (see Note 1).

               The assets acquired and the liabilities assumed by Harbin Bearing were revalued at the then respective fair values. The fair value of the net assets so transferred was Rmb 173,788.

                         REPORT OF INDEPENDENT AUDITORS



     To the Board of Directors and Shareholders
          Sunbase Asia, Inc.



          We have audited the accompanying consolidated balance sheets of Sunbase Asia, Inc. and its subsidiaries as of December 31, 1995 and 1994 and the related statements of income, cash flows and changes in shareholders' equity for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunbase Asia, Inc. and its subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States of America.



                                        ERNST & YOUNG



     Hong Kong
     April 5, 1996

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994
                             AND DECEMBER 31, 1995

       (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)


                                          NOTES     1994        1995       1995
                                                     RMB         RMB        US$
                                                  ---------   ---------   -------
ASSETS
Current assets
  Cash and bank balances                             65,646      30,944     3,719
  Accounts receivable, net                    5     261,184     264,186    31,753
  Notes receivable                                       --      25,756     3,096
  Inventories, net                            6     361,455     476,997    57,331
  Prepaid VAT                                            --      40,429     4,859
  Other receivables                                  35,636      57,209     6,876
  Due from related companies                 23     170,073     137,079    16,476
                                                  ---------   ---------   -------
Total current assets                                893,994   1,032,600   124,110
Fixed Assets                                  7     481,295     554,086    66,597
Deferred asset                                8      35,729      18,134     2,180
Long term investments                         9       6,999       1,438       173
Goodwill                                     10          --      12,144     1,460
                                                  ---------   ---------   -------
Total assets                                      1,418,017   1,618,402   194,520
                                                  =========   =========   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short term bank loans                      11     227,078     276,813    33,271
  Accounts payable                                  151,853     116,205    13,967
  Notes payable                              12          --      15,627     1,878
  Accrued liabilities and other                      44,761      90,108    10,831
    payables
  Short term obligations under               13      15,873      17,269     2,075
    capital leases
  Other loans                                14      33,810      33,810     4,064
  Secured promissory note                  1,15          --      41,600     5,000
  Income tax payable                          4       9,342       5,874       706
  Taxes other than income                            20,970          --        --
  Due to related companies                          130,635     111,654    13,420
  Due to shareholders                                11,682      17,352     2,086
                                                  ---------   ---------   -------
Total current liabilities                           646,004     726,312    87,298
Long term bank loans                         16      68,424     110,670    13,302
Long term obligations                        13     124,982     107,713    12,946
  under capital leases
Secured promissory note                    1,15      42,250          --        --
Minority interests                                  288,175     343,142    41,243
                                                  ---------   ---------   -------
                                                  1,169,835   1,287,837   154,789


             The accompanying notes form an integral part of these
                       consolidated financial statements

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994
                       AND DECEMBER 31, 1995 (continued)

       (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

                                            NOTES     1994        1995       1995
                                                       RMB         RMB        US$
                                                    ---------   ---------   -------
Obligations and commitments                    13          --          --        --
Shareholders' equity:
Common Stock, par value US$0.001 each,
  50,000,000 shares authorized;
  11,700,063 issued, and fully paid up         19          99          99        12
Preferred Stock, par value US$0.001
  each, 25,000,000 shares authorized,
   Convertible Preferred Stock -
     Series A;
     36 shares issued and outstanding       1, 19      44,533      44,533     5,352
   Convertible Preferred Stock -
     Series B;
     6,800 shares issued and outstanding
     (1994: Nil issued)                         1           -      28,288     3,400
Contributed surplus                            19     151,942     151,942    18,262
Reserves                                       20      13,011      25,266     3,037
Retained earnings                                      38,597      80,437     9,668
                                                    ---------   ---------   -------
Total shareholders' equity                            248,182     330,565    39,731
                                                    ---------   ---------   -------

Total liabilities and shareholders'
 equity                                             1,418,017   1,618,402   194,520
                                                    =========   =========   =======

             The accompanying notes form an integral part of these
                       consolidated financial statements

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
          FOR THE YEARS ENDING DECEMBER 31, 1994 AND DECEMBER 31, 1995

       (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)


                                         NOTES      1994          1995          1995
                                                     RMB           RMB           US$
                                                 -----------   -----------   -----------
Net Sales
  -  third parties                                  655,848       569,248        68,419
  -  related parties                        23       63,994       103,111        12,393
                                                 ----------    ----------    ----------
                                                    719,842       672,359        80,812
Cost of sales                                      (441,854)     (381,377)      (45,838)
                                                 ----------    ----------    ----------
Gross profit                                        277,988       290,982        34,974

Selling, general and
 administrative expenses
  -  third parties                                  (57,434)      (71,820)       (8,632)
  -  related parties                        23      (37,784)      (41,182)       (4,950)
                                                 ----------    ----------    ----------
                                                    (95,218)     (113,002)      (13,582)
Interest expense
  -  third parties                                  (30,128)      (37,136)       (4,463)
  -  related parties                        23      (12,593)      (11,310)       (1,359)
                                                 ----------    ----------    ----------
                                                    (42,721)      (48,446)       (5,822)
Reorganization expenses                     21       (7,307)           --            --
                                                 ----------    ----------    ----------
Income before income taxes                          132,742       129,534        15,570
Provision for income taxes:                  4
  -  Current                                        (19,087)      (20,472)       (2,461)
  -  Deferred                                        (3,600)           --            --
                                                 ----------    ----------    ----------
                                                    (22,687)      (20,472)       (2,461)
                                                 ----------    ----------    ----------
Income before minority interests                    110,055       109,062        13,109

Minority interests                                  (58,447)      (54,967)       (6,607)
                                                 ----------    ----------    ----------

Net income                                           51,608        54,095         6,502
                                                 ==========    ==========    ==========

Earnings per common share                   17         3.37          3.54          0.42
                                                 ==========    ==========    ----------

Numbers of shares outstanding               17   15,300,063    15,300,063    15,300,063
                                                 ==========    ==========    ==========

             The accompanying notes form an integral part of these
                       consolidated financial statements

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDING DECEMBER 31, 1994 AND DECEMBER 31, 1995

                             (AMOUNTS IN THOUSANDS)


                                         NOTES     1994        1995        1995
                                                    RMB         RMB         US$
                                                 ---------   ---------   --------
Cash flows from operating
 activities:
Net income                                         51,608      54,095      6,502
Adjustments to reconcile income
 to net cash provided by
 operating activities:
Minority interests                                 58,447      54,967      6,606
Depreciation                                       44,562      44,447      5,342
Loss on disposal of fixed assets                       --       4,829        580
Exchange difference on secured
 promissory note                                       --        (650)       (78)
Reorganization expenses                             7,307
Others                                              1,226      17,595      2,115

(Increase) decrease in assets:
Accounts receivable                              (261,184)     (1,312)      (157)
Inventories                                       (80,457)   (107,824)   (12,960)
Notes receivable                                       --     (25,756)    (3,096)
Prepaid VAT                                            --     (40,429)    (4,859)
Other receivables                                  32,372     (21,086)    (2,534)
Due from related companies                       (157,118)     32,994      3,965
Deferred tax asset                                  3,600          --         --

Increase (decrease) in
 liabilities:
Accounts payable                                   34,947     (41,836)    (5,028)
Notes payable                                          --       4,000        481
Accrued liabilities and other
  payables                                         18,361      40,531      4,872
Income tax payable                                  9,342      (3,468)      (417)
Taxes other than income                            20,970     (20,970)    (2,520)
Due to related companies                          129,031     (34,854)    (4,189)
Due to shareholders                                   674       5,670        681
                                                 --------    --------    -------
Net cash used in operating
  activities                                      (86,312)    (39,057)    (4,694)

Cash flows from investing
 activities:
Purchase of a subsidiary                    22         --        (731)       (88)
Disposal of long term investments                     263       5,561        668
Proceeds from disposal of fixed
  assets                                               --         115         14
Additions to fixed assets                        (153,213)    (92,571)   (11,126)
                                                 --------    --------    -------
Net cash used in investing
  activities                                     (152,950)    (87,626)   (10,532)

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDING DECEMBER 31, 1994 AND DECEMBER 31, 1995
                                 (continued)

                            (AMOUNTS IN THOUSANDS)

                         NOTES             1994        1995      1995
                                            Rmb         Rmb       Rmb
                                            ---         ---       ---
Cash flows from financing
activities:
Proceeds from short term bank
  loans                                 440,213     518,573     62,328
Repayment of short term bank
  loans                                (360,344)   (468,838)   (56,351)
Redemption of debentures                (10,000)         --         --
Proceeds from long term bank
  loans                                  68,424      54,289      6,525
Repayment of long term bank loans            --     (12,043)    (1,447)
                                       --------    --------    -------
Net cash provided by financing
  activities                            138,293      91,981     11,055
                                       --------    --------    -------

Net decrease in cash and cash
  equivalents                          (100,969)    (34,702)    (4,171)
Cash and cash equivalents, at
  beginning of year                     166,615      65,646      7,890
                                       --------    --------    -------
Cash and cash equivalents, at end
  of year                                65,646      30,944      3,719
                                       ========    ========    =======

Income taxes paid                        10,920      15,953      1,917
Interest paid (net of amount
  capitalized)                           30,856      35,186      4,229
Non-cash transactions:
Financing of lease arrangements          14,590      15,873      1,908
Purchase of a subsidiary by issue
  of convertible stock                       --      28,288      3,400
                                       --------    ========    =======

             The accompanying notes form an integral part of these
                       consolidated financial statements.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1995

                             (AMOUNTS IN THOUSANDS)


                             Common       Preferred        Contributed               Retained
                             Stock          stock            Surplus      Reserves   earnings
                                      Series A  Series B
                              Rmb        Rmb       Rmb         Rmb          Rmb        Rmb
Balance at
 December 31, 1993
 (note 1)                        99      44,533       --        144,635         --         --

Reorganization expenses
 (note 21)                       --          --       --          7,307         --         --

Net income                       --          --       --             --         --     51,608

Appropriation to
 reserves
 (note 20)                       --          --       --             --     13,011    (13,011)
                             ------   ---------   ------        -------     ------    -------

Balance at
 December 31, 1994               99      44,533       --        151,942     13,011     38,597

Now issue (note 1)               --          --   28,288             --         --         --

Net income                       --          --       --             --         --     54,095

Appropriation to
 reserves
 (note 20)                       --          --       --             --     12,255    (12,255)
                             ------   ---------   ------        -------     ------    -------

Balance at
 December 31, 1995               99      44,533   28,288        151,942     25,266     80,437
                             ======   =========   ======        =======     ======    =======

             The accompanying notes form an integral part of these
                      consolidated financial statements.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


1.   ORGANIZATION AND PRINCIPAL ACTIVITIES

          Sunbase Asia, Inc. ("the Company") entered into a share exchange agreement ("Share Exchange Agreement") with Asean Capital Limited ("Asean Capital") on December 2, 1994. Pursuant to the agreement and certain subsequent changes thereto as agreed between the Company and Asean Capital, and further to a board resolution of the Company on March 31, 1995, the Company issued in effect 10,261,000 common stock, 36 shares of Series A convertible preferred stock and a US$5 million secured promissory note to Asean Capital in exchange for the entire issued share capital of China Bearing Holdings Limited ("China Bearing").

          The Series A convertible preferred stock is convertible at the option of the holder at a conversion rate of 100,000 common stock per Series A share. As preferred shares, the shares carry 500,000 votes per share and are entitled to the same dividend as the common stock shareholders on the basis as if the preferred shares had been converted to common stock shares at the conversion rate as noted above.

          The total number of common stock outstanding subsequent to this arrangement was 11,700,063. For the purpose of these financial statements, the Share Exchange Agreement and all subsequent amendments thereto were deemed to be effected as of December 31, 1993.

          This transaction has been treated as a recapitalization of China Bearing with China Bearing as the acquirer (reverse acquisition). The historical financial statements prior to December 2, 1994 are those of China Bearing.

          China Bearing is a holding company which was establishing to acquire a 100% interest in China International Bearing (Holdings) Company Limited ("China International"), a company wholly-owned by Sunbase International (Holdings) Limited ("Sunbase International"), at a nominal consideration of HK$0.002 on March 8, 1994. China International was incorporated in Hong Kong on June 23, 1993 to act as the holding company of Harbin Xinhengli Development Co. Ltd. ("Harbin Xinhengli") and Harbin Sunbase Development Co. Ltd. ("Harbin Sunbase"), Sino-foreign equity joint ventures in the People's Republic of China ("China" or the "PRC") established on September 18, 1993 and January 28, 1993, respectively, and to acquire in aggregate a 51.6% interest in Harbin Bearing Company Limited ("Harbin Bearing"). China International has a 99.9% equity interest in Harbin Xinhengli and a 99.0% equity interest in Harbin Sunbase, which hold 41.6% and 10.0%, of the equity interests of Harbin Bearing. The aggregate cash consideration contributed by Harbin Xinhengli and Harbin Sunbase to Harbin Bearing was Rmb 232.1 million for the acquisitions of the 51.6% interest in Harbin Bearing.

          Harbin Bearing is the successor to the manufacturing operations of Harbin Bearing General Factory (the "Predecessor" or "Bearing Factory"), a Chinese state-owned enterprise established in 1950. In connection with the restructuring of the Predecessor, Harbin Bearing was established on December 28, 1993 as a joint stock limited company under the Trial Measures on Share Companies and the Opinion on the Standardization of Joint Stock Companies promulgated by the State Council of China.

          Pursuant to an agreement between the Predecessor and Harbin Bearing, the ball bearing manufacturing and sales businesses, together with certain assets and liabilities, were transferred to Harbin Bearing. Certain other assets and liabilities relating to the bearing business were transferred

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

to Harbin Precision Machinery Manufacturing Company ("Harbin Precision"), and certain ancillary operations, businesses, facilities used to provide community services to employees of the factory and their families in Harbin were transferred to Harbin Bearing Holdings Company ("Harbin Holdings").

          However, certain assets such as accounts receivable and construction in progress and certain liabilities such as the long term bank loan were not transferred to Harbin Bearing. Harbin Bearing will account for all new sales and subsequent collections effective from January 1, 1994 and assist the Predecessor in the collection of its outstanding accounts receivable prior to the reorganization. This service will be provided at no cost.

          Harbin Holdings is a separately established enterprise controlled by and under the administration of the Harbin Municipal Government and the industrial oversight of the Machine Bureau. Harbin Precision is wholly-owned by Harbin Holdings. Harbin Holdings received 33.3% of the new shares of Harbin Bearing in consideration for the net assets transferred thereto from the Predecessor.

          Details of the equity capital of Harbin Bearing are as follows:

                                             Contribution
                                             to Registered     Ownership
                                                Capital       Percentage
                                              Rmb million
Harbin Xinhengli and Harbin Sunbase           232.1            51.6%
Harbin Holdings (in the form of assets)       150.0            33.3%
Current employees of Harbin Bearing
     and other (in cash)                       67.9            15.1%
                                              -----           -----

                                              450.0           100.0%
                                              =====           =====

          The assets acquired and the liabilities assumed by Harbin Bearing from the Predecessor were revalued on December 31, 1993 at the then respective fair values which included certain fixed assets revalued by the State Administration of Assets Bureau. The book value of the net assets so transferred was Rmb 150,000. After giving effect to the principal adjustments in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") as explained in Note 2 below, the fair value of the net assets transferred to Harbin Bearing from the Predecessor was Rmb 173,118. The total fair value of the net assets of Harbin Bearing after taking into account the cash received from the other investors totalled Rmb 473,118.

          China International completed its acquisition of an effective interest of 51.4% interest in Harbin Bearing through Harbin Xinhengli and Harbin Sunbase on December 28, 1993. Harbin Holdings together with some individual investors retained 48.4% and the remaining 0.2% which was held by the joint venture partners of Harbin Xinhengli and Harbin Sunbase.

          The following unaudited pro forma information for the years ended December 31, 1994 and 1993 has been prepared on the basis as if the acquisition of China Bearing and Harbin Bearing had occurred on January 1, 1993.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


1.   ORANIZATION AND PRINCIPAL ACTIVITIES (continued)

          The pro forma results for the year ended December 31, 1994 presented below are prepared after giving effect to the following pro forma adjustments:

          (a) Interest expense in respect of the US$5 million secured promissory note issued pursuant to the restructuring as detailed above; and

          (b) reversal of the reorganization expenses which had already been reflected in the pro forma results for the year ended December 31, 1993 on the basis as if the reorganization was completed on January 1, 1993.

          The pro forma results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the acquisitions been in effect on January 1, 1993 or which may occur in the future.

                                       Year ended
                                       December 31,
                                    1993      1994
                                    Rmb       Rmb
                                     (unaudited)
Net sales                            687,064   719,842
Net income                            41,310    55,563
Earnings per common stock share         2.70      3.63

          On December 29, 1995, the Company entered into a reorganization agreement ("Reorganization Agreement") with Southwest Products Company ("Southwest") and the shareholders of Southwest for the acquisition of 100% of the issued common stock of Southwest.

          Pursuant to the Reorganization Agreement, a wholly-owned subsidiary of the Company was incorporated for the purpose of merging with Southwest pursuant to a separate merger agreement. In connection with the merger, the Company issued an aggregate of 6,800 shares of Series B convertible preferred stock ("Series B stock") to the then shareholders of Southwest or their designates. At the option of the Series B stockholders, the stock may be redeemed at US$500 per Series B share by the Company from the proceeds of the next permanent equity offering, the net proceeds of which will be designated for such redemption. Any shares not so redeemed will automatically be converted into common stock shares at the rate of 100 common stock shares per Series B stock. If the aforesaid public offering or the redemption are not affected within two years from date of issue of the Series B stock, the stock will automatically be converted into common stock at the rate of 100 common stock shares per Series B stock. As preferred shares, the shares carry 100 votes per share and are entitled to the same dividend as the common shareholders on the basis as if the preferred shares had been converted to common stock shares at the conversion rate as noted above.

          This transaction has been treated as a business combination and is accounted for under the purchase method of accounting. However, since the acquisition was consummated on December 31, 1995, the results of Southwest for the year then ended have not ben consolidated into the Company but will accrue to the Company from January 1, 1996.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


1.   ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

          Southwest is a manufacturer of spherical bearings which supplies its products to the aerospace, commercial aviation and other industries around the world. Its major customers are in the United States of America. Southwest also has an interest in a Shanghai Joint Venture. As a result of a lack of information available with respect to the financial condition of the Shanghai Joint Venture, management of the Company was unable to determine the fair value of the 28% equity interest in the Shanghai Joint Venture owned by Southwest. Accordingly, the Company did not allocate any portion of the Southwest purchase consideration to the investment in the Shanghai Joint Venture at December 31, 1995. The Company is attempting to obtain additional information, and to the extent that such additional information is obtained during 1996, the Company may subsequently determine to allocate a portion of the purchase consideration to the investment in the Shanghai Joint Venture, with a commensurate reduction to goodwill. Such allocation, if it occurs, would not have a material effect on the consolidated results of operations or financial position of the Company.

          The following unaudited pro forma information for the years ended December 31, 1995 and 1994 are prepared on the basis as if the acquisition of Southwest and China Bearing by the Company had occurred on January 1, 1994. The unaudited pro forma information for the year ended December 31, 1994 is presented after taking into account the effect of the following pro forma adjustments in respect of the acquisition of China Bearing by the Company:

          (a) interest expense in respect of the US$5 million secured promissory note issued pursuant to the restructuring of the Company for the acquisition of China Bearing;

          (b) reversal of the reorganization expenses incurred for the aforesaid restructuring as if the reorganization were completed on January 1, 1993; and

          (c) amortization of goodwill and the effect of the increment of fair values on assets arising from acquisition of Southwest.

          The following pro forma financial information has been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the acquisitions and the reorganization been in effect on January 1, 1994 or which may occur in the future.

                                            Year ended
                                            December 31,
                                         1994      1995
                                         Rmb       Rmb
                                          (unaudited)
Net sales                                 755,234   708,658
Net income                                 67,463    58,003
Pro forma earnings per common share          4.22      3.63

2.   BASIS OF PRESENTATION

          The Company's first operating subsidiary, Harbin Bearing, was formed on December 28, 1993 and commenced operations on January 1, 1994.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


2.   BASIS OF PRESENTATION (continued)

Accordingly, no consolidated statements of income and cash flows were prepared for the year ended December 31, 1993.

          The consolidated financial statements incorporate the results of operations of the Company and its subsidiaries (hereinafter referred to as the "Group") on the basis that the Group with all its present components had been so constituted during the two-year period ended December 31, 1995, except for Southwest, the acquisition of which was completed on December 31, 1995. These financial statements include the fair value of the net assets of Southwest at December 31, 1995. All material intra group transactions and balances have been eliminated on consolidation.

          The consolidated financial statements were prepared in accordance with U.S. GAAP. This basis of accounting for the purpose of these financial statements differs from that used in the statutory and management accounts of Harbin Bearing which were prepared in accordance with the accounting principles and the relevant financial regulations applicable to joint stock enterprises as established by the Ministry of Finance of China ("PRC GAAP").

          The principal adjustments made to conform the statutory accounts of Harbin Bearing to U.S. GAAP included the following:


          .    Revenue recognition;

          .    Provision for doubtful accounts receivable;

          .    Provision for inventory obsolescence;

          .    Valuation of inventories;

          . Accounting of assets financed under capital leases as assets of the Company together with the corresponding liabilities; and



          .    Deferred taxation.

          The financial information has been prepared in Renminbi (Rmb), the national currency of China. Solely for the convenience of the reader, the financial statements have been translated into United States dollars prevailing at the People's Bank of China on June 30, 1996 which was US$1.00 = Rmb8.32. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at that rate or any other certain rate on December 31, 1995.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (a)  Cash and bank balances

          Cash and bank balances include cash on hand and demand deposits with banks with an original maturity of three months or less. None of the Group's cash is restricted as to withdrawal or use.

          (b)  Inventories

          Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Work-in-progress and finished goods include direct

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

materials, direct labor and an attributable proportion of production overheads.

          (c)  Fixed assets and depreciation

          Property, machinery and equipment are stated at cost less accumulated depreciation. Depreciation of property, machinery and equipment is computed using the straight-line method over the assets' estimated useful lives. The estimated useful lives of property, machinery and equipment are as follows:

          Buildings                                   20 years

          Machinery and equipment                     8-10 years

          Motor vehicles                              3 years

          Furniture, fixtures and office equipment    5 years

          (d)  Construction in progress

          Construction in progress represents factory buildings, plant and machinery and other fixed assets under construction and is stated at cost. Cost comprises direct costs of construction as well as interest charges on borrowed funds. Capitalization of interest charges ceases when an asset is ready for its intended use. Construction in progress is transferred to fixed assets upon commissioning when it is capable of producing saleable output on a commercial basis, notwithstanding any delays in the issue of the relevant commissioning certificates by the appropriate PRC authorities.

          No depreciation is provided on construction in progress until the asset is completed and put into productive use.

          (e)  Income taxes

          The income taxes reflect the accounting standards in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

          (f)  Foreign currency translation

          Foreign currency transactions are translated into Renminbi at the applicable floating rates of exchange quoted by the People's Bank of China, prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi using the applicable exchange rates prevailing at the balance sheet date.

          The Company's share capital is denominated in United States Dollars and the reporting currency is Renminbi. For financial reporting purposes the United States Dollars share capital amounts have been translated into Renminbi at the applicable rates prevailing on the dates of receipt.

          (g)  Capital leases

          Leases that transfer substantially all the rewards and risks of ownership of assets to the Group, other than legal title, are accounted for as capital leases. At the inception of a capital lease, the cost of the leased asset is capitalized at the present value of the minimum lease payments and

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)

     3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capital leases are included in fixed assets and depreciated over the estimated useful lives of the assets. The finance costs of such leases are charged to the profit and loss account so as to provide a constant periodic rate over the lease terms.

              Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals applicable to such operating leases are charged to the profit and loss account on the straight-line basis over the lease terms.

              (h) Goodwill

              Goodwill represents the excess of the consideration paid for the purchase of a subsidiary over the fair value of the net assets of businesses acquired and are being amortized over a 15-year period. The carrying value of goodwill is assessed on an ongoing basis. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis of the entity acquired. If the review indicates goodwill may be impaired, the carrying value of the goodwill is reduced.

              (i) Use of estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     4.   INCOME TAXES

              Sunbase Asia, Inc. was incorporated in the State of Nevada in the United States of America. The Company is subject to U.S. federal tax on its income. Nevada does not impose any tax on corporations organized under its laws.

              Southwest was incorporated in the State of California in the United States of America and is subject to U.S. federal tax on its income.

              China Bearing was incorporated under the laws of Bermuda and, under current Bermudan law, is not subject to tax on income or on capital gains. China Bearing has received an undertaking from the Ministry of Finance of Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, as amended, that in the event that Bermuda enacts any legislation imposing tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to China Bearing or to any of its operations or the shares, debentures or other obligations of China Bearing, until March 28, 2016. This undertaking is not to be construed so as to (i) prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda; or (ii) prevent the application of any tax payable in accordance with the provision of the Land Tax Act, 1967 or otherwise payable in relation to any land leased to China Bearing in Bermuda.

              China International was incorporated under the Hong Kong Companies Ordinance and under the current Hong Kong tax law, any income arising in and

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)

4.   INCOME TAXES (continued)

deriving from businesses carried on in Hong Kong will be subject to tax. No tax will be charged on dividends received and capital gains earned.

          Harbin Xinhengli and Harbin Sunbase are subject to Chinese income taxes at the applicable tax rates of 30% for Sino-foreign equity joint venture enterprises. Dividend income received is exempt from any Chinese income taxes.

          The applicable tax rate for joint stock limited enterprises in China is 33% which is levied on the taxable income as reported in the statutory accounts adjusted for taxation in accordance with the relevant income tax laws applicable to joint stock limited enterprises. Harbin Bearing, being a joint stock limited company registered in the Special Economic and Technological Development Zone in the Municipal City of Harbin, will normally be subject to a maximum income tax rate of 20%. Pursuant to the same income tax basis applicable to the Special Economic and Technological Development Zone, Harbin Bearing has been designated a high technology production enterprise and is entitled to a special income tax rate of 15%.

          The Company has undertaken not to require China Bearing to make any distribution of dividends and the directors of Harbin Xinhengli and Harbin Sunbase have decided not to distribute any dividend income related to income earned for the year received from Harbin Bearing outside of China. As a result, deferred income taxes have not been accrued in the financial statements in respect of income distributions. The determination of the amount of the unrecognized deferred tax liability for temporary differences related to such investments in foreign subsidiaries and foreign corporate joint ventures is not practicable.

          The reconciliation of the effective income tax rates based on income before income taxes stated in the consolidated statement of income to the statutory income tax rate in China applicable to the Company's only operating subsidiary is as follows:

                                            Year ended
                                            December 31,
                                         1994        1995
          Effect of
        - Statutory tax rate              15.0%       15.0%
          Permanent difference             2.0%        0.8%
                                          ----        ----

                                          17.0%       15.8%
                                          =====       =====

          The determination of the amount of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries and corporate joint ventures is not practicable.

5.   ACCOUNTS RECEIVABLE

     Accounts receivable comprise:

                                            December 31,
                                         1994        1995
                                          Rmb         Rmb

     Accounts receivable - trade          272,484     278,113
     Less:  Allowance for doubtful debts  (11,300)    (13,927)
                                          -------     -------

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)

5.   ACCOUNTS RECEIVABLE (continued)

     Accounts receivable, net                          261,184        264,186
                                                       =======        =======

     Movement of allowance for doubtful debts
       Balance as at January 1,                              -         11,300
       Provided during the year                          11,300         2,627
                                                        -------       -------

      Balance as at December 31,                         11,300        13,927
                                                        =======       =======

          The accounts receivable of the Predecessor were not transferred to Harbin Bearing as part of the reorganization on formation of Harbin Bearing on December 28, 1993. However, Harbin Bearing will account for new sales and subsequent collections effective from January 1, 1994 and assist the Predecessor in the collection of its accounts receivable prior to the reorganization.

6.   INVENTORIES

     Inventories comprise:

                                                      December 31,
                                                   1994        1995
                                                    Rmb         Rmb
     Raw materials                                  122,684    105,132
     Work-in-progress                                87,839    104,697
     Finished goods                                 169,948    271,477
                                                   --------   --------
                                                    380,471    481,306
     Less: Allowance for obsolescence               (19,016)    (4,309)
                                                   --------   --------

     Inventories, net                               361,455    476,997
                                                   ========   ========

     Movement of allowance for obsolescence
        Balance as at January 1,                     23,857     19,016
        Provided during the year                          -      1,098
        Obsolete inventories sold during
         the year                                    (4,841)   (15,805)
                                                   --------   --------

        Balance as at December 31,                   19,016      4,309
                                                   ========   ========


7.   FIXED ASSETS

                                                      December 31,
                                                   1994        1995
                                                    Rmb         Rmb
     Buildings                                        71,644      68,725
     Machinery and equipment                         283,748     402,390
     Motor vehicles                                   16,970      16,712
     Furniture fixtures and office equipment           4,240       5,110
     Construction in progress                        149,255     141,757
                                                    --------    --------
                                                     525,857     634,694
     Less: Accumulated depreciation                  (44,562)    (80,608)
                                                    --------    --------

                                                     481,295     554,086
                                                    ========    ========

          Total amount of interest capitalized during the year and included in the above fixed assets are Rmb 10,411 (1994: Rmb 1,334).

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


7.   FIXED ASSETS (continuned)

          The Group's buildings are located in PRC and the land on which the Group's buildings are situated is State-owned.

          The gross amounts of assets recorded under capital leases and the accumulated depreciation thereon are analyzed as follows:

                                                 1994           1995
                                                  Rmb            Rmb

     Machinery and equipment                      150,337        150,337
     Motor vehicles                                 4,181          4,181
     Furniture, fixtures and office
      equipment                                       927            927
                                                 --------       --------
                                                  155,445        155,445
     Less: Accumulated depreciation               (20,371)       (40,742)
                                                 --------       --------

                                                  135,074        114,703
                                                 ========       ========

8.   DEFERRED ASSET

                                                         December 31,
                                                      1994        1995
                                                       Rmb         Rmb
     Deferred asset comprises:
          Deferred valued added tax ("VAT")
           receivable                                  38,860      20,482
          Less: Present value discount                 (3,131)     (2,348)
                                                      -------     -------

                                                       35,729      18,134
                                                      =======     =======

          This represents the deemed VAT receivable arising from the introduction of the new PRC VAT system on January 1, 1994. This asset was calculated and accounted for in accordance with governmental directions by applying the 14% VAT rate to certain inventory values as at December 31, 1993, with the effect of reducing the value of certain opening inventory of Harbin Bearing as at January 1, 1994 by the same amount. A detailed directive regarding the utilization of the deferred VAT receivable was issued in May 1995 by the Ministry of Finance and the State General Tax Bureau pursuant to which the Group will be able to offset the balance of Rmb38,860 against its VAT payable within a period of five years starting from January 1, 1995. Accordingly, a discount has been applied using Harbin Bearing's average rate of borrowing over the estimated period of recovery.

9.   LONG TERM INVESTMENTS

          Long term investments are stated at cost and represent investments in treasury bonds issued by the Chinese Government. The investments bear interest ranging from 3% to 8% per annum and are redeemable on maturity or otherwise prior thereto as advised by the government.

          The long term investments were pledged as one element of the security to the Group's bankers to secure a short term bank loan of Rmb 418.4 million which was utilized to the extent of Rmb 358 million. Other collateral includes the Group's fixed assets of Rmb 137,782 and a third party guarantee from Harbin Holdings.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


10.  GOODWILL

          The goodwill arises as a result of the acquisition of Southwest on December 31, 1995. Nor amortization was provided during the year as the acquisition was completed on December 31, 1995.

11.  SHORT TERM BANK LOANS

          The short term bank loans bear interest at a weighted average rate of 14% and 11% per annum for the years ended December 31, 1995 and 1994, respectively, and are repayable within one year.

12.  NOTES PAYABLE

          Included in the total amount was an amount of Rmb 11,627 which represents a long term note payable to a bank. The Group is in the process of refinancing the note and accordingly the amount has been classified under current liabilities.

13.  OBLIGATIONS AND COMMITMENTS

          (a)  Obligations under capital leases

          Harbin Bearing leases machinery and equipment, furniture, fixtures and office equipment and motor vehicles from Harbin Precision, a company wholly-owned by Harbin Holdings, a separately established enterprise under the supervision and control of the Machine Bureau, which received 33.3% of the new shares of Harbin Bearing. These leases are accounted for as capital leases which have lease terms ranging from five years to eight years.

          The lease obligations for the machinery and equipment, furniture, fixtures and office equipment and motor vehicles have an implicit annual interest rate at 8.46%. The scheduled future minimum lease payments as of December 31, 1995 were as follows:

                                                       December 31,
                                                               1995
                                                                Rmb
     Year ending December 31,
     1996                                                    27,183
     1997                                                    27,183
     1998                                                    27,183
     1999                                                    25,927
     2000                                                    25,927
     2001                                                    25,927
                                                           --------
     Total minimum lease payments                           159,330
     Less: Amount representing interest                     (34,348)
                                                           --------
     Present value of minimum lease payments                124,982
     Less: Current portion                                  (17,269)
                                                           --------

                                                            107,713
                                                           ========

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


13.  OBLIGATIONS AND COMMITMENTS (continued)

          The lease rentals incurred during the year amounted to Rmb27,183 (1994: Rmb27,183), out of which Rmb 11,310 (1994: Rmb12,593) was the interest portion.

          (b)  Other commitments

          As of December 31, 1995, the Group had outstanding commitments for capital expenditure of Rmb 46,027 (US$5,532) (1994: Rmb 91,500 (US$10,919)) and
outstanding operating lease commitments expiring in 1998 in respect of buildings of approximately Rmb 11,254 (US$ 1,353) (1994: Rmb 15,004 (US$1,790)).

14.  OTHER LOANS

          The loans are due to the employees of Harbin Bearing, are unsecured and bear interest at 15% per annum. The loans, together with the accumulated interest, were repaid in full subsequent to December 31, 1995.

15.  SECURED PROMISSORY NOTE

          The secured promissory note (the "Note") was issued to Asean Capital Limited in connection with the Share Exchange Agreement as detailed in Note 1 and is secured by a continuing security interest in and to all of the Company's title and interest in the outstanding capital stock of China Bearing. The carrying value of the net assets of China Bearing represents all the consolidated net assets of the Company before taking into account the carrying value of the Note, the consolidated net assets of Southwest of Rmb 16,144 and the goodwill arising on acquisition of Southwest of Rmb 12,144.

          The Note is denominated in United States dollars, is repayable in full in United States dollars on December 31, 1996 and bears interest at 8% per annum.

16.  LONG TERM BANK LOANS

          The long term bank loans are principally loans borrowed to finance the construction in progress. The loans bear interest ranging from 3.7% to 9.25% per annum and are not repayable within one year. During the year, total interest expenses incurred in respect of these loans amounted to Rmb 10,411 (1994: Rmb 1,334) and were capitalized as part of the cost of construction in progress.

17.  NUMBER OF SHARES/EARNINGS PER SHARE

          As detailed in Note 1 to the financial statements, the Company issued new shares in consideration for the acquisition of its interest in Southwest. The earnings per common share for the years ended December 31, 1994 and 1995, which excludes the results of Southwest, is calculated using the common stock and common stock equivalents, after assuming that all convertible preferred stocks except those issued in connection with the acquisition of Southwest, have been converted into common stock, as if these shares had been outstanding throughout all periods presented. The pro forma earnings per common share for the years ended December 31, 1994 and 1995,

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


17.  NUMBER OF SHARES/EARNINGS PER SHARE (continued)

which includes the results of Southwest, as stated in Note 1, is calculated by including all the convertible preferred stocks.

18.  FOREIGN CURRENCY EXCHANGE

          The Chinese government imposes control over its foreign currency. Renminbi, the official currency in China, is not freely convertible. Prior to December 31, 1993, all foreign exchange transactions involving Renminbi had to be undertaken either through the Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center. The exchange rates used for transactions through the Bank of China and other authorized banks were set by the government from time to time whereas the exchange rates available at a swap center were determined largely by supply and demand.

          On January 1, 1994, the People's Bank of China introduced a managed floating exchange rate system based on the market supply and demand and proposed to establish a unified foreign exchange inter-bank market amongst designated banks. In place of the official rate and the swap centre rate, the People's Bank of China publishes a daily exchange rate for Renminbi based on the previous day's dealings in the inter-bank market. It is expected that swap centres will be phased out in due course.

          However, the unification of exchange rates does not imply full convertibility of Renminbi into United States dollars or other foreign currencies. Payment for imported materials and remittance of earnings outside of China were subject to the availability of foreign currency which is dependent on the foreign currency denominated earnings of the entity or allocated to the company by the government at official exchange rates or otherwise arranged through a swap center with government approval. Approval for exchange at the exchange centre is granted to enterprises in China for valid reasons such as purchases of imported goods and remittance of earnings. While conversion of Renminbi into United States dollars or other foreign currencies can generally be effected at the exchange centre, there is no guarantee that it can be effected at all times.

19.  CONTRIBUTED SURPLUS

          As part of the reorganization of Sunbase Asia, Inc. on December 2, 1994 as detailed in Note 1 above, the entire share capital and contributed surplus of China Bearing were acquired by Sunbase Asia, Inc. The consideration for the shares in China Bearing on the basis that the reorganization took place on December 31, 1993 was as follows:

                                                 Rmb            U.S.$

     Common stock, paid up capital                     99            12
     Convertible preferred stock                   44,533         5,314
     Promissory note                               42,250         5,042
     Contributed surplus                          144,635        17,260
                                                  -------        ------
     Net asset value of China Bearing
       at December 31, 1993                       231,517        27,628
                                                  =======        ======

          The net assets of China Bearing were allocated first to the legal paid up capital at the par value of US$0.001 per share of 11,700,063 shares. The amount of net assets allocated to the convertible preferred stock was

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


19.  CONTRIBUTED SURPLUS (continued)

based on the total equivalent common shares attributable to the preferred stock. The remaining net assets were allocated to the contributed surplus. As more fully explained in note 21, reorganization expenses of Rmb 7,307 were credited to contributed surplus pursuant to the Share Exchange Agreement in 1994.

20.  DISTRIBUTION OF PROFIT AND APPROPRIATION TO RESERVES

          According to the relevant laws and regulations for joint stock limited enterprises and Harbin Bearing's articles of association, distribution of profit by Harbin Bearing is based on the profits as reported in the statutory accounts after the following allocations and appropriations:

          (a)  making up any accumulated losses;

          (b) transferring 10% of its profit after taxation measured under PRC accounting standards to the statutory surplus reserve;

          (c) transferring 5% to 10% of its profit after taxation measured under PRC accounting standards to a collective welfare fund; and

          (d) transferring a certain amount of its profit after taxation measured under PRC accounting standards to a discretionary surplus reserve.

          The following appropriations were made and are further described below:

                                                 Year ended
                                                 December 31,
                                       1994          1995
                                        Rmb           Rmb
     Statutory surplus reserve         8,674          8,170
     Collective welfare fund           4,337          4,085
                                      ------         ------

                                      13,011         12,255
                                      ======         ======

          The collective welfare fund must be used for capital expenditure on staff welfare facilities and cannot be used to finance staff welfare expenses. Such facilities are for the staff and are owned by Harbin Bearing.

          The distributable retained earnings of the Group as of December 31, 1995, after taking into account of the above restrictions and appropriations and based on the Chinese statutory accounts of Harbin Bearing, amounted to Rmb 73,591.

21.  REORGANIZATION EXPENSES

          The amount represents expenses related to the cost of the minority-owned 1,439,063 common stock (the "Shares") valued at the pro-rated net asset value of the Company on December 2, 1994, which approximated the fair value, pursuant to the Share Exchange Agreement detailed in Note 1, after accounting for relevant discounts relating to minority interest and the trading

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)



21.  REORGANIZATION EXPENSES (continued)

restrictions of the Shares. The value assigned to these shares is considered a cost of the restructuring of the Company and is charged to income and credited to contributed surplus. The proforma earnings per common stock for the year ended December 31, 1994 after excluding such non-recurring reorganization expenses is Rmb 3.85.


22.  NOTE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

     Purchase of a subsidiary

                                            December 31,
                                                1995
                                                 Rmb
     Net assets acquired:
           Cash and bank balance                  18
           Accounts receivable                 1,690
           Inventories                         7,718
           Other receivables                     487
           Fixed assets                       29,611
           Accounts payable                   (6,188)
           Notes payable                     (11,627)
           Accrued liabilities                (4,816)
                                            --------

                                              16,893
          Goodwill                            12,144
                                            --------

                                              29,037
                                            ========
     Satisfied by:
          Shares issued                       28,288
          Current account                        749
                                            --------

                                              29,037
                                            ========

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


23.  RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

          During the year, the Group had transactions with several related parties. The major related party transactions are summarized as follows and described in further detail below:

                                            Year ended December 31,
Nature of transactions            Notes        1994         1995
                                                Rmb          Rmb

     Revenue:
     Sales of products             (a)          63,994   103,111

     Leases of equipment
       Capital payments            (b)          14,590    15,873

     Expenses:
     Leases of equipment
       Finance charges             (b)          12,593    11,310
     Leases of buildings           (c)           3,751     3,751
     Land use rights               (d)           2,508     2,508
     Management and
      administrative services      (e)          17,416    19,126
     Trademark royalty fees        (f)           3,599     3,362
     Pension and retirement
       plan expenses               (g)          16,769    18,394

     (a)  Significant sales to related companies

          Harbin Bearing made sales of Rmb 42,855 (1994: Rmb 46,578) and Rmb 40,257 (1994: Rmb 7,832) to Harbin Bearing Import & Export Company ("HBIE") and Xin Dadi Mechanical and Electrical Equipment Company ("Xin Dadi"), related companies owned by the Harbin Municipal Government, respectively, during the current year. As at December 31, 1995, the amounts of the trade receivables from HBIE and Xin Dadi included under due from related companies are Rmb 65,520 (1994: Rmb 54,496) and Rmb Nil (1994: Rmb 9,164), respectively. Amount due to Xin Dadi included in due to related companies as at December 31, 1995 is Rmb 105,171, representing advance payment received in respect of future sales.

     (b)  Leases of equipment

          Harbin Bearing has entered into an eight year lease agreement with Harbin Precision to lease machinery and equipment and a five year lease agreement with Harbin Precision to lease motor vehicles, furniture, fixtures and equipment related to the business at an initial annual rental of Rmb 25,927 (US$3,116) and Rmb 1,256 (US$151), respectively, from January 1, 1994 to December 31, 2001 and from January 1, 1994 to December 31, 1998, respectively.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


23.  RELATED PARTY TRANSACTIONS AND ARRANGEMENTS (continued)

     (c)  Leases of Buildings

          Harbin Bearing has entered into a five year lease agreement with Harbin Precision to lease buildings related to the operation of Harbin Bearing with effect from January 1, 1994 at an initial annual rental of Rmb 3,751 (US$451). The initial lease will expire on December 31, 1998 and Harbin Bearing has been granted an option to extend the lease at market rent for another five years. This lease is treated as an operating lease.

     (d)  Land use rights

          The municipal government has allocated to Harbin Holdings the right to use the parcels of land on which Harbin Bearing's operations are conducted. Harbin Holdings has agreed to lease the land on which the main factory is situated to Harbin Bearing in return for an initial annual rental of Rmb 2,508 (US$301) effective from January 1, 1994 subject to future adjustments in accordance with changes in government fees.

     (e)  Management and administrative services agreements

          In 1994, Harbin Bearing and Harbin Holdings entered into a management and administrative services agreement. The agreement provides for the payment by Harbin Bearing of an annual fee of Rmb 18,876 (US$2,269) (1994: Rmb 17,160) in connection with services for medical, heating, education and other staff-related benefits provided by Harbin Holdings for a term of three years. The fees are subject to an annual 10% inflation adjustment. The costs of these services were previously fully paid by the Predecessor and have now been superseded by the above agreement.

          Agreements were also entered into by Harbin Bearing with Harbin Xinhengli and Harbin Sunbase, respectively, in respect of general management services to be provided by the joint ventures from January 1, 1994 to December 31, 1995 at an annual fee of Rmb 150 (US$18) payable to each of the joint ventures.

          An agreement was entered into between China Bearing and Sunbase International, a majority shareholder of the Company, in respect of general management and administrative services at an annual fee of Rmb 250 (US$30). In addition, China Bearing is to reimburse Sunbase International for administrative services rendered on behalf of China Bearing at cost. No additional administrative services were rendered by Sunbase International in the current year.

     (f)  Trademark license

          Pursuant to a trademark license agreement, Harbin Holdings has granted Harbin Bearing the right to use the "HRB" trademark. Harbin Bearing is required to pay a royalty cost calculated on an annual basis at 0.5% of the net sales of Harbin Bearing effective from January 1, 1994 to December 31, 2003 and at 0.3% of the net sales from January 1, 2004 to December 31, 2013. The trademark license can be transferred to Harbin Bearing thereafter upon mutual

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


23.  RELATED PARTY TRANSACTIONS AND ARRANGEMENTS (continued)

          agreement between the two parties subject to the relevant laws in China.

          The trademark royalty paid by Harbin Bearing during the current year amounted to Rmb 3,362 (1994: Rmb 3,599).

     (g)  Pension and retirement plan

          Pursuant to an agreement on December 31, 1993, Harbin Bearing will make an annual payment to Harbin Holdings as its contribution to the pension scheme for all staff retiring after December 28, 1993. Such annual payment should be made based on the standard contribution as required by government regulations calculated at 20% of salary. Harbin Holdings is then responsible for the entire pension payment to staff who have retired after December 28, 1993. Harbin Holdings has undertaken to bear all pension payments to staff who have retired before December 28, 1993. This agreement will only be effective on the condition that no compulsory rules and regulations are implemented in the future such that Harbin Bearing has to be directly responsible for any pension payments.

          The contribution to the pension scheme made by Harbin Bearing in the current year amounted to Rmb 18,394 (1994: Rmb 16,769).

          Management expects that the arrangements detailed in (b), (c) and (d) above will be renewed after the initial contract term.

          As described further in Note 1, the Company, in consideration for the purchase of its interest in China Bearing, exchanged common shares, preferred shares and assumed vendor financing from Asean Capital Limited. The vendor financing provided from Asean Capital is in the form of US$5,000 secured promissory notes secured on the shares of China Bearing (see Note 15).

          A significant portion of the business undertaken by Harbin Bearing during the year has been effected with State-owned enterprises in China and on such terms as determined by the relevant Chinese authorities.

24.  FINANCIAL INSTRUMENTS

          The carrying amount of the Company's cash and bank balances approximate their fair value because of the short maturity of those instruments. The carrying amounts of the Company's borrowings approximate their fair value based on the borrowing rates currently available for borrowings with similar terms and average maturities.

25.  SEGMENT DATA

          The Company operates mainly in the ball bearing industry in China, consequently, no segment reporting disclosures are required.

26.  CONCENTRATION OF RISK

          Concentration of credit risk:

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


26.  CONCENTRATION OF RISK (continued)

          Financial instruments that potentially subject the Group to significant concentration of credit risk consist principally of cash deposits, trade receivables and amounts due from related companies.

          (a)  Cash deposits

          The Group places its cash deposits with various PRC State-owned financial institutions.

          (b)  Trade receivables

          The Company manufactures and sells general and precision ball bearings in diversified industries in China. The Company has long standing relationships with most of its customers and generally does not require collateral. There is no concentration of receivables in any one specific industry except for the outstanding receivable balance with a distributor, HBIE, which has a receivable balance of Rmb 65,520 as at December 31, 1995.

     Current vulnerability due to certain concentrations:

          The Group's operating assets and primary source of income and cash flow is its interest in its subsidiary in the PRC. The value of the Group's interest in this subsidiary may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for the past 17 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social life. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

27.  SUBSEQUENT EVENT

          (a) On January 2, 1996, the Company's board of directors adopted a stock option plan (the "Plan"). The Plan permits the grant of options to purchase an aggregate of up to 2,500,000 shares of the common stock of the Company. All incentive stock options will have option exercise prices per option share not less than the fair market value of a share of the common stock on the date the option is granted, except that in the case of incentive stock options granted to any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate of the Company, the price shall not be less than 110% of such fair market value. The Plan terminates on the earlier of that date on which no additional shares of common stock are available for issuance under the Plan or January 2, 2006.

          (b)  Unaudited

          On June 10, 1996, the Company sold 1,000,000 shares of common stock at US $5.00 per share, which generated net proceeds of US$ 4,265 (RMB 35,480). The Company has agreed to promptly file a registration statement with the U.S. Securities and Exchange Commission to register the shares of common stock.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Amounts in thousands, unless otherwise stated and
                  except number of shares and per share data)


27.  SUBSEQUENT EVENT (continued)

          (c)  Unaudited

               On August 23, 1996, China Bearing issued an aggregate of US$11,500,000 Convertible Debentures to various institutional investors. The investors have the right to convert at any time the whole or any part of the principal amount of the Convertible Debentures into shares of the Common Stock of the Company at the conversion price agreed on the subscription agreement dated August 2, 1996. The Convertible Debentures bear interest at the rate of the higher of (1) 5% per annum (net of withholding tax) and (2) such percentage of the dividend yield calculated by reference to dividing the annual dividend declared per share of Common Stock of the Company by the conversion price. The Convertible Debentures are due and payable in August, 1999 and the obligations of China Bearing under the Convertible Debentures are guaranteed by the other members of the Sunbase Group.

                      SUNBASE ASIA, INC.  AND SUBSIDIARIES

               CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                    DECEMBER 31, 1995 AND SEPTEMBER 30,1996
                      (Amounts in thousands, except number
                         of shares and per share data)

                                                                 December 31, 1995        September 30, 1996
                                                                -------------------      ---------------------
                                            Notes                     RMB       US$            RMB         US$
                                            -----                     ---       ---            ---         ---
     ASSETS
     Current assets
          Cash and bank balances                                   30,944     3,728        104,249      12,560
          Accounts receivable, net                                264,186    31,830        507,583      61,155
          Notes receivable                                         25,756     3,103         16,008       1,929
          Inventories, net                   4                    476,997    57,470        403,361      48,598
          Prepaid VAT                                              40,429     4,871              -           -
          Other receivables                                        57,209     6,893         67,376       8,118
          Due from related companies                              137,079    16,515        126,250      15,211
                                                                ---------   -------      ---------     -------
     Total current assets                                       1,032,600   124,410      1,224,827     147,571
     Fixed assets                                                 554,086    66,757        572,486      68,974
     Deferred asset                                                18,134     2,185         15,989       1,926
     Long term investments                                          1,438       173          1,012         122
     Goodwill                                                      12,144     1,463         11,792       1,421
     Total assets                                               1,618,402   194,988      1,826,106     220,014
                                                                =========   =======      =========    ========

                                  (continued)

                      SUNBASE ASIA, INC.  AND SUBSIDIARIES

                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996
                      (Amounts in thousands, except number
                         of shares and per share data)

                                                                                 December 31, 1995     September 30, 1996
                                                                                -------------------    -------------------
                                                                Notes                 RMB       US$          RMB       US$
                                                                -----                 ---       ---          ---       ---

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities
          Short term bank loans                                                   276,813    33,351      387,910    46,736
          Accounts payable                                                        116,205    14,001      146,404    17,639
          Notes payable                                                            15,627     1,883       21,855     2,633
          Accrued liabilities and other payables                                   90,108    10,856       70,010     8,435
          Short term obligations under capital leases                              17,269     2,081       18,396     2,217
          Other loans                                                              33,810     4,073            -         -
          Short term portion of secured
           promissory note                                       5                 41,600     5,012       12,450     1,500
          Income tax payable                                                        5,874       708       34,938     4,210
          Taxes other than income                                                       -         -       28,664     3,454
          Due to related companies                                                111,654    13,452       14,823     1,786
          Due to shareholders                                                      17,352     2,091          706        85
                                                                                ---------   -------    ---------   -------
     Total current liabilities                                                    726,312    87,508      736,156    88,695
     Long term bank loans                                                         110,670    13,334       60,331     7,269
     Long term obligations under capital leases                                   107,713    12,977       93,771    11,298
     Long term portion of secured promissory note                5                      -         -       12,450     1,500
     Convertible debentures                                      6                      -         -       95,450    11,500
     Minority interests                                                           343,142    41,342      408,068    49,165
                                                                                ---------   -------    ---------   -------
                                                                                1,287,837   155,161    1,406,226   169,427
                                                                                ---------   -------    ---------   -------
     Shareholders' equity:
     Common Stock, par value US$0.001 each,
      50,000,000 shares authorized;
      12,700,109 shares (1995 - 11,700,063 shares)
      issued, and fully paid up                                  7                     99        12          107        13
     Preferred Stock, par value US$0.001 each,
      25,000,000 shares authorized;
       Convertible Preferred Stock - Series A;
       36 shares issued and outstanding                                            44,533     5,365       44,533     5,365
           Convertible Preferred Stock - Series B;
           6,800 shares issued and outstanding                                     28,288     3,408       28,288     3,408
     Contributed surplus                                                          151,942    18,306      187,333    22,570
     Reserves                                                                      25,266     3,044       25,266     3,044
     Retained earnings                                                             80,437     9,692      134,353    16,187
                                                                                ---------   -------    ---------   -------
     Total shareholders' equity                                                   330,565    39,827      419,880    50,587
                                                                                ---------   -------   ----------   -------
     Total liabilities and shareholders' equity                                 1,618,402   194,988    1,826,106   220,014
                                                                                =========   =======   ==========   =======

 The accompanying notes form an integral part of these consolidated condensed financial statements.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

            CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                               NINE MONTHS ENDED

                          SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)

                                                       Nine Months Ended
                                                          September 30,
                                             --------------------------------------
                                                   1995          1996          1996
                                Notes               RMB           RMB           US$
                                -----               ---           ---           ---
Net sales
 - Third parties                                560,473       588,084        70,854
 - Related parties                               90,597       136,876        16,491
                                             ----------    ----------    ----------
                                                651,070       724,960        87,345

Cost of sales                                  (397,584)     (444,750)      (53,584)
                                             ----------    ----------    ----------

Gross profit                                    253,486       280,210        33,761
                                             ----------    ----------    ----------
Selling, general and
 administrative expenses
  - Third parties                               (47,037)      (58,397)       (7,036)
  - Related parties                             (30,767)      (33,334)       (4,016)
                                             ----------    ----------    ----------
                                                (77,804)      (91,731)      (11,052)
                                             ----------    ----------    ----------
Interest expense
 - Third parties                                (27,451)      (38,474)       (4,636)
 - Related parties                               (8,609)       (7,573)         (912)
                                             ----------    ----------    ----------
                                                (36,060)      (46,047)       (5,548)
                                             ----------    ----------    ----------

Income before income taxes                      139,622       142,432        17,161
Provision for income taxes
 - Current                                      (21,497)      (23,590)       (2,842)
                                             ----------    ----------    ----------

Income before minority interests                118,125       118,842        14,319

Minority interests                              (59,168)      (64,926)       (7,823)
                                             ----------    ----------    ----------

Net income                                       58,957        53,916         6,496
                                             ==========    ==========    ==========

Earnings per common share        2
 - Primary                                         3.85          3.26          0.39
                                             ==========    ==========    ==========
 - Fully diluted                                   3.85          3.25          0.39
                                             ==========    ==========    ==========

Number of shares outstanding     2
 - Primary                                   15,300,063    16,561,644    16,561,644
                                             ==========    ==========    ==========

 - Fully diluted                             15,300,063    16,963,420    16,963,420
                                             ==========    ==========    ==========

 The accompanying notes form an integral part of these consolidated condensed financial statements.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

          CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                             (Amounts in thousands)

                                                                               Nine Months Ended September 30,
                                                                               -------------------------------
                                                                                    1995       1996       1996
                                                                Notes                RMB        RMB        US$
                                                                -----                ---        ---        ---
     Cash flows from operating activities:
     Net income                                                                   58,957     53,916      6,496
     Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
      Minority interests                                                          59,168     64,926      7,823
      Depreciation                                                                33,376     47,232      5,691
      Loss (gain) on disposal of fixed assets                                        969     (1,111)      (134)
      Amortization of goodwill                                                         -        352         42
      Others                                                                         400      2,145        258
     Changes in operating assets and liabilities-
     (Increase) decrease in assets:
      Accounts receivable                                                       (253,394)  (243,397)   (29,325)
      Notes receivable                                                           (35,133)     9,748      1,174
      Inventories                                                                 93,988     73,636      8,872
      Prepaid VAT                                                                      -     40,429      4,871
      Other receivables                                                          (36,543)   (10,167)    (1,225)
      Due from related companies                                                  32,129     10,829      1,305
     Increase (decrease) in liabilities:
      Accounts payable                                                           (38,848)    30,199      3,638
      Notes payable                                                               14,620      6,228        750
      Accrued liabilities and other payables                                      34,608    (20,098)    (2,422)
      Income tax payable                                                          14,360     29,064      3,502
      Taxes other than income                                                     40,593     28,664      3,454
      Due to related companies                                                   (11,636)  (109,646)   (13,210)
      Due to shareholders                                                            464    (16,646)    (2,006)
                                                                                --------   --------    -------
     Net cash provided by (used in) operating activities                           8,078     (3,697)      (446)
                                                                                --------   --------    -------

     Cash flows from investing activities:
      Disposal of long term investments                                            2,630        426         51
      Proceeds from disposal of fixed assets                                         274      1,798        217
      Additions to fixed assets                                                  (57,705)   (66,319)    (7,990)
                                                                                --------   --------    -------
     Net cash used in investing activities                                       (54,801)   (64,095)    (7,722)
                                                                                --------   --------    -------
     Cash flows from financing activities:
      Net increase in bank loans                                                  42,844     60,758      7,320
      Repayment of other loans                                                         -    (33,810)    (4,073)
      Repayment of secured promissory note                       5                     -    (16,700)    (2,012)
      Proceeds from issuance of convertible
      debentures                                                 6                     -     95,450     11,500
      Proceeds from sale of common stock, net of costs           7                     -     35,399      4,265
                                                                                --------   --------    -------
     Net cash provided by financing activities                                    42,844    141,097     17,000
                                                                                --------   --------    -------

     Net increase (decrease) in cash and cash equivalents                        ( 3,879)    73,305      8,832
     Cash and cash equivalents, at beginning of period                            65,646     30,944      3,728
                                                                                --------   --------    -------
     Cash and cash equivalents, at end of period                                  61,767    104,249     12,560
                                                                                ========   ========    =======

     Non-cash transaction:
     Financing of lease arrangements                                              11,779     12,815      1,544
                                                                                ========   ========    =======

 The accompanying notes form an integral part of these consolidated condensed financial statements.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


1.   GENERAL

     Sunbase Asia, Inc. (the "Company") acquired 100% of the issued share capital of China Bearing Holdings Limited ("China Bearing") on December 2, 1994 pursuant to a Share Exchange Agreement with Asean Capital Limited in exchange for 10,261,000 shares of common stock. The transaction has been treated as a recapitalization of China Bearing with China Bearing as the acquirer (reverse acquisition). The historical financial statements prior to December 2, 1994 are those of China Bearing.

     The Company is a Nevada corporation which owns, through various subsidiaries and joint venture interests, a 51.4% indirect ownership in Harbin Bearing Company Limited, a joint stock limited company organized under the law of the People's Republic of China ("Harbin Bearing"). Harbin Bearing manufactures a wide variety of bearings in China for use in commercial, industrial and aerospace applications that are sold primarily in China and certain western countries, including the United States.


     On January 16, 1996 (effective December 29, 1995), the Company acquired Smith Acquisition Company, Inc. dba Southwest Products Company ("Southwest") in exchange for 6,800 shares of Series B convertible preferred stock with a stated value of US$500 per share. The Series B convertible preferred stock is convertible into 680,000 shares of common stock. The acquisition of Southwest has been accounted for under the purchase method of accounting, and was recorded as of December 31, 1995. The results of operations of Southwest have been consolidated into the Company's consolidated results of operations commencing January 1, 1996, Southwest manufactures precision spherical bearings that are sold primarily to the aerospace and commercial aviation industries. Its major customers are located in the United States.


     The following unaudited pro forma financial information for the nine months ended September 30, 1995 is prepared on the basis as if the acquisition of Southwest had occurred on January 1, 1995, and includes pro forma depreciation and amortization resulting from the increase to reflect the fair value of assets and the goodwill arising from the acquisition of Southwest. The unaudited pro forma

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


1.   GENERAL (continued)

financial information has been prepared for comparative purposes only and does not purport to represent the results of operations which would actually have occurred had the acquisition of Southwest been in effect on January 1, 1995, or which may occur in the future.

                                         Nine Months Ended
                                         September 30, 1995
                                                        RMB
                                                        ---
Net sales                                          679,886

Net income                                          53,006

Earnings per common share                             3.32

2.   BASIS OF PRESENTATION


     The accompanying consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. All material intercompany accounts and transactions were eliminated on consolidation.


     The accompanying consolidated condensed financial statements are unaudited but, in the opinion of the management of the Company, contain all adjustments necessary to present fairly the financial position at September 30, 1996, the results of operations for the nine months ended September 30, 1995 and 1996, and the changes in cash flows for the nine months ended September 30, 1995 and 1996. These adjustments are of a normal recurring nature. The consolidated balance sheet as of December 31, 1995 is derived from the Company's audited financial statements. Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


2.  BASIS OF PRESENTATION (continued)

Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission.


     For the nine months ended September 30, 1995 and 1996, primary earnings per common share have been calculated using the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Common stock equivalents consist of convertible preferred stock and outstanding stock options. The computation of fully diluted earnings per share, where appropriate, assumes the full conversion of the Convertible Debentures and the elimination of the related after tax interest expense effective August 23, 1996.


     The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 1996.

3.   FOREIGN CURRENCY TRANSLATION AND EXCHANGE


     In preparing the consolidated financial statements, the financial statements of the Company are measured using Renminbi ("RMB") as the functional currency. All foreign currency transactions are translated into RMB using the applicable floating rates of exchange as quoted by the People's Bank of China prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies have been translated into RMB using the unified exchange rate prevailing at the balance sheet dates. The resulting exchange gains or losses have been credited or charged to the statements of income for the periods in which they occur.

     The Company's share capital is denominated in United States dollars (US$) and the reporting currency is the RMB. For financial reporting purposes, the US$

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


3.   FOREIGN CURRENCY TRANSLATION AND EXCHANGE (continued)

share capital amounts have been translated into RMB at the applicable rates prevailing on the transaction dates.


     For financial reporting purposes, translation of amounts from RMB into US$ for the convenience of the reader has been made at the exchange rate quoted by the People's Bank of China on September 30, 1996 of US$ 1.00 = RMB 8.3. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on September 30, 1996 or at any other certain rate on September 30, 1996.

4.   INVENTORIES


     Inventories consisted of the following at December 31, 1995 and September 30, 1996:

                                                 December 31, 1995         September 30, 1996
                                                -------------------       --------------------
                                                   RMB        US            $RMB        US$
                                                ---------   -------       ---------   --------

Raw materials                                    105,132    12,667         107,419     12,942
Work-in-progress                                 104,697    12,614         121,346     14,620
Finished goods                                   271,477    32,708         178,671     21,527
                                                 -------    ------        --------     ------
                                                 481,306    57,989         407,436     49,089
Less: Allowance for obsolescence                  (4,309)     (519)         (4,075)      (491)
                                                 -------    ------        --------     ------

Inventories, net                                 476,997    57,470         403,361     48,598
                                                 =======    ======        ========     ======

5.   SECURED PROMISSORY NOTE


  A promissory note for US$5,102 (RMB 41,600) (the "Note") was issued to Asean Capital Limited ("Asean") in connection with the Share Exchange Agreement and is secured by a continuing security interest in all of the Company's title and

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


5.   SECURED PROMISSORY NOTE (continued)

interest in the outstanding capital stock of its wholly-owned subsidiary China Bearing. The Note is denominated in and repayable in full in United States dollars, and bears interest at 8% per annum.


     In connection with the issuance of the Convertible Debentures described at
Note 6, Asean has undertaken that for so long as any of the debentures are outstanding, no amounts are to be repaid on the Note unless there is sufficient working capital and the repayment is made in accordance with the following schedule:

Payment Period                         Amount
--------------                         ------
August 1, 1996 to July 31, 1997        up to US$2,000,000 plus accrued interest
August 1, 1997 to July 31, 1998        up to US$1,500,000 plus accrued interest
August 1, 1998 to July 31, 1999        up to US$1,500,000 plus accrued interest


     Pursuant to the above described repayment schedule, a principal payment of US$2,012 (RMB 16,700) plus accrued interest was made on the Note on September 10, 1996.


6.   CONVERTIBLE DEBENTURES


     Pursuant to a Subscription Agreement dated August 2, 1996 (the "Subscription Agreement"), among China Bearing, Asean Capital Limited, China International Bearing Holdings Limited, the Company and Southwest Products (collectively, the "Sunbase Group"); Glory Mansion Limited, Wardley China Investment Trust, MC Private Equity Partners Asia Limited, and Chine Investissement 2000 (collectively, the "Investors"), on August 23, 1996, China Bearing issued an aggregate of US$11,500 principal amount of Convertible Debentures (the "Convertible Debentures") to the Investors. Unless the Convertible Debentures have been converted, the Convertible Debentures are due and payable in August 1999 (the "Maturity Date"). The Convertible Debentures bear interest at the rate of the higher of (i) 5% per annum (net of withholding tax, if applicable) and (ii) such percentage of the dividend yield calculated by reference to dividing the annual dividend declared per share of Common Stock of

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


6.   CONVERTIBLE DEBENTURES (continued)


the Company by the Conversion Price (as hereinafter defined). Interest is payable quarterly.


     The Investors have the right to convert at any time, in whole or in part, the principal amount of the Convertible Debentures into shares of the Common Stock of the Company. The Conversion Price (the "Conversion Price") is initially US$5.00 per share, subject to adjustment for (a) change in par value of the Common Stock, (b) issuance of shares by way of capitalization of profits or reserves, (c) capital distributions, (d) rights offering at a price which is less than the lower of the then market price or Conversion Price, (e) issuance of derivative securities where the total consideration per share initially received is less than the lower of the then market price or Conversion Price,
(f) issuance of shares at a price per share which is less than the lower of the then market price or Conversion Price, and (g) if the cumulative audited earnings per common share for any two consecutive fiscal years commencing with the fiscal year ending December 31, 1996 and ending with the fiscal year ending December 31, 1998 are less than the specified projection of cumulative earnings per common share for such periods.


     The Convertible Debentures are required to be redeemed on the Maturity Date at its principal amount outstanding together with any accrued but unpaid interest together with an amount that would enable the Investors to yield an aggregate internal rate of return of 12% per annum on the cost of their investment. In addition, if any of the events of default specified in the Convertible Debentures occur, the Convertible Debentures are automatically due and payable at the principal amount outstanding together with accrued interest and an amount that would enable the Investors to yield an aggregate internal rate of return on their investment of 19.75% per annum. Events of default include the delisting of the shares from NASDAQ or its suspension thereof; default in performance after failure to cure after notice; failure to pay principal or interest; failure to pay indebtedness for borrowed money; bankruptcy, insolvency or unsatisfied judgments; failure to achieve earnings per common share of at least US$.55 for fiscal years commencing January 1, 1996; and accounts receivable reaching a certain level in relationship to net sales.

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                  NINE MONTHS

                       ENDED SEPTEMBER 30, 1995 AND 1996
       (Amounts in thousands, except number of shares and per share data)


6.   CONVERTIBLE DEBENTURES (continued)


As a result of the foregoing, although the Convertible Debentures bear interest at the rate of 5% per annum, interest is accrued at the rate of 12% per annum.



     The obligations of China Bearing under the Convertible Debentures are guaranteed by the other members of the Sunbase Group.


7.   SALE OF COMMON STOCK


     On June 10, 1996, the Company sold 1,000,000 shares of common stock (the "Private Placement Shares") at US$5.00 per share, which generated net proceeds of US$ 4,265 (RMB 35,399). On October 23, 1996, the Company filed a registration statement with the Securities and Exchange Commission to register the resale of the Private Placement Shares.

No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company on the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the facts set forth in the Prospectus or in affairs of the Company since the date hereof.


TABLE OF CONTENTS

                                                              Page
                                                              ----

Available Information.........................................  2
Currency of Presentation......................................  2
Enforceability of Certain Civil Liabilities...................  2
Prospectus Summary............................................  4
Risk Factors..................................................  8
Price Range of the Common Stock............................... 15
Dividend Policy............................................... 15
Selected Consolidated Financial Information................... 16
Supplementary Financial Information........................... 20
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.................................... 21
Business...................................................... 31
Organization of the Company................................... 40
Management.................................................... 41
Certain Relationships and Related Transactions................ 47
Principal Shareholders........................................ 50
Description of Securities..................................... 53
Selling Shareholders.......................................... 58
Plan of Distribution.......................................... 60
Experts....................................................... 60
Index to Financial Statements.................................F-1
Financial Information.........................................F-3

                              SUNBASE ASIA, INC.
                                    PART II


Item 13.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

SEC Filing Fees                      $  2,672
NASDAQ listing fees                    17,500
Blue Sky qualification fees and
expenses/1/                            15,000
Printing and engraving/1/               5,000
Legal Fees/1/                          40,000
Accounting Fees/1/                     10,000
Miscellaneous/1/                       12,500
                                     --------

TOTAL                                $102,672
                                     ========

Item 14.  Indemnification of Directors and Officers.
          -----------------------------------------

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Nevada Revised Statutes (the "Statute") to provide indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the Company. The person seeking indemnification must have acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company. In the case of a criminal action or proceeding, the person must also have had no reasonable cause to believe such person's conduct was unlawful. The Statute also authorizes indemnification by the Company in the case of actions or suits by or in the name of the Company. However, such indemnification is limited to expenses actually and reasonably incurred by the person indemnified in connection with the defense or settlement of the action or suit. Expenses include attorneys' fees and amounts paid in settlement. The person indemnified must have acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company. The Company may not indemnify a person for any claim, issue or matter as to which the person has been adjudged to be liable to the

-------------------

/1/  Estimates

          Company or for amounts paid in settlement unless a court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnification.

                    The Company is authorized to indemnify, subject to the respective conditions described above, past or present directors, officers, employees or agents of the Company. The Statute also authorizes indemnification of persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                    Pursuant to the Statute, the Company must indemnify a director, officer, employee or agent to the extent such individual is successful on the merits "or otherwise" in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein. This mandatory indemnification is against expenses actually and reasonably incurred by the indemnitee in connection with a defense. Such indemnification is required even if the indemnitee is successful by reason of a defense that is not based on the merits, such as the statute of limitations. In addition, an indemnitee would be considered successful in the defense of an action, suit or proceeding if it is dismissed with prejudice pursuant to a negotiated settlement agreement which does not provide for any payment or assumption of liability.

                    Indemnification is authorized only upon a determination that indemnification is proper under the circumstances. Unless ordered by a court, the determination must be made by the shareholders, the board of directors (by a majority vote of a quorum consisting of directors who are not parties to the action), or by independent legal counsel.

                    The Statute provides that the Articles of Incorporation, Bylaws or an agreement may provide that the expenses incurred by an officer or director must be paid by the Company as they are incurred and in advance upon receipt of an undertaking to repay if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

                    (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.

          Item 15.  Recent Sales of Unregistered Securities
                    ---------------------------------------

                    During the past three years, the Company has sold its securities in the following transactions pursuant to the exemption from the registration requirements of the Securities Act provided by
          Section 4(2) of the Securities Act for transactions not involving a public offering and Regulation D promulgated thereunder or pursuant to Regulation S promulgated under the Securities Act for offers and sales made outside the United States. The share amounts set forth below have been adjusted to reflect the Company's one-for-seventy reverse split of the Common Stock effective October 5, 1994.

                    1. On November 23, 1993, the Company issued to The Questex Group Ltd. 900,000 shares in connection with a stock-swap for Questex stock.

                    2. On November 23, 1993, the Company issued to Alice Cutteridge 90,000 shares for payment on a note payable.

                    3. On November 23, 1993, the Company issued to Iverna Tompkins 2,000 shares for payment for investment banking services.

                    4. On November 23, 1993, the Company issued to Michelle Mcintosh 3,000 shares for payment for investment banking services.

                    5. On November 23, 1993, the Company issued to David Mcintosh 1,000 shares for payment for investment banking services.

                    6. On November 23, 1993, the Company issued to Casey Mcintosh 1,000 shares for payment for investment banking services.

                    7. On November 23, 1993, the Company issued to Daniel Mcintosh 1,000 shares for payment for investment banking services.

                    8. On November 23, 1993, the Company issued to Daniel L. Van Arsdall and Lanora S. Van Arsdall 1,000 shares for payment for investment banking services.

                    9. On November 23, 1993, the Company issued to SUCAP 11,000 shares for payment for investment banking services.

                    10. On November 23, 1993, the Company issued to Wayne A. Mcintosh and Dianne M. Mcintosh 10,000 shares for payment for investment banking services.

                    11. On December 30, 1993, the Company issued to Marshall Andrea Bouvier Jr. 375,000 shares for payment of debt.

                    12. On December 30, 1993, the Company issued to Salad M. Janmohamed and Shenaaz Janmohamed 100,000 shares in a private placement.

                    13. On December 30, 1993, the Company issued to Cecil Engineering Inc. 16,900 shares in connection with a payment of an account payable.

                    14.     On December 30, 1993, the Company issued to Melvin
          W. Ashland 3,000 shares in connection with a payment of an account payable.

                    15. On December 30, 1993, the Company issued to Malik Nasir Baz 2,000 shares in a private placement.

                    16.     On December 30, 1993, the Company issued to Leland
          B. Cecil 3,000 shares in connection with a payment of an account payable.

                    17. On December 30, 1993, the Company issued to Wayne E. Crumpley 4,000 shares for expense reimbursement.

                    18. On December 30, 1993, the Company issued to Janes Neufield 10,000 shares in a private placement.

                    19.     On December 30, 1993, the Company issued to Charles
          W. Richards 11,000 shares in connection with a payoff of a note payable.

                    20. On December 30, 1993, the Company issued to Doris Christine Scott 111,000 shares in connection with a payoff of a note payable.

                    21.     On December 30, 1993, the Company issued to Ephraim
          J. Acuirre 5,000 shares in a private placement.

                    22. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 220,000 shares in connection with a payment of a note payable.

                    23. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 20,000 shares in connection with a payment of a note payable.

                    24. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 50,000 shares in connection with a payment of a note payable.

                    25. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 50,000 shares in connection with a payment of a note payable.

                    26. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 40,000 shares in connection with a payment of a note payable.

                    27. On March 31, 1993, the Company issued to Herald Investment Co., Ltd. 20,000 shares in connection with a payment of a note payable.

                    28. On March 31, 1993, the Company issued to Armon K. Boyajian 100,000 shares in connection with a payment of a note payable.

                    29. On July 18, 1994, the Company issued to Raz Goen 20,000 shares in connection with a pay-off of an account payable.

                    30. On July 18, 1994, the Company issued to Sayad M. Janmohamed 150,000 shares in connection with a payment on a note payable.

                    31. On July 18, 1994, the Company issued to Alice Cutteridge 40,000 shares in connection with a payment on a note payable.

                    32. On July 18, 1994, the Company issued to Kent R. Spigute 20,000 shares in connection with an account payable/legal services.

                    33. On July 18, 1994, the Company issued to Herold Investment Company 200,000 shares in connection with a payment on a note payable.

                    34. On July 18, 1994, the Company issued to Cecil Engineering 27,200 shares in connection with a pay-off of an account payable.

                    35. On July 18, 1994, the Company issued to Tom Dooley 40,000 shares in connection with a pay-off of an account payable.

                    36. On July 18, 1994, the Company issued to Floyd and Judy Cannon 10,000 shares in connection with a pay-off of an account payable.

                    37. On September 22, 1994, the Company issued to California Quality Printer/Jeffrey M. Lawton 2,857 shares in connection with an account payable/printing.

                    38.     On September 22, 1994, the Company issued to Sayad
          M. Janmohamed 5,000 shares in connection with a payment on a note payable.

                    39. On September 22, 1994, the Company issued to Armon Boyajian c/o Herold Investment Company 2,857 shares in connection with a payment on a note payable.

                    40. On September 22, 1994, the Company issued to Herold Investment Company 16,429 shares in connection with a payment on a note payable.

                    41. On September 22, 1994, the Company issued to Lloyd Freltas 1,429 shares in a private placement.

                    42. On September 22, 1994, the Company issued to Western Technology Marketing 714 shares in connection with a pay-off of a note payable.

                    43. On September 22, 1994, the Company issued to Mark Dillon 7,143 shares for a finder's fee.

                    44. On September 22, 1994, the Company issued to Whitehall Montague & Cie 107,142 shares for a finder's fee.

                    45. On September 22, 1994, the Company issued to Jehu Hand 14,286 shares for legal services.

                    46. On December 22, 1994, the Company issued an aggregate of 12,960,000 shares of Common Stock (of which 2,699,000 shares were subsequently cancelled) and 36 shares of Series B Preferred Stock to Asean Capital in connection with the acquisition by the Company of an effective 51.4% interest in Harbin Bearing.

                    47. On January 14, 1996, the Company issued an aggregate of 6,800 shares of its Series B Convertible Preferred Stock to the shareholders of Southwest Products and a third party who provided a temporary loan to the Company, all in connection with the acquisition by the Company of Southwest Products.

                    48. On June 10, 1996, the Company issued 1,000,000 shares of its Common Stock to the Selling Shareholders, which shares are covered by the prospectus included within the Registration Statement.

                    49. On August 23, 1996, the Company's subsidiary, China Bearing, issued to four institutional investors an aggregate of $11,500,000 in principal amount of debentures convertible into the Common Stock of the Company.

          Item 16.  Exhibits and Financial Statement Schedules.
                    ------------------------------------------

               (a) The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.        Description of Document                    Page No.(s)
-----------        -----------------------                    -----------
             (2)   Plan of acquisition, reorganization,
                   arrangement, liquidation or succession.

 2.1               Share Exchange Agreement, dated December
                   2, 1994, between the Company, Valley
                   Financial, Inc., Wayne Crumpley and China
                   Bearing Holdings, Ltd. and Asean Capital
                   Limited, a subsidiary of Sunbase
                   Intentional./(1)/

 2.2               Asset Transfer and Assumption
                   Agreement dated December 16, 1994, between the Company and Valley Financial
                   Corporation./(1)/

             (3)   Certificates of Incorporation and Bylaws

 3.1               Nevada Articles of Incorporation./(1)/

 3.2               Articles of Merger./(1)/

 3.3               Amended and Restated Certificate of
                   Designation for Series A Convertible
                   Preferred Stock./(1)/

 3.4               Secured Promissory Note in favor of Asean
                   Capital Limited./(2)/

 3.5               Third Amended and Restated Certificate of
                   Designation for Series B Preferred Stock./(4)/

             (10)  Material contracts

10.1               Agreement between the Company and New
                   China Hong Kong with respect to the Sale and Purchase of shares of China Bearing, together with the Deed of Novation./(3)/

10.2               Memorandum and Articles of Association
                   of China International./(3)/

 10.3              Joint Venture Contract between China
                   International and Harbin Hazhou Bearing
                   Distributing Company with respect to
                   Harbin Sunbase./(3)/

10.4               Joint Venture Contract between China
                   Intentional and Harbin Bearing Everising
                   Construction and Development Ltd. with
                   respect to Harbin Xinhengli./(3)/

10.5               Amended Articles of Association of Harbin
                   Sunbase./(3)/

10.6               Articles of Association of Harbin
                   Xinhengli./(3)/

10.7               Articles of Association of Harbin
                   Bearing./(3)/

10.8               Agreement between Harbin Sunbase and
                   Harbin Bearing with respect to the
                   provision of financial management services to Harbin Bearing./(3)/

10.9               Agreement between Harbin Xinhengli and
                   Harbin Bearing with respect to the
                   provisions of sales and marketing services to Harbin Bearing./(3)/

10.10              Pension Fund Aggregation Agreement
                   Harbin Bearing and Harbin Holdings with
                   respect to pension payments for existing employees./(3)/

10.11              Trademark Licensing Agreement between
                   Harbin Bearing and Harbin Holdings with
                   respect to the "HRB" trademark./(3)/

10.12              Service Agreement between Harbin
                   Holdings and Harbin Bearing./(3)/

10.13              Land Use Right Lease Agreement between
                   Harbin Holdings and Harbin Bearing./(3)/


 10.14             Power Supply and Manufacturing
                   Equipment Lease Agreement between
                   Harbin Precision and Harbin Bearing./(3)/

10.15              Plant Buildings Lease Agreement between
                   Harbin Precision and Harbin Bearing./(3)/

10.16              Ancillary and Transport Equipment Lease
                   Agreement between Harbin Precision and
                   Harbin Bearing./(3)/

10.17              Agreement and Plan of Reorganization and
                   Merger dated as of December 29, 1995
                   among the Company, Southwest Products
                   and the shareholders of Southwest
                   Products./(4)/

10.18              Employment Agreement dated as of
                   January 16, 1996 between the Company,
                   Southwest Products and William McKay./(4)/

10.19              1995 Stock Option Plan./(5)/

10.20              Form of Registration Rights Agreement
                   relating to the Private Placement Shares./(5)/

10.21              Employment Agreement dated as of
                   August 1, 1996 between the Company and
                   Billy Kan./(5)/

10.22              Subscription Agreement (together with
                   Form of Debentures and Guaranty) dated
                   August 2, 1996 among China Bearing,
                   Asean Capital, China International Bearing
                   Holdings Limited, the Company, Southwest
                   Products, Glory Mansion Limited, Wardley
                   China Investment Trust, MC Private Equity
                   Partners Asia Limited and Chine
                   Investissement 2000./(5)/


_____________
(1) Filed with the Company's Form 8-K, dated December 22, 1994 and incorporated herein.
(2) Filed with the Company's Form 8-K/A, dated December 22, 1994 and incorporated by reference herein.
(3) Filed with the Company's Form 10-K dated March 3, 1995 and incorporated by reference herein.
(4) Filed with the Company's Form 10-K dated May 3, 1996 and incorporated by reference herein.

(5) Filed with the Company's registration statement on Form S-1 dated October 23, 1996 and incorporated by reference herein.
22   The Company's subsidiaries are:

                                                 Effective
                                                 Percentage          Place of
Name of Subsidiary                               Ownership           Incorporation
------------------                               ----------          -------------
China Bearing                                     100%                Bermuda
Holdings Limited

China International                               100%                Hong Kong
Bearing Holdings Limited

Harbin Sunbase                                     99%                People's Republic of
Development Company Limited                                           China JV Holding
                                                                      Company

Harbin Xinhengli                                   99.90%             People's Republic of
Development                                                           China JV Holding
Company Limited                                                       Company

Harbin Bearing                                     51.4%              People's Republic of
Company, Ltd.                                                         China Joint Stock
                                                                      Company

Smith Acquisition Company, Inc.,                  100%                California
dba Southwest Products Company


23.1               Consent of Ernst & Young.

          ______________
          (b)  FINANCIAL STATEMENT SCHEDULES

               Consolidated Financial Statements for the years ended December 31, 1995 and 1994 and for the six months ended June 30, 1996.

Item 17.  Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (h)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on December 6, 1996.

                                       SUNBASE ASIA, INC.


                                       By: /s/ William McKay
                                           --------------------------------
                                           William McKay,
                                           President


          Pursuant to the requirements of the Securities Act of 1933, this Amendment to its Registration Statement has been signed by the following persons in the capacities indicated on December 6, 1996.


Date:  December 6, 1996      By:   /s/ Gunter Gao
                                   --------------------------------------------
                                   Gunter Gao, Chairman and Director


Date:  December 6, 1996      By:   /s/ Billy Kan
                                   --------------------------------------------
                                   Billy Kan, Vice Chairman and Director


Date:  December 6, 1996      By:   /s/ William McKay
                                   --------------------------------------------
                                   William McKay, Chief Executive Officer,
                                   President and Director


Date:  December 6, 1996      By:   /s/ (Roger) Li Yuen Fai
                                   --------------------------------------------
                                   (Roger) Li Yuen Fai, Vice President and
                                   Chief Financial Officer and Director

Date:  December 6, 1996      By:   /s/ (Franco) Ho Cho Hing
                                   --------------------------------------------
                                   (Franco) Ho Cho Hing, Director


Date:  December 6, 1996      By:   /s/ (Dickens) Chang Shing Yam
                                   --------------------------------------------
                                   (Dickens) Chang Shing Yam, Chief
                                   Accounting Officer


Date:  December 6, 1996      By:   /s/ Philip P.Y. Yuen
                                   --------------------------------------------
                                   Philip P.Y. Yuen, Director


Date:  December 6, 1996      By:   /s/ George Raffini
                                   --------------------------------------------
                                   George Raffini, Director